UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

RAVEN INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, par value $1.00 per share
(2)

Aggregate number of securities to which transaction applies:

As of July 15, 2021, (A) 35,917,637 shares of common stock, net of treasury shares; (B) 104,960 shares of common stock underlying options with an exercise price below the per share merger consideration of $58.00; (C) 615,224 shares of common stock underlying the Company’s restricted stock units; and (D) 167,874 shares of common stock underlying the Company’s deferred stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (A) 35,917,637 shares of common stock, multiplied by $58.00; (B) 104,960 shares of common stock, which is the total number of shares issuable upon exercise of the Company’s outstanding options, with an exercise price less than $58.00, multiplied by $26.26 (which is the difference between $58.00 and the weighted average exercise price of $31.74 for such options, rounded to the nearest cent); (C) 615,224 shares of common stock underlying the Company’s restricted stock units, multiplied by $58.00; and (D) 167,874 shares of common stock underlying the Company’s deferred stock units, multiplied by $58.00.

(4)	Proposed maximum aggregate value of transaction: $2,131,398,879.60
(5)

Total fee paid:

$232,535.62, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001091 by the proposed maximum aggregate value of the transaction of $2,131,398,879.60.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

Raven Industries, Inc.

205 East 6th Street, P.O. Box 5107, Sioux Falls, South Dakota 57117

[●], 2021

Dear Shareholder:

On June 20, 2021, Raven Industries, Inc. (the “Company”, “Raven” or “we”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNH Industrial N.V., a Netherlands public limited liability company (“CNH Industrial”), and CNH Industrial South Dakota, Inc., a South Dakota corporation and wholly owned subsidiary of CNH Industrial (“Merger Subsidiary”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Subsidiary will merge with and into the Company (the “Merger”). As a result of the Merger, Merger Subsidiary will cease to exist, and the Company will survive as a wholly owned subsidiary of CNH Industrial.

If the Merger is completed, Raven shareholders will have the right to receive $58.00 in cash, without interest, for each share of common stock, par value $1.00 per share, of Raven that they own immediately prior to the effective time of the Merger. The purchase price represents a premium of approximately 50% over Raven’s closing share price on June 18, 2021, the last trading day prior to the announcement that Raven had entered into the Merger Agreement, and a premium of approximately 34% to Raven’s thirty (30)-trading-day volume-weighted average stock price on the same date.

We will hold a virtual special meeting of our shareholders in connection with the proposed Merger on [•] at [•] CDT (the “special meeting”) (unless the special meeting is adjourned or postponed). The special meeting is scheduled to be held exclusively online via live webcast. There will not be a physical meeting location. To attend the virtual special meeting, you must pre-register by visiting register.proxypush.com/ravn and following the registration instructions on that website before the meeting begins. You will need to enter the control number that is provided on your proxy card to be able to pre-register. Upon pre-registering, you will receive a confirmation email. Approximately one hour before the special meeting, all those who have pre-registered will receive an email with a unique website link that will allow them to access and participate in the meeting, including listening to the full webcast, submitting questions, voting and viewing a list of shareholders entitled to vote at the meeting. To view this list of shareholders during the meeting, you will need to enter your control number. You will also have the opportunity to submit questions during the pre-registration process. We plan to respond to all appropriate questions during the webcast. Entrance to the special meeting will open 15 minutes before the designated start time. We recommend that you access the meeting website prior to the designated start time to ensure that you are logged in when the meeting begins. Technical support will be available before and during the virtual special meeting; if you encounter any technical difficulties accessing or participating in the meeting, please call the technical support number that will be provided in the email that will be sent approximately one hour before the meeting. The pre-registration website will also include an email address for technical support. Please note that you will not be able to attend the special meeting in person.

At the special meeting (or any adjournment or postponement thereof), shareholders will be asked to vote on the proposal to approve the Merger Agreement, as it may be amended from time to time. South Dakota law requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy at the special meeting (provided a quorum is present or represented by proxy).

We cannot complete the Merger unless Raven shareholders approve the Merger Agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the special meeting via the virtual meeting website, please complete, sign and date the enclosed proxy card and return it in the envelope provided or vote by telephone (at the toll-free number indicated on the proxy card) or via the internet (at the voting site indicated on the proxy card) as promptly as possible so that your shares may be represented and voted at the special meeting (or any adjournment or postponement thereof).

After careful consideration, the Raven board of directors has determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Raven shareholders and has approved the Merger Agreement. The Raven board of directors recommends that Raven shareholders vote “FOR” the proposal to approve the Merger Agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger. The Raven board of directors recommends that Raven shareholders vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement.

The proposal to approve an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the Merger Agreement requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (provided a quorum is present or represented by proxy). The Raven board of directors recommends that Raven shareholders vote “FOR” the proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

The obligations of Raven and CNH Industrial to complete the Merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Raven, the special meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners, Inc. (“MacKenzie Partners”), our proxy solicitor, by calling toll-free at (800) 322-2885 or by email at RAVNproxy@mackenziepartners.com.

Thank you for your prompt consideration of this matter.

Sincerely,

Marc E. LeBaron Chairman of the Board of Directors

Daniel A. Rykhus President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated [●], 2021 and, together with the enclosed form of proxy, is first being mailed to Raven shareholders on or about [●], 2021.

Raven Industries, Inc.

205 East 6th Street, P.O. Box 5107, Sioux Falls, SD 57117-5107

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE & TIME	[●] at [●], CDT.
PLACE	The special meeting of shareholders of Raven will be exclusively online via live webcast (the “special meeting”). To attend the special meeting, you must pre-register by visiting register.proxypush.com/ravn and following the registration instructions on that website before the meeting begins. You will need to enter the control number that is provided on your proxy card to be able to pre-register. Upon pre-registering, you will receive a confirmation email. Approximately one hour before the special meeting, all those who have pre-registered will receive an email with a unique website link (the “virtual meeting website”), where you will be able to participate in the special meeting, vote and submit your questions during the special meeting. There will not be a physical meeting location.
ITEMS OF BUSINESS	Consider and vote on:
• A proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”) dated June 20, 2021, by and among Raven, CNH Industrial N.V., a Netherlands public limited liability company (“CNH Industrial”), and CNH Industrial South Dakota, Inc., a South Dakota corporation and wholly owned subsidiary of CNH Industrial (“Merger Subsidiary”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Subsidiary will merge with and into Raven (the “Merger”), with Raven surviving the Merger as a wholly owned subsidiary of CNH Industrial;
• A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger; and
• A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.
RECORD DATE	Shareholders of record at the close of business on [●], 2021 are entitled to notice of and may vote at the special meeting.
A complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each shareholder, will be prepared by the Corporate Secretary at Raven Industries, Inc., 205 E. 6th Street, P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, or the transfer agent in charge of the stock ledger of Raven. Such list will be open for examination by any Raven shareholder at such address beginning two business days after the date of this notice and continuing through the meeting.
VOTING BY PROXY	The Raven board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by returning your proxy by mail (no extra postage is needed for the provided envelope if mailed in the United States), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting via the virtual meeting website, your proxy prior to the special meeting will be revoked.
RECOMMENDATIONS	The Raven board of directors recommends that you vote:
• “FOR” the proposal to approve the Merger Agreement;
• “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger; and
• “FOR” the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIA THE VIRTUAL MEETING WEBSITE, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS, OR BY MAIL BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY VIA THE VIRTUAL MEETING WEBSITE, YOU MAY DO SO.

Your proxy may be revoked at any time before the vote at the special meeting, or any adjournment or postponement thereof, by (i) giving the Office of the Corporate Secretary written notice of revocation, (ii) returning a later-dated proxy or (iii) attending the special meeting and voting via the virtual meeting website.

Please note that we intend to limit attendance at the special meeting to shareholders at the close of business on the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares or obtain a proxy, executed in your favor, from that record holder giving you the right to vote the shares at the special meeting.

The proxy statement of which this notice forms a part provides a detailed description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Raven common stock, please contact Raven’s proxy solicitor:

1407 Broadway, 27th Floor

New York, NY 10018

Shareholders May Call Toll-Free: (800) 322-2885

Or Call: (212) 929-5500

Or Email: RAVNproxy@mackenziepartners.com

By Order of the Board of Directors of Raven Industries, Inc.,

Marc E. LeBaron Chairman of the Board of Directors

Sioux Falls, South Dakota

[●], 2021

Raven Industries, Inc.

205 East 6th Street, P.O. Box 5107, Sioux Falls, SD 57117-5107

Raven Industries, Inc.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

Page

SUMMARY	7
QUESTIONS AND ANSWERS	17
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	25
THE COMPANIES	25
THE SPECIAL MEETING	26
Date, Time and Place	26
Purpose of the Special Meeting	26
Recommendation of the Raven Board of Directors	26
Record Date; Shareholders Entitled to Vote	27
Quorum	27
Required Vote	27
Abstentions and Broker Non-Votes	27
Failure to Vote	28
Voting by Raven’s Directors and Executive Officers	28
Voting at the Special Meeting	28
Shares Held in Name of Broker	30
Tabulation of Votes	30
Solicitation of Proxies	30
Adjournment	30
Other Information	30
THE MERGER (PROPOSAL 1)	31
Effects of the Merger	31
Effects on Raven If the Merger Is Not Completed	32
Background of the Merger	32
Raven’s Reasons for the Merger	37
Recommendation of the Raven Board of Directors	40
Opinion of Raven’s Financial Advisor	40
Projected Financial Information	46
Interests of Raven Directors and Executive Officers in the Merger	47
Financing of the Merger	53
Regulatory Clearances and Approvals Required for the Merger	53
Accounting Treatment	53
Material U.S. Federal Income Tax Consequences of the Merger	53
Delisting and Deregistration of Raven Common Stock	54
No Appraisal Rights	54

THE MERGER AGREEMENT	54
Structure of the Merger	54
Closing and Effective Time of the Merger	54
Effect of the Merger on Raven Common Stock	55

Procedures for Surrendering Shares for Payment	55
Withholding	56
Treatment of Raven Equity Awards	56
Representations and Warranties	57
Definition of “Material Adverse Effect”	59
Conduct of the Business Pending the Merger	60
Board Obligation to Call a Shareholders’ Meeting	63
Restrictions on Solicitation of Acquisition Proposals	63
Changes in Board Recommendation	65
Regulatory Clearances and Approvals Required for the Merger	66
Litigation Related to the Merger	68
Employee Matters	69
Directors’ and Officers’ Indemnification and Insurance	70
Financing of the Merger	71
Other Covenants	71
Conditions to Completion of the Merger	71
Termination of the Merger Agreement	72
Termination Fee Payable by Raven	73
Regulatory Termination Fee	74
Remedies; Maximum Liability	74
Specific Performance	74
Fees and Expenses	75
Amendments and Waivers	75
Governing Law and Venue, Waiver of Jury Trial	75
MARKET PRICES OF RAVEN COMMON STOCK	75
Dividend Policy	76
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)	77
VOTE ON ADJOURNMENT (PROPOSAL 3)	78
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	79
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	81
FUTURE RAVEN SHAREHOLDER PROPOSALS	83
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS	84
WHERE YOU CAN FIND MORE INFORMATION	85

Annex A—Merger Agreement
Annex B—Fairness Opinion of J.P. Morgan Securities LLC

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Raven included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “the Company,” “Raven,” “we,” “us” or “our” in this proxy statement refer to Raven Industries, Inc., a South Dakota corporation; all references to “CNH Industrial” refer to CNH Industrial N.V., a Netherlands public limited liability company; all references to “Merger Subsidiary” refer to CNH Industrial South Dakota, Inc., a South Dakota corporation and a wholly owned subsidiary of CNH Industrial formed for the sole purpose of effecting the Merger; all references to “Raven common stock” refer to the common stock, par value $1.00 per share, of Raven; all references to the “Board” refer to the board of directors of Raven; all references to the “Merger” refer to the merger of Merger Subsidiary with and into Raven with Raven surviving as a wholly owned subsidiary of CNH Industrial; and, unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of June 20, 2021, as may be amended from time to time, by and among Raven, CNH Industrial and Merger Subsidiary, a copy of which is included as Annex A to this proxy statement. Raven, following the completion of the Merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

THE COMPANIES

Raven Industries, Inc. (see page [●])

Raven is a diversified technology company providing a variety of products to customers within the industrial, agricultural, geomembrane, construction, commercial lighter-than-air, and aerospace and defense markets. Raven markets its products around the world and has its principal operations in the United States of America. Raven began operations as a manufacturer of high-altitude research balloons before diversifying into product lines that extended from technologies and production methods of this original balloon business.

Raven’s principal executive office is located at 205 E. 6th Street, Sioux Falls, South Dakota 57104. Raven’s telephone number is (605) 336-2750. Raven’s internet website address is www.ravenind.com. The information provided on the Raven website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.

Shares of Raven common stock are listed and trade on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “RAVN.”

CNH Industrial N.V. (see page [●])

CNH Industrial is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. CNH Industrial is engaged in the design, production, marketing, sale, and financing of agricultural and construction equipment, trucks, commercial vehicles, buses and specialty vehicles for firefighting, defense and other uses, as well as engines, transmissions and axles for those vehicles and engines for marine and power generation applications. CNH Industrial has industrial and financial services companies located in 44 countries and a commercial presence in approximately 180 countries.

CNH Industrial’s principal executive office is located at 25 St. James’s Street, London, SW1A 1HA, United Kingdom. CNH Industrial’s telephone number is +44-207-7660-346. CNH Industrial’s website address is www.cnhindustrial.com.

Shares of CNH Industrial’s common stock are listed and trade on the New York Stock Exchange and the Mercato Telematico Azionario of the Borsa Italiana under the symbol “CNHI.”

CNH Industrial South Dakota, Inc. (see page [●])

Merger Subsidiary is a wholly owned subsidiary of CNH Industrial and was formed in June of 2021 solely for the purpose of completing the Merger with Raven. Merger Subsidiary has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Subsidiary’s principal executive office is located at 700 State Street, Racine, WI 53404. Merger Subsidiary’s telephone number is [●].

THE MERGER

A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page [●] of this proxy statement.

Effects of the Merger (see page [●])

If the Merger is completed, then, at the effective time of the Merger (the “Effective Time”), Merger Subsidiary will be merged with and into Raven in accordance with the South Dakota Business Corporation Act (“South Dakota Law”). As a result of the Merger, the separate existence of Merger Subsidiary will cease, and Raven will survive the Merger as a wholly owned subsidiary of CNH Industrial.

Upon consummation of the Merger, your shares of Raven common stock will be converted into the right to receive the Merger Consideration described below. As a result, you will not own any shares of the surviving corporation, and you will no longer have any interest in its future earnings or growth. As a result of the Merger, Raven will cease to be a publicly traded company and will be wholly owned by CNH Industrial. Following consummation of the Merger, Raven’s common stock will be de-listed from the Nasdaq and Raven will no longer be subject to reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Merger Consideration (see page [●])

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Raven shareholders will have the right to receive $58.00 in cash, without interest (the “Merger Consideration”), for each share of Raven common stock that they own immediately prior to the Effective Time (except for shares owned by Raven, CNH Industrial or any of their respective subsidiaries).

Treatment of Company Equity and Performance-Based Cash Awards (see page [●])

The Merger Agreement provides that, at or immediately prior to the Effective Time, the outstanding equity awards of the Company will be treated as follows:

Each restricted stock unit entitling the holder to the delivery of Raven common stock upon satisfaction of vesting or other forfeiture conditions, whether settled in cash or in Raven common stock (a “Raven RSU”) that is outstanding under Raven’s 2019 Equity Incentive Plan, Raven’s Amended and Restated 2010 Stock Incentive Plan or Raven’s Deferred Stock Compensation Plan for Directors of Raven (together, the “Raven Stock Plans”), whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven RSU. Any accrued but unpaid dividends granted with respect to a Raven RSU will automatically vest and be paid or distributed to the holder of such Raven RSU. To the extent the number of shares of Raven common stock underlying a Raven RSU is based on the satisfaction of performance conditions, such performance conditions will be deemed to have been earned at the greater of (i) the target amount under the terms of the applicable award agreement and (ii) the amount based on the actual performance level achieved under such award agreement based on performance through the Effective Time, such performance to be determined by Raven’s reasonable determination of performance as of immediately prior to the Effective Time. Any payment in respect of Raven RSUs and dividends accrued with respect to Raven RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Each director deferred stock unit entitling a director to the delivery of Raven common stock upon satisfaction of vesting or other forfeiture conditions, whether settled in cash or in Raven common stock (a “Raven DSU”), that is outstanding under a Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven DSU. Any accrued but unpaid dividends granted with respect to a Raven DSU will automatically vest and be paid or distributed to the holder of such Raven DSU. Any payment in respect of Raven DSUs and dividends accrued with respect to Raven DSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Each option to acquire shares of Raven common stock (a “Raven Stock Option”) that is outstanding under a Raven Stock Plan, whether or not vested or exercisable, will automatically be canceled in exchange for the right to receive an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Raven Stock Option by (ii) the number of shares of Raven common stock underlying the Raven Stock Option. Any Raven Stock Option for which the exercise price is equal to or greater than the Merger Consideration will be canceled without any consideration.

Recommendation of the Raven Board of Directors (see page [●])

After careful consideration, the Board approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Certain factors considered by the Board in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger (Proposal 1)—Raven’s Reasons for the Merger” beginning on page [●] of this proxy statement.

The Board recommends that Raven shareholders vote:

•	“FOR” the proposal to approve the Merger Agreement;

•	“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger; and

•	“FOR” the proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

Opinion of Raven’s Financial Advisor (see page [●])

Pursuant to an engagement letter dated April 8, 2021, Raven retained J.P. Morgan as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger.

At the meeting of the Board on June 20, 2021, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the various factors, assumptions, limitations, qualifications and conditions set forth in its written opinion, the Merger Consideration to be paid to the holders of Raven common stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its June 20, 2021 oral opinion by delivering its written opinion to the Board, dated June 20, 2021, that, as of such date, the Merger Consideration to be paid to the holders of Raven common stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated June 20, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex [•] to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Raven’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid in the proposed

Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any class of securities, creditors or other constituencies of Raven or as to the underlying decision by Raven to engage in the proposed Merger. The opinion does not constitute a recommendation to any shareholder of Raven as to how such shareholder should vote with respect to the proposed Merger or any other matter.

For additional information, see the section entitled “The Merger (Proposal 1)—Opinion of Raven’s Financial Advisor” beginning on page [●] and Annex B to this proxy statement.

Financing of the Merger (see page [●])

Completion of the Merger is not subject to a financing condition. CNH Industrial has represented in the Merger Agreement that it has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page [●])

The exchange of Raven common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•] of this proxy statement and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances and Approvals Required for the Merger (see page [●])

The completion of the Merger is conditioned on, among other things, certain specified regulatory approvals having been obtained and remaining in full force and effect (or, in the case of certain specified regulatory approvals that are statutory waiting periods, having expired or been terminated), including the expiration or termination of any applicable waiting period under the HSR Act and the receipt of CFIUS approval. The Company and CNH Industrial filed their respective Notification and Report Forms with the Antitrust Division and the FTC on July 12, 2021. The waiting period under the HSR Act is expected to expire on August 11, 2021.

Under the terms of the Merger Agreement, each of Raven and CNH Industrial have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable with any government authority or other third party all documentation to effect all necessary filings and obtaining certain specified regulatory approvals.

See the section entitled “The Merger Agreement—Regulatory Clearances and Approvals Required for the Merger” beginning on page [●] of this proxy statement for a more detailed discussion of the parties’ obligations with respect to obtaining regulatory approvals in connection with the Merger.

Expected Timing of the Merger (see page [●])

We expect to complete the Merger in the fourth quarter of 2021. The Merger is subject to various conditions, however, and it is possible that factors outside the control of Raven or CNH Industrial could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the Merger. We expect to complete the Merger promptly following the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the Merger. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement.

Conditions to Completion of the Merger (see page [●])

As more fully described in this proxy statement and in the Merger Agreement, each party’s obligation to consummate the Merger depends on a number of conditions being satisfied, including:

•	approval of the Merger Agreement by an affirmative vote of a majority of the votes cast by the holders of outstanding shares of Raven common stock at Raven’s shareholder meeting (the “Shareholder Approval”) in accordance with South Dakota Law;

•	no order or injunction issued by any court of competent jurisdiction in the United States preventing the consummation of the Merger having taken effect after the date of the Merger Agreement and still being in effect;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to the Merger having expired or been terminated;

•	CFIUS approval (as described in the section entitled “The Merger Agreement— Regulatory Clearances and Approvals Required for the Merger”) having been obtained and remaining in full force and effect;

•	certain specified regulatory approvals having been obtained and, in each case, such approvals are not conditioned on CNH Industrial taking any action that would constitute a materially burdensome regulatory condition (as described in the section entitled “The Merger Agreement—Regulatory Clearances and Approvals Required for the Merger”);

•	subject to certain qualifications, the other party having performed in all material respects all of its obligations under the Merger Agreement contemplated to be performed by it at or prior to the Effective Time; and

•	subject to certain qualifications, the accuracy of representations and warranties made by the other party in the Merger Agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties).

Restrictions on Solicitation of Acquisition Proposals (see page [●])

Subject to certain exceptions, Raven has agreed that from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, except as otherwise set forth below, Raven and its subsidiaries will not, and will cause their respective directors, officers and employees, and instruct their investment bankers, attorneys, accountants, consultants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any “acquisition proposal” (as described in the section entitled “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals”) or offer or inquiry that would reasonably be expected to lead to any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to Raven or any of its subsidiaries or afford access to the business, properties, assets, books or records of Raven or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist or participate in any effort by any third party that is seeking to make, or has made, an acquisition proposal;

•	make an adverse recommendation change (as described in the section entitled “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals”);

•	fail to enforce or grant a waiver or release under a standstill or similar agreement with respect to any class of equity securities of Raven or any of its subsidiaries;

•	approve any transaction under, or any person becoming an “interested shareholder” under, the business combination provisions of South Dakota Law (Section 47-33-17 to Section 47-33-19, inclusive);

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal; or

•	publicly propose to do any of the foregoing.

Raven also agreed in the Merger Agreement to (and agreed to cause its subsidiaries to) cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives with respect to any acquisition proposal and to send written notice demanding that any such third party or its representatives in possession of non-public information in respect of Raven or its subsidiaries return or destroy all such information, and that it would promptly terminate all physical and electronic data access previously granted to such persons.

Notwithstanding the restrictions described above, if at any time prior to obtaining the Shareholder Approval, (i) Raven or any of its representatives receives a bona fide acquisition proposal that the Board reasonably believes, after consultation with Raven’s financial advisor, constitutes or is reasonably likely to lead to a “superior proposal” (as described in the section entitled “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals”) and (ii) the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then Raven may provide information to and engage in discussions or negotiations with a third party. Raven must deliver prior written notice to CNH Industrial advising that it intends to provide such information or engage in such discussions or negotiations, and Raven must keep CNH Industrial promptly informed of the status and material terms of any such discussions or negotiations with the applicable third party with respect to any acquisition proposal.

Changes in Board Recommendation (see page [●])

At any time prior to obtaining the approval of Raven’s shareholders, the Board is permitted to make an adverse recommendation change (i) following receipt of a superior proposal that did not result from a willful and material breach of the no-shop covenant or (ii) in response to an “intervening event” (as described in the section entitled “The Merger Agreement—Changes in Board Recommendation”), in each case, only if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that:

•	Raven promptly notifies CNH Industrial in writing at least five business days before taking such action, attaching (A) in the case of an adverse recommendation change to be made following receipt of a superior proposal, the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making the superior proposal, or (B) in the case of an adverse recommendation change to be made pursuant to an intervening event, a reasonably detailed description of the reasons for making such adverse recommendation change;

•	Raven negotiates in good faith with CNH Industrial (if requested by CNH Industrial) for five business days following such notice regarding any proposal by CNH Industrial to amend the terms of the Merger Agreement in response to such potential adverse recommendation change; and

•	The Board determines in good faith, after consultation with its outside legal counsel and Raven’s financial advisor, that CNH Industrial has not made, within such five business day period, an offer that (A) in the case of any adverse recommendation change to be made following receipt of a superior proposal, is at least as favorable to Raven’s shareholders as such superior proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such superior proposal shall require a new written notification from Raven and a new three business day period) or (B) in the case of an adverse recommendation change to be made pursuant to an intervening event, obviates the need for such adverse recommendation change.

The Board may, at any time prior to, but not after, the Shareholder Approval has been obtained, change its recommendation with respect to the Merger Agreement following the receipt of an acquisition proposal that it determines to be a superior proposal and terminate the Merger Agreement; provided that Raven (i) has complied with the requirements set forth above and described in the section entitled “The Merger Agreement—Changes in Board Recommendation”, (ii) concurrently with such termination, enters into a definitive agreement pursuant to which such superior proposal is to be effected and (iii) concurrently with such termination, pays to CNH Industrial the termination fee of $64 million required to be paid to CNH Industrial as described in the section entitled “The Merger Agreement—Termination Fee Payable by Raven” beginning on page [●] of this proxy statement.

In addition, if the Board changes its recommendation with respect to the Merger Agreement prior to the Shareholder Approval having been obtained, CNH Industrial may terminate the Merger Agreement and collect the termination fee of $64 million as described in the section entitled “The Merger Agreement—Termination Fee Payable by Raven” beginning on page [●] of this proxy statement.

Termination of the Merger Agreement (see page [●])

•	The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by Raven shareholders):

•	by mutual written agreement of Raven and CNH Industrial;

•	by either Raven or CNH Industrial if:

•	The Merger has not been consummated on or before July 1, 2022; provided that this termination right will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time;

•	There is any order or injunction issued by a court of competent jurisdiction in the United States preventing the consummation of the Merger and such order or injunction shall have become final and non-appealable;

•	at the meeting of Raven shareholders to approve the Merger Agreement (including any adjournment or postponement thereof), the Shareholder Approval is not obtained; or

•	there is any Final CFIUS Turndown (as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

•	by CNH Industrial if:

•	at any time prior to, but not after, the Shareholder Approval having been obtained, an adverse recommendation change has occurred; or

•	Raven has breached any representation or warranty or failed to perform any covenant or agreement on the part of Raven set forth in the Merger Agreement that would cause the applicable closing conditions not to be satisfied, and such condition is incapable of being cured or, if curable, is not cured by Raven within the earlier of 30 days of receipt by Raven of written notice of such breach or failure or July 1, 2022; provided that, at the time of the delivery of such notice, neither CNH Industrial nor Merger Subsidiary is in breach of its obligations under the Merger Agreement; or

•	by Raven if:

•	at any time prior to, but not after, the Shareholder Approval having been obtained, the Board has made an adverse recommendation change in order to enter into a definitive agreement concerning a superior proposal; provided that this termination right will only be available to Raven if Raven:

•	has complied with the requirements set forth in the Merger Agreement for making an adverse recommendation change;

•	concurrently enters into a definitive agreement pursuant to which such superior proposal is to be effected; and

•	concurrently pays to CNH Industrial the termination fee required to be paid to CNH Industrial; or

•	CNH Industrial has breached any representation or warranty or failed to perform any covenant or agreement on the part of CNH Industrial or Merger Subsidiary set forth in the Merger Agreement that would cause the applicable closing conditions not to be satisfied, and such condition is incapable of being cured or, if curable, is not cured by CNH Industrial or Merger Subsidiary within the earlier of 30 days of receipt by CNH Industrial or Merger Subsidiary of written notice of such breach or failure or July 1, 2022; provided that, at the time of the delivery of such notice, Raven is not in breach of its obligations under the Merger Agreement.

Termination Fee Payable by Raven (see page [●])

•	Raven has agreed to pay CNH Industrial a termination fee of $64 million in immediately available funds, within three business days of:

•	CNH Industrial’s termination of the Merger Agreement because an adverse recommendation change has occurred; or

•	Raven’s termination of the Merger Agreement because the Board has made an adverse recommendation change in order to enter into a definitive agreement to accept a superior proposal (subject to compliance with the requirements as described above).

•	Additionally, Raven must pay CNH Industrial the termination fee of $64 million if either (i) CNH Industrial or Raven terminate the Merger Agreement because the Merger was not consummated by July 1, 2022 or the Shareholder Approval was not obtained at the shareholder meeting, or (ii) CNH Industrial terminates the Merger Agreement because of Raven’s intentional breach of the no–shop covenant, and:

•	at or prior to such termination, an acquisition proposal was publicly announced, which was not withdrawn (1) prior to the Raven shareholder meeting, with respect to termination because the Shareholder Approval was not obtained at the shareholder meeting or (2) at least ten business days prior to the date of termination, with respect to termination because the Merger was not consummated by July 1, 2022 or because of Raven’s intentional breach of the no-shop covenant; and

•	within twelve months of such termination, an acquisition proposal (whether or not the same one) is consummated or a definitive agreement relating to an acquisition proposal (whether or not the same one) is entered into by Raven (provided that all references to “25% or more” in the definition of acquisition proposal will be deemed to be a reference to “more than 50%”).

Regulatory Termination Fee (see page [•])

CNH Industrial has agreed to pay Raven a termination fee of $200 million under certain circumstances if the Merger Agreement is terminated in connection with a failure to obtain required regulatory approvals. See the section entitled “The Merger Agreement—Regulatory Termination Fee” beginning on page [●] of this proxy statement.

Remedies; Maximum Liability (see page [●])

The Merger Agreement provides that, upon any termination of the Merger Agreement under circumstances where the termination fee is payable by Raven and the termination fee is paid in full, CNH Industrial and Merger Subsidiary will be precluded from any other remedy against Raven, at law or in equity or otherwise, and neither CNH Industrial nor Merger Subsidiary will seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Raven or any of Raven’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the Merger Agreement or the transactions contemplated thereby.

The Merger Agreement also provides that, upon any termination of the Merger Agreement under circumstances where the regulatory termination fee is payable by CNH Industrial and such termination fee is paid in full, Raven will be precluded from any other remedy against CNH Industrial, at law or in equity or otherwise, and Raven will not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against CNH Industrial or any of CNH Industrial’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the Merger Agreement or the transactions contemplated thereby.

If the Merger Agreement is terminated under circumstances where the termination fee is not payable by Raven and the regulatory termination fee is not payable by CNH Industrial, the Merger Agreement will become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party); provided that, if such termination results from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party will be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such failure.

Specific Performance (see page [●])

The Merger Agreement provides that the parties will be entitled to an injunction to prevent breaches of the Merger Agreement and to specifically enforce the performance of the terms and provisions of the Merger Agreement in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

No Appraisal Rights (see page [●])

Under Section 47-1A-1302.1 of South Dakota Law, the holders of Raven common stock will not have appraisal rights in connection with the Merger.

The Special Meeting (see page [●])

To attend the virtual special meeting, you must pre-register by visiting register.proxypush.com/ravn and following the registration instructions on that website before the meeting begins. You will need to enter the control number that is provided on your proxy card to be able to pre-register. Upon pre-registering, you will receive a confirmation email.

Approximately one hour before the special meeting, all those who have pre-registered will receive an email with a unique website link that will allow them to access and participate in the meeting, including listening to the full webcast, submitting questions, voting and viewing a list of shareholders entitled to vote at the meeting. To view this list of shareholders during the meeting, you will need to enter your control number. You will also have the opportunity to submit questions during the pre-registration process. We plan to respond to all appropriate questions during the webcast.

Entrance to the special meeting will open 15 minutes before the designated start time. We recommend that you access the meeting website prior to the designated start time to ensure that you are logged in when the meeting begins. Technical support will be available before and during the virtual special meeting; if you encounter any technical difficulties accessing or participating in the meeting, please call the technical support number that will be provided in the email that will be sent approximately one hour before the meeting. The pre-registration website will also include an email address for technical support.

Please note that recording the special meeting will not be permitted.

The special meeting is being held in order to consider and vote on the following:

•	A proposal to approve the Merger Agreement, which is further described in the sections entitled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages [●] and [●], respectively, of this proxy statement;

•	A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger, discussed under the section entitled “The Merger (Proposal 1)—Interests of Raven Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement; and

•	A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

Only holders of record of Raven common stock at the close of business on [•], the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [•] shares of Raven common stock were issued and outstanding, approximately [•]% of which were held by Raven’s directors and executive officers. We currently expect that all of Raven’s directors and all executive officers will vote their shares in favor of the proposal to approve the Merger Agreement and the other proposals to be considered at the special meeting, although no director or executive officer is obligated to do so.

The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority of the shares of Raven common stock issued and outstanding and entitled to vote at the close of business on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. If a quorum is not present, a majority of the Raven shareholders present or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting from time to time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Raven to additional expense.

You may cast one vote for each share of Raven common stock that you own at the close of business on the record date. Approval of the Merger Agreement requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (provided that a quorum is present). The proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (provided that a quorum is present). The proposal to adjourn the special meeting, including if necessary to permit further solicitation of proxies, requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (provided a quorum is present or represented by proxy).

An abstention occurs when a shareholder attends a meeting, either via the virtual meeting website or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Because the proposals require that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy at the special meeting, abstentions and a failure to vote (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker, bank or other nominee to give voting instructions to the broker, bank or other nominee) are not treated as votes cast and will have no effect on the outcome of such proposals.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for (i) the proposal to approve the Merger Agreement; (ii) the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger; and (iii) the proposal to approve the adjournment of the special meeting, including if necessary to solicit additional proxies, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

Interests of Raven Directors and Executive Officers in the Merger (see page [●])

In considering the recommendation of the Board to approve the Merger Agreement, you should be aware that Raven’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Raven’s shareholders generally. The Board was aware of these interests and considered them, among other matters, in evaluating the Merger Agreement, in reaching its decision to approve the Merger Agreement and in recommending to Raven’s shareholders that the Merger Agreement be approved. These interests are described in further detail and quantified below under “The Merger (Proposal 1)—Interests of Raven Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement.

Directors’ and Officers’ Indemnification (see page [●])

For six years after the Effective Time, CNH Industrial has agreed to, and to cause the surviving corporation to, indemnify and hold harmless the present and former directors and officers of Raven, exclusively in their capacity as such, in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under South Dakota Law and Raven’s articles of incorporation and bylaws in effect on June 20, 2021.

Market Prices of Raven Common Stock (see page [●])

The Merger Consideration of $58.00 per share represents a premium of approximately 50% over Raven’s closing share price on June 18, 2021, the last trading day prior to the announcement that Raven had entered into the Merger Agreement, and a premium of approximately 34% to Raven’s thirty (30)-day volume-weighted average stock price on the same date. The closing price of Raven common stock on the Nasdaq on [●], 2021, the most recent practicable date prior to the date of this proxy statement, was $[●] per share. You are encouraged to obtain current market prices of Raven common stock in connection with voting your shares of Raven common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Raven, may have regarding the Merger and the special meeting and the answers to those questions. Raven urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger and the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.

Q: What is the purpose of the special meeting?

A:	At the special meeting, shareholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	A proposal to approve the Merger Agreement, which is further described in the sections entitled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages [●] and [●], respectively, of this proxy statement;

•	A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger, discussed under the section entitled “The Merger (Proposal 1)—Interests of Raven Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement; and

•	A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

Q:	Where and when is the special meeting?

A:	The special meeting is scheduled to be held exclusively online via live webcast on [•] at [•] CDT. There will not be a physical meeting location. The special meeting can be accessed by visiting the virtual meeting website, where you will be able to attend the special meeting, vote, and submit your questions during the special meeting. Entrance to the special meeting will open 15 minutes before the designated start time. We recommend that you access the meeting website prior to the designated start time to ensure that you are logged in when the meeting begins. Technical support will be available before and during the virtual special meeting; if you encounter any technical difficulties accessing or participating in the meeting, please call the technical support number that will be provided in the email that will be sent approximately one hour before the meeting. The pre-registration website will also include an email address for technical support. Please note that you will not be able to attend the special meeting in person.

Q:	What do I need in order to be able to attend the special meeting online?

A:	The special meeting will be held via live webcast only. Any shareholder can attend the special meeting live online at the virtual meeting website. The webcast will start at [•] CDT, on [•]. To attend the special meeting, you must pre-register by visiting register.proxypush.com/ravn and following the registration instructions on that website before the meeting begins. To be able to pre-register, you will need to enter the control number that is provided on your proxy card if you are a shareholder of record of shares of Raven common stock or included with your voting instruction card and voting instructions you received from your broker, bank or other nominee of your shares if you hold your shares of Raven common stock in “street name.” Upon pre-registering, you will receive a confirmation email. Approximately one hour before the special meeting, all those who have pre-registered will receive an email with a link to the virtual meeting website, where you will be able to participate in the special meeting, vote and submit your questions during the special meeting. There will not be a physical meeting location.

Q:	How does the Board recommend that I vote on the proposals?

A:	The Board recommends that you vote as follows:

•	“FOR” the approval of the Merger Agreement;

•	“FOR” the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger; and

•	“FOR” the approval of an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

Q:	How does the Merger Consideration compare to the market price of Raven common stock prior to announcement of the Merger?

A:	The Merger Consideration of $58.00 per share represents a premium of approximately 50% over Raven’s closing share price on June 18, 2021, the last trading day prior to the announcement that Raven had entered into the Merger Agreement, and a premium of approximately 34% to Raven’s thirty (30)-day volume-weighted average stock price on the same date. The closing price of Raven common stock on the Nasdaq on [●], 2021, the most recent practicable date prior to the date of this proxy statement, was $[●] per share. You are encouraged to obtain current market prices of Raven common stock in connection with voting your shares of Raven common stock.

Q:	What will happen in the Merger?

A:	If the Merger is completed, Merger Subsidiary will merge with and into Raven, whereupon the separate existence of Merger Subsidiary will cease and Raven will be the surviving corporation and a wholly owned subsidiary of CNH Industrial. As a result of the Merger, Raven common stock will no longer be publicly traded, and you will no longer have any interest in Raven’s future earnings or growth. In addition, Raven common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and Raven will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to Raven common stock, in each case in accordance with applicable law, rules and regulations.

Q:	Who will own Raven after the Merger?

A:	Immediately following the Merger, Raven will be a wholly owned subsidiary of CNH Industrial.

Q:	What will I receive in the Merger?

A:	Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, the holders of Raven common stock will have the right to receive $58.00 in cash, without interest, for each share of Raven common stock that they own immediately prior to the Effective Time.

Q:	What will happen in the Merger to Raven equity awards?

A:	The Merger Agreement provides that, at or immediately prior to the Effective Time, the outstanding equity awards of Raven will be treated as follows:

Each Raven RSU that is outstanding under any Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven RSU. Any accrued but unpaid dividends granted with respect to a Raven RSU will automatically vest and be paid or distributed to the holder of such Raven RSU. To the extent the number of shares of Raven common stock underlying a Raven RSU is based on the satisfaction of performance conditions, such performance conditions will be deemed to have been earned at the greater of (i) the target amount under the terms of the applicable award agreement and (ii) the amount based on the actual performance level achieved under such award agreement based on performance through the Effective Time, such performance to be determined by Raven’s reasonable determination of performance as of immediately prior to the Effective Time. Any payment in respect of Raven RSUs and dividends accrued with respect to Raven RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Each Raven DSU that is outstanding under a Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven DSU. Any accrued but unpaid dividends granted with respect to a Raven DSU will automatically vest and be paid or distributed to the holder of such Raven DSU. Any payment in respect of Raven DSUs and dividends accrued with respect to Raven DSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Each Raven Stock Option that is outstanding under a Raven Stock Plan, whether or not vested or exercisable, will automatically be canceled in exchange for the right to receive an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Raven Stock Option by (ii) the number of shares of Raven common stock underlying the Raven Stock Option. Any Raven Stock Option for which the exercise price is equal to or greater than the Merger Consideration will be canceled without any consideration.

Q:	What vote is required to approve the Merger Agreement?

A:	South Dakota Law requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy at the special meeting (provided a quorum is present or represented by proxy). In addition, under the Merger Agreement, the receipt of such required vote is a condition to the consummation of the Merger.

Q:	What vote is required to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger?

A:	The named executive officer merger-related compensation proposal, approval of which is not required to complete the Merger, requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy at the special meeting (provided a quorum is present or represented by proxy).

Q:	What vote is required to approve the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement?

A:	The proposal to adjourn the special meeting, the approval of which is not required to complete the Merger, requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (provided a quorum is present or represented by proxy).

Q:	Do any of Raven’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A:	In considering the recommendation of the Board to approve the Merger Agreement, you should be aware that Raven’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of Raven shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of Raven. See “The Merger—Interests of Raven Directors and Executive Officers in the Merger” beginning on page [●] and “Advisory Vote on Named Executive Officer Merger-Related Compensation (Proposal 2)” beginning on page [●].

Q:	When do you expect the Merger to be completed?

A:	In order to complete the Merger, Raven must obtain the Shareholder Approval of the proposal to approve the Merger Agreement described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. The parties to the Merger Agreement currently expect to complete the Merger in the fourth quarter of 2021, although Raven cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What conditions must be satisfied to complete the Merger?

A:	There are several conditions which must be satisfied to complete the Merger, including, among other things, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of CFIUS approval, compliance with certain other regulatory filings and obtaining certain other regulatory approvals. The obligation of each party to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties) and the other party having performed in all material respects its obligations under the Merger Agreement (subject to certain qualifications). Consummation of the Merger is not subject to any financing condition.

Q:	Why am I being asked to consider and act upon a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger?

A:	SEC rules require Raven to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that will or may be paid by Raven to its named executive officers in connection with the Merger. Approval of this proposal by Raven’s shareholders is not required to complete the Merger.

Q:	Do you expect the Merger to be taxable to Raven shareholders?

A:	The exchange of Raven common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•] of this proxy statement and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is [•]. Only shareholders of record at the close of business on that date are entitled to attend and vote at the special meeting or any adjournment or postponement thereof. The only class of stock that can be voted at the meeting is Raven common stock. Each outstanding share of Raven common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [●] shares of Raven common stock issued and outstanding, approximately [●]% of which were held by Raven’s directors and executive officers. We currently expect that all of Raven’s directors and all executive officers will vote their shares in favor of the proposal to approve the Merger Agreement and the other proposals to be considered at the special meeting, although no director or executive officer is obligated to do so.

Q:	Who may attend the special meeting?

A:	Only shareholders as of the close of business on [●], or their duly appointed proxies, and invited guests of Raven may attend the meeting via the virtual meeting website. “Street name” holders (those whose shares are held through a broker, bank or other nominee) who wish to vote at the special meeting must obtain a proxy, executed in your favor, from your broker, bank or other nominee giving you the right to vote your shares at the special meeting.

Q:	Who is soliciting my vote?

A:	The Board is soliciting your proxy, and Raven will bear the cost of soliciting proxies. MacKenzie Partners has been retained to assist with the solicitation of proxies. MacKenzie Partners will be paid a solicitation fee of approximately $[•] and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Raven common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by [•] or, without additional compensation, by certain of Raven’s directors, officers and employees.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	How do I vote if my shares are registered directly in my name?

A:	If you are a shareholder of record, there are four methods by which you may vote at the special meeting:

•	Internet: To vote over the internet, log on to the voting site indicated on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call the toll-free number indicated on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•	Virtually During Meeting: To vote your shares during the special meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the special meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page.

Whether or not you plan to attend the meeting, we urge you to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting and vote your shares via the virtual meeting website, even if you have already voted by proxy. If you later decide to vote at the special meeting, your proxy prior to the special meeting will be revoked. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet, which is a convenient, cost-effective and reliable alternative to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:	If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	Can I change my vote after I submit my proxy?

A:	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•	You may send a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to the Office of the Corporate Secretary at Raven Industries, Inc., 205 E. 6th Street, P.O. Box 5107, Sioux Falls, South Dakota 57117-5107; or

•	You may attend the special meeting (or any adjournment or postponement thereof) and vote via the virtual meeting website.

If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

If you have questions about how to vote or change your vote, please contact MacKenzie Partners, the firm assisting us in the solicitation of proxies, toll-free at (800) 322-2885 or call (212) 929-5500 or email RAVNproxy@mackenziepartners.com.

Q:	What happens if I sell my shares of Raven common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the Merger. If you own shares of common stock as of the close of business on the record date but transfer your shares prior to the date of the special meeting, you will retain your right to vote at the special meeting, but the right to receive the Merger Consideration will pass to the person who holds your shares immediately prior to the Effective Time.

Q:	What happens if I sell my shares of Raven common stock after the special meeting but before the Effective Time?

A:	If you transfer your shares after the special meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your shares of common stock through completion of the Merger.

Q:	Should I send in my stock certificates now?

A:	No. If the Merger is completed, the exchange agent for the Merger will send you a letter of transmittal and instructions for exchanging your shares of Raven common stock for the Merger Consideration.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY OR OTHERWISE SEND THEM TO RAVEN, CNH INDUSTRIAL OR THE PROXY SOLICITOR.

Q:	How many shares must be present to constitute a quorum for the meeting?

A:	The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority of the shares of Raven common stock issued and outstanding and entitled to vote at the close of business on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If a quorum is not present, a majority of the Raven shareholders present or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting from time to time. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject Raven to additional expense.

Q:	What if I abstain from voting?

A:	If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on any of the three proposals, it will have no effect on the outcome of such proposals.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by mail, by telephone or by attendance via the virtual meeting website?

A:	If you are a registered shareholder and you do not sign and return your proxy card or vote over the internet, by telephone, by mail or by attendance via the virtual meeting website, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in street name and you do not issue instructions to your broker, bank or other nominee, your broker, bank or other nominee may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters such as the proposals to be voted upon at the special meeting. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If you fail to complete, sign, date and return your proxy card by mail, or vote via the internet, by telephone or by attendance via the virtual meeting website, it will have no effect on the proposals.

Q:	What is a broker non-vote?

A:	Broker non-votes are shares held by brokers and other record holders with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Raven common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present or represented by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement.

If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted. A failure to instruct your broker, bank or other nominee to vote on the proposal to approve the Merger Agreement (assuming a quorum is present), the non-binding proposal regarding merger-related compensation for Raven’s named executive officers (assuming a quorum is present) or the proposal to adjourn the special meeting (assuming a quorum is present), including if necessary to solicit additional proxies for the approval of the Merger Agreement, will have no effect on the outcome of such proposals.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means you own shares of Raven common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Who will count the votes?

A:	A representative from EQ Shareowner Services will serve as the inspector of election.

Q:	Can I participate if I am unable to attend the special meeting?

A:	If you are unable to attend the meeting, we encourage you to complete, sign, date and return your proxy card or to vote over the internet or by telephone.

Q:	Where can I find the voting results of the special meeting?

A:	Raven intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Raven files with the SEC are publicly available when filed.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not approved by Raven shareholders or if the Merger is not completed for any other reason, Raven shareholders will not receive any payment for their shares of Raven common stock in connection with the Merger. Instead, Raven will remain an independent public company and shares of Raven common stock will continue to be listed and traded on the Nasdaq.

The Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, Raven will be required to pay to CNH Industrial a termination fee of $64 million. The Merger Agreement also provides that CNH Industrial will be required to pay the Company a termination fee of $200 million under certain circumstances if the Merger Agreement is terminated in connection with a failure to obtain required regulatory approvals. See the section entitled “The Merger Agreement—Termination Fee Payable by Raven” beginning on page [●] of this proxy statement and the section entitled “The Merger Agreement—Regulatory Termination Fee” for a discussion of the circumstances under which such termination fees will be required to be paid.

Q:	How can I obtain additional information about Raven?

A:	Raven will provide copies of this proxy statement and its 2021 Annual Report to shareholders, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2021, without charge to any shareholder who makes a written request to the Office of the Corporate Secretary at Raven Industries, Inc., 205 E. 6th Street, P.O. Box 5107, Sioux Falls, South Dakota 57117-5107. Raven’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of Raven’s website at www.ravenind.com. Raven’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another shareholder?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Raven and some brokers may be householding our proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Raven if you are a shareholder of record. You can notify us by sending a written request to P.O. Box 5107 Sioux Falls, South Dakota 57117-5107 Attn: Office of the Corporate Secretary, or calling (605) 336-2750. Shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Raven at the telephone and address set forth in the prior sentence. In addition, Raven will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Q:	Whom should I contact if I have any questions?

A:	If you have questions about the Merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

1407 Broadway, 27th Floor

New York, NY 10018

Shareholders May Call Toll-Free: (800) 322-2885

Or Call: (212) 929-5500

Or Email: RAVNproxy@mackenziepartners.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future, not past or historical events. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “should,” “estimate,” “would,” “will,” “predict,” “project,” “potential,” and similar expressions are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions when made, there is no assurance that such assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, failure to obtain the required vote of the Company’s shareholders; the timing to consummate the proposed transaction; the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of the Company; and the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers; as well as risk factors listed from time to time in the Company’s filings with the SEC. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

THE COMPANIES

Raven Industries, Inc. (see page [●])

Raven is a diversified technology company providing a variety of products to customers within the industrial, agricultural, geomembrane, construction, commercial lighter-than-air, and aerospace and defense markets. Raven markets its products around the world and has its principal operations in the United States of America. Raven began operations as a manufacturer of high-altitude research balloons before diversifying into product lines that extended from technologies and production methods of this original balloon business.

Raven’s principal executive office is located at 205 E. 6th Street, Sioux Falls, South Dakota 57104. Raven’s telephone number is (605) 336-2750. Raven’s internet website address is www.ravenind.com. The information provided on the Raven website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.

Shares of Raven common stock are listed and trade on the Nasdaq under the symbol “RAVN.”

CNH Industrial N.V. (see page [●])

CNH Industrial is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. CNH Industrial is engaged in the design, production, marketing, sale, and financing of agricultural and construction equipment, trucks, commercial vehicles, buses and specialty vehicles for firefighting, defense and other uses, as well as engines, transmissions and axles for those vehicles and engines for marine and power generation applications. CNH Industrial has industrial and financial services companies located in 44 countries and a commercial presence in approximately 180 countries.

CNH Industrial’s principal executive office is located at 25 St. James’s Street, London, SW1A 1HA, United Kingdom. CNH Industrial’s telephone number is +44-207-7660-346. CNH Industrial’s website address is www.cnhindustrial.com.

Shares of CNH Industrial’s common stock are listed and trade on the New York Stock Exchange and the Mercato Telematico Azionario of the Borsa Italiana under the symbol “CNHI.”

CNH Industrial South Dakota, Inc. (see page [●])

Merger Subsidiary is a wholly owned subsidiary of CNH Industrial and was formed in June of 2021 solely for the purpose of completing the Merger with Raven. Merger Subsidiary has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Subsidiary’s principal executive office is located at 700 State Street, Racine, WI 53404. Merger Subsidiary’s telephone number is [●].

THE SPECIAL MEETING

This proxy statement is being provided to the shareholders of Raven as part of a solicitation of proxies by the Board for use at the special meeting to be held at the time specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides shareholders of Raven with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place

The special meeting is scheduled to be held exclusively online via live webcast on [•] at [•] CDT. To attend the special meeting, you must pre-register by visiting register.proxypush.com/ravn and following the registration instructions on that website before the meeting begins. To be able to pre-register, you will need to enter the control number that is provided on your proxy card if you are a shareholder of record of shares of Raven common stock or included with your voting instruction card and voting instructions you received from your broker, bank or other nominee of your shares if you hold your shares of Raven common stock in “street name.” Upon pre-registering, you will receive a confirmation email. Approximately one hour before the special meeting, all those who have pre-registered will receive an email with a link to the virtual meeting website, where you will be able to participate in the special meeting, vote and submit your questions during the special meeting. Please note that you will not be able to attend the special meeting in person.

Purpose of the Special Meeting

At the special meeting, Raven shareholders will be asked to consider and vote on the following:

•	A proposal to approve the Merger Agreement, which is further described in the sections entitled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages [●] and [●], respectively, of this proxy statement;

•	A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger, discussed under the section entitled “The Merger (Proposal 1)—Interests of Raven Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement; and

•	A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

Raven shareholders must approve the Merger Agreement for the Merger to occur. If Raven shareholders fail to approve the Merger Agreement, the Merger will not occur. The vote on named executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, a shareholder may vote to approve the named executive compensation payable in connection with the Merger and vote not to approve the Merger Agreement and vice versa. Because the vote on named executive compensation is advisory in nature only, it will not be binding on either Raven or CNH Industrial. Accordingly, because Raven is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Agreement is approved and the Merger is consummated, and regardless of the outcome of the advisory vote.

Raven does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters.

Recommendation of the Raven Board of Directors

After careful consideration, the Board approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Certain factors considered by the Board in reaching its decision to authorize and approve the Merger Agreement and the Merger can be found in the section entitled “The Merger (Proposal 1)—Raven’s Reasons for the Merger” beginning on page [●] of this proxy statement.

The Board recommends that the Raven shareholders vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger and “FOR” the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

Record Date; Shareholders Entitled to Vote

Only holders of record of Raven common stock at the close of business on [●], the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, [●] shares of Raven common stock were issued and outstanding and held by [●] holders of record.

Holders of record of Raven common stock are entitled to one vote for each share of Raven common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, by attendance via the virtual meeting or by proxy, of the holders of a majority of the shares of Raven common stock issued and outstanding and entitled to vote at the close of business on the record date will constitute a quorum. Any shares of Raven common stock held by Raven are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. If a quorum is not present, a majority of the Raven shareholders present or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting from time to time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Raven to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.

Required Vote

Approval of the Merger Agreement requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (provided that a quorum is present). The proposal to adjourn the special meeting, including if necessary to permit further solicitation of proxies, requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (provided that a quorum is present). The proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy at the special meeting (provided that a quorum is present).

Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, either by attendance via the virtual meeting website or by proxy, but abstains from voting. At the special meeting, abstentions are not treated as votes cast and will have no effect on the outcomes of the proposal to approve the Merger Agreement, to adjourn the special meeting, including if necessary to permit further solicitation of proxies, and the advisory vote on named executive officer merger-related compensation.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the proposal to approve the Merger Agreement; (ii) the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger; and (iii) the proposal to approve the adjournment of the special meeting, including if necessary to solicit additional proxies, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement. .

Broker non-votes are shares held by brokers and other record holders that are present or represented by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Raven common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present or represented by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. A failure to instruct your broker, bank or other nominee to vote on the proposal to approve the Merger Agreement (assuming a quorum is present), the proposal to adjourn the special meeting, including if necessary to solicit additional proxies for the approval of the Merger Agreement (assuming a quorum is present), or the proposal regarding the advisory vote on named executive officer merger-related compensation (assuming a quorum is present), will have no effect on the outcome of such proposals.

Failure to Vote

If you are a registered shareholder and you do not sign and return your proxy card or vote over the internet, by telephone or by attendance via the virtual meeting website, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are the record owner of your shares and you fail to vote, it will have no effect on the proposal to approve the Merger Agreement (assuming a quorum is present), to adjourn the special meeting (assuming a quorum is present), including if necessary to permit further solicitation of proxies, and the advisory vote on named executive officer merger-related compensation (assuming a quorum is present).

Voting by Raven’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Raven and their affiliates were entitled to vote [●] shares of Raven common stock, or approximately [●]% of the shares of Raven common stock issued and outstanding on that date. We currently expect all of Raven’s directors and all executive officers will vote their shares in favor of the proposal to approve the Merger Agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting at the Special Meeting

To attend the virtual special meeting, you must pre-register by visiting register.proxypush.com/ravn and following the registration instructions on that website before the meeting begins. You will need to enter the control number that is provided on your proxy card to be able to pre-register. Upon pre-registering, you will receive a confirmation email.

Approximately one hour before the special meeting, all those who have pre-registered will receive an email with a unique website link that will allow them to access and participate in the meeting, including listening to the full webcast, submitting questions, voting and viewing a list of shareholders entitled to vote at the meeting. To view this list of shareholders during the meeting, you will need to enter your control number. You will also have the opportunity to submit questions during the pre-registration process. We plan to respond to all appropriate questions during the webcast.

Entrance to the special meeting will open 15 minutes before the designated start time. We recommend that you access the meeting website prior to the designated start time to ensure that you are logged in when the meeting begins. Technical support will be available before and during the virtual special meeting; if you encounter any technical difficulties accessing or participating in the meeting, please call the technical support number that will be provided in the email that will be sent approximately one hour before the meeting. The pre-registration website will also include an email address for technical support.

If we experience technical difficulties during the special meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via [●]. If you encounter technical difficulties accessing our meeting or asking questions during the special meeting, a support line will be available on the login page of the meeting website.

Please note that if your shares of Raven common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must obtain a proxy, executed in your favor, from your broker, bank or other nominee giving you the right to vote your shares at the special meeting.

You may also authorize the persons named as proxies on the proxy card to vote your shares by (i) signing, dating, completing and returning the proxy card by mail; (ii) over the internet; or (iii) by telephone. Raven encourages you to vote over the internet as Raven believes this is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. The internet provides a convenient, cost-effective alternative to returning your proxy card by mail or voting by telephone. If you vote your shares over the internet, you may incur costs associated with electronic access, such as usage charges from internet access providers. If you choose to vote your shares over the internet, there is no need for you to mail back your proxy card.

To Vote Over the Internet:

To vote over the internet, log on to the voting site indicated on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

To Vote By Telephone:

To vote by telephone, call the toll-free number indicated on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

To Vote By Mail:

To vote by mail, complete, sign, date and return the enclosed proxy card and mail it to the address indicated on the proxy card.

If you return your signed proxy card without indicating how you want your shares of Raven common stock to be voted with regard to a particular proposal, your shares of Raven common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

If you hold shares in more than one account, you may receive more than one proxy or voting instruction card. To be sure that all of your shares are represented at the meeting, you must submit your proxy or voting instructions with respect to each proxy or voting instruction card you receive.

Revocation of Proxies

You can revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•	You may send a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to the Office of the Corporate Secretary at Raven Industries, Inc., 205 E. 6th Street, P.O. Box 5107, Sioux Falls, South Dakota 57117-5107; or

•	You may attend the special meeting (or any adjournment or postponement thereof) and vote via the virtual meeting website.

If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to revoke your proxy.

If you have questions about how to vote or change your vote, you should contact the firm assisting us with the solicitation of proxies, MacKenzie Partners, toll-free at (800) 322-2885 or call (212) 929-5500 or email RAVNproxy@mackenziepartners.com.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Tabulation of Votes

A representative from EQ Shareowner Services will serve as the inspector of election.

Solicitation of Proxies

The Board is soliciting your proxy, and Raven will bear the cost of soliciting proxies. MacKenzie Partners has been retained to assist with the solicitation of proxies. MacKenzie Partners will be paid a solicitation fee of approximately $[•] and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Raven common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by MacKenzie Partners or, without additional compensation, by certain of Raven’s directors, officers and employees.

Adjournment

In addition to the proposal to approve the Merger Agreement and the advisory vote on named executive officer merger-related compensation, Raven shareholders are also being asked to approve a proposal to, as permitted under the terms of the Merger Agreement, adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement. If this proposal is approved, the special meeting could be adjourned by Raven. In addition, Raven could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the special meeting or any adjournment or postponement thereof. If you return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of such proposal.

The special meeting may be adjourned to another place, date or time, if the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (assuming a quorum is present).

If a quorum is not present, a majority of the Raven shareholders present or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting from time to time.

The Board recommends a vote “FOR” the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

Other Information

You should not send documents representing Raven common stock with the proxy card. If the Merger is completed, the exchange agent for the Merger will send you a letter of transmittal and instructions for exchanging your shares of Raven common stock for the Merger Consideration.

THE MERGER (PROPOSAL 1)

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the Merger Agreement carefully as it is the legal document that governs the Merger.

Effects of the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Subsidiary will be merged with and into Raven in accordance with South Dakota Law. As a result of the Merger, the separate existence of Merger Subsidiary will cease, and Raven will survive the Merger as a wholly owned subsidiary of CNH Industrial.

At the Effective Time, each share of Raven common stock outstanding immediately prior to the Effective Time (other than shares owned by Raven, CNH Industrial or any of their respective subsidiaries) will be converted into the right to receive the Merger Consideration.

Upon consummation of the Merger, your shares of Raven common stock will no longer be outstanding and will automatically be canceled and cease to exist in exchange for payment of the Merger Consideration. As a result, you will not own any shares of the surviving corporation, and you will no longer have any interest in its future earnings or growth. As a result of the Merger, Raven will cease to be a publicly traded company and will be wholly owned by CNH Industrial. Following consummation of the Merger, Raven’s common stock will be de-listed from the Nasdaq and Raven will no longer be subject to reporting obligations under the Exchange Act.

At the Effective Time, each share of Raven common stock held by Raven (as treasury stock) or owned by CNH Industrial or any other subsidiary of CNH Industrial will be canceled without payment of any consideration. At the Effective Time, each share of Raven common stock held by any subsidiary of Raven or CNH Industrial will be converted into such number of shares of stock of the surviving corporation such that each such subsidiary owns the same percentage of the outstanding capital stock in the surviving corporation immediately following the Effective Time as such subsidiary owned in Raven immediately prior to the Effective Time. Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time will be converted into one share of common stock of the surviving corporation.

Each Raven RSU that is outstanding under any Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven RSU. Any accrued but unpaid dividends granted with respect to a Raven RSU will automatically vest and be paid or distributed to the holder of such Raven RSU. To the extent the number of shares of Raven common stock underlying a Raven RSU is based on the satisfaction of performance conditions, such performance conditions will be deemed to have been earned at the greater of (i) the target amount under the terms of the applicable award agreement and (ii) the amount based on the actual performance level achieved under such award agreement based on performance through the Effective Time, such performance to be determined by Raven’s reasonable determination of performance as of immediately prior to the Effective Time. Any payment in respect of Raven RSUs and dividends accrued with respect to Raven RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Each Raven DSU that is outstanding under a Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven DSU. Any accrued but unpaid dividends granted with respect to a Raven DSU will automatically vest and be paid or distributed to the holder of such Raven DSU. Any payment in respect of Raven DSUs and dividends accrued with respect to Raven DSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Each Raven Stock Option that is outstanding under a Raven Stock Plan, whether or not vested or exercisable, will automatically be canceled in exchange for the right to receive an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Raven Stock Option by (ii) the number of shares of Raven common stock underlying the Raven Stock Option. Any Raven Stock Option for which the exercise price is equal to or greater than the Merger Consideration will be canceled without any consideration.

If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of Raven common stock occurs by reason of any reclassification, recapitalization, stock split or combination or any stock dividend thereon with a record date during such period, excluding any change that results from any exercise of options outstanding as of the date of the Merger Agreement to purchase shares of Raven common stock granted under Raven’s stock option or compensation plans or arrangements, the Merger Consideration will be appropriately adjusted.

Effects on Raven If the Merger Is Not Completed

If the Merger Agreement is not approved by Raven shareholders or if the Merger is not completed for any other reason, Raven shareholders will not receive any payment for their shares of Raven common stock in connection with the Merger. Instead, Raven will remain an independent public company and shares of Raven common stock will continue to be listed and traded on the Nasdaq. In addition, if the Merger is not completed, Raven shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the industry in which Raven operates, the servicing of Raven’s debt, market volatility and adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, it is likely that the price of Raven common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Raven common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Raven common stock. If the Merger Agreement is not approved by Raven shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Raven will be offered or that Raven’s business, prospects or results of operation will not be adversely impacted.

In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, Raven will be required to pay to CNH Industrial a termination fee of $64 million. The Merger Agreement also provides that CNH Industrial will be required to pay the Company a termination fee of $200 million under certain circumstances if the Merger Agreement is terminated in connection with a failure to obtain required regulatory approvals. See the section entitled “The Merger Agreement—Termination Fee Payable by Raven” beginning on page [●] of this proxy statement and the section entitled “The Merger Agreement—Regulatory Termination Fee” beginning on page [●] of this proxy statement for a discussion of the circumstances under which such termination fees will be required to be paid.

Background of the Merger

As part of the ongoing evaluation of the Company’s business, members of Raven’s senior management and the Board periodically review and assess the Company’s operations, financial performance and industry conditions as they may each impact the Company’s long-term strategic goals and plans, including reviewing potential opportunities to maximize shareholder value.

The Company and CNH Industrial previously entered into a mutual confidentiality agreement in May 2019 with respect to the sharing of confidential information about various technology partnerships between the two companies in the ordinary course of business. Commencing in October of 2020, representatives of the Company engaged in a series of discussions with CNH Industrial to explore a potential joint venture arrangement between the two companies regarding precision agriculture. These discussions did not relate to a potential acquisition of the Company by CNH Industrial. As part of this process, and pursuant to the mutual confidentiality agreement, the Company and CNH Industrial provided each other certain non-public due diligence information. The Company and CNH Industrial entered into an amended and restated mutual confidentiality agreement on March 11, 2021 (the “Confidentiality Agreement”). CNH Industrial also agreed to a customary standstill provision, expiring 90 days after the date of the Confidentiality Agreement.

In December 2020, a party (“Bidder 1”) contacted the Company to discuss strategic options, including whether the Company would be interested in a sale of the company to Bidder 1. In January of 2021, the Company communicated to Bidder 1 that it would not continue discussions regarding a possible sale of the Company to Bidder 1.

On March 11, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan, who at the time was providing financial advisory services to the Company pursuant to a separate engagement, in attendance. The Board discussed an update on the discussions with CNH Industrial regarding a potential joint venture arrangement and the possibility of exploring other potential strategic alternatives.

On March 16, 2021, the Board engaged Davis Polk as outside legal counsel and met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. The Board reviewed with the representatives of J.P. Morgan and Davis Polk the substance of the discussions with CNH Industrial, as well as other potential strategic alternatives that might be available to the Company. Representatives of J.P. Morgan presented a proposed process and timeline with respect to the exploration of potential strategic alternatives for the Company, and representatives of Davis Polk provided an overview of the directors’ fiduciary duties. After discussion, the Board authorized the Company, under the direction of the Company’s management, to explore potential strategic alternatives in accordance with the proposed process and timeline presented at the Board meeting and to terminate the ongoing discussions with CNH Industrial regarding a possible joint venture arrangement.

On March 17, 2021, at the direction of the Board, representatives of the Company informed CNH Industrial of the Company’s decision to no longer pursue a possible joint venture arrangement with CNH Industrial and to instead initiate a process to explore strategic alternatives, including a potential sale of the entire company.

On March 18, 2021, the Company and CNH Industrial entered into a supplement to the Confidentiality Agreement, pursuant to which the parties agreed that, notwithstanding the standstill provision in the Confidentiality Agreement, CNH Industrial would be permitted to make confidential proposals to the Company’s Board concerning an acquisition of the entire company.

On March 30, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. Representatives of J.P. Morgan updated the Board on the status of the strategic alternatives process. The Board then discussed formally engaging J.P. Morgan as the Company’s financial advisor in connection with a potential strategic transaction. Following discussion, the Board authorized the engagement of J.P. Morgan for that purpose.

On April 8, 2021, the Company entered into an engagement letter with J.P. Morgan with respect to its retention as a financial advisor in connection with a possible strategic transaction.

On April 12, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. Representatives of J.P. Morgan updated the Board on the status of the strategic alternatives process and presented to the Board the list of potential counterparties that members of the Company’s senior management and representatives of J.P. Morgan planned to reach out to. Members of the Company’s senior management and representatives of J.P. Morgan also discussed with the Board an additional company (“Company X”) that members of the Company’s senior management, following discussions with representatives of Davis Polk and J.P. Morgan, determined not to include in the process due to competitive concerns and concerns regarding Company X’s ability to obtain regulatory approval for a transaction with the Company. Following discussion, the Board determined that management should proceed to contact the potential counterparties identified at the meeting, and agreed with the determination of management to not contact Company X.

On April 12, 2021, at the direction of the Company, J.P. Morgan and members of the Company’s management contacted six parties, including CNH Industrial, to assess their level of interest in pursuing a potential strategic transaction with the Company. Of those six parties, two parties executed confidentiality agreements with the Company on April 16, 2021, and one party executed a mutual confidentiality agreement with the Company on April 19, 2021. All of the confidentiality agreements contained a customary standstill provision. The Company and CNH Industrial also amended the Confidentiality Agreement on April 15, 2021 to add a conflicts waiver with respect to the Company’s outside legal counsel.

At the direction of the Company, between April 12, 2021 and April 19, 2021, J.P. Morgan sent process letters to the four parties that had executed confidentiality agreements with the Company, including CNH Industrial, inviting them to submit first-round, non-binding proposals for an acquisition of the Company by May 4, 2021. The letters stated that all first-round proposals should include an indication of the total price the bidder would be prepared to pay to acquire 100% of the Company and to specify the bidder’s proposed form of consideration, key conditions and assumptions, intended business and management strategy for the Company, financing sources, required approvals, anticipated timing, due diligence requirements and proposed transaction structure.

On April 22, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. Representatives of J.P. Morgan updated the Board on the status of the strategic alternatives process.

On April 26, 2021, a representative of Company X contacted representatives of J.P. Morgan who historically have served as relationship bankers to Company X, which individuals subsequently contacted members of the Raven coverage team at J.P. Morgan (who are also members of the Raven deal team) to inquire whether there was an ongoing process by the Company to explore a sale. After speaking with the Company, based on the discussion previously held at the April 12 Board meeting, at the direction of the Company, the representatives of J.P. Morgan serving on the Raven coverage team (who are also members of the Raven deal team) did not provide information to Company X or its relationship bankers concerning whether or not a process was ongoing.

On April 30, 2021, Bidder 1 submitted a non-binding proposal to acquire the Company for consideration per share in a range of between $47.00 to $51.00.

On May 4, 2021, the Company received additional non-binding proposals to acquire the Company from another party (“Bidder 2”) and CNH Industrial, resulting in a total of three first-round proposals. CNH Industrial offered to purchase the Company for consideration per share of $48.00. Bidder 2 offered to purchase the Company for consideration per share in a range of between $45.00 to $49.00.

On May 7, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. The Board discussed with representatives of J.P. Morgan and Davis Polk the details of the three first-round proposals that were received and potential next steps. The advisors then left the meeting and the Board went into executive session. Following additional discussion, the Board determined that each of the three bidders should be requested to reconsider their proposals and provide indications of interest at an increased price.

Following the May 7, 2021 Board meeting, at the direction of the Company, representatives of J.P. Morgan informed each of CNH Industrial, Bidder 1 and Bidder 2 that such bidder was invited to submit a revised indication of interest at an increased price by May 13, 2021 and that, following the submission of such revised indication of interest, the Board would determine whether to admit such bidder into the second and final round of the bidding process.

On May 11, 2021, Bidder 1 submitted a revised non-binding proposal to acquire the Company for consideration per share of $54.00.

On May 13, 2021, CNH Industrial submitted a revised non-binding proposal to acquire the Company for consideration per share of $51.50, and Bidder 2 submitted a revised non-binding proposal to acquire the Company for consideration per share in a range of between $48.00 to $52.00.

On May 13, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan in attendance. Representatives of J.P. Morgan provided an update to the Board regarding the sale process, including the revised proposals submitted by CNH Industrial, Bidder 1 and Bidder 2. Following discussion, the Board approved the invitation of all three companies to the second round of the bidding process.

On May 14, 2021, at the direction of the Company, J.P. Morgan sent process letters to CNH Industrial, Bidder 1 and Bidder 2 describing the requirements for the second round of the bidding process. The letters instructed bidders to submit a final definitive and binding offer by June 15, 2021 specifying the bidder’s proposed form of consideration, key conditions and assumptions, intended business and management strategy for the Company, financing sources, required approvals, anticipated timing and certainty of closing (including confirmation of the completion of substantive due diligence), closing conditions and proposed transaction structure. The letters also instructed bidders to submit a mark-up by June 8, 2021 of the bid draft merger agreement that would be provided by Davis Polk.

Also on May 14, 2021, the three bidders received access to a virtual data room that contained detailed and confidential business, financial, operational, legal and other information concerning the Company. The due diligence process with each of the bidders continued through June 14, 2021. During this period, representatives of the Company and its advisors responded to numerous diligence requests from, and conducted several diligence calls with, each of the bidders and their respective advisors.

Between May 18, 2021 and May 20, 2021, members of the Company’s senior management team hosted a management presentation with each of the three bidders in Sioux Falls, South Dakota.

On May 19, 2021, at the direction of the Company, representatives of J.P. Morgan shared a bid draft merger agreement with each bidder. The bid draft merger agreement furnished to each bidder was identical, except that with respect to CNH Industrial, the draft incorporated provisions concerning regulatory approvals that would apply to a non-U.S. buyer.

On June 8, 2021, CNH Industrial and Bidder 2 each submitted mark-ups of the merger agreement.

On June 9, 2021, at the direction of the Company, representatives of J.P. Morgan shared an initial draft of the Company’s disclosure schedules to the bid draft merger agreement with each bidder.

On June 9, 2021, Bidder 1 submitted a mark-up of the merger agreement.

On June 10, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. The Board discussed with representatives of Davis Polk the terms of the bid draft merger agreement and the key issues raised in the mark-ups received from each of the bidders. In particular, Davis Polk reviewed with the Board each bidder’s proposed revisions to the regulatory efforts covenant and regulatory termination fee. All three bidders proposed limiting the buyer’s obligation under the regulatory efforts covenant to “reasonable best efforts” with an additional proviso (i) in the case of CNH Industrial, that the buyer was under no obligation to (a) divest any material portion of the assets of the Applied Technology operating segment of the Company (the “Applied Technology Division”) or agree to any restrictions on the business operations of the buyer with respect to the Applied Technology Division in any material respect or (b) take any action that would have a material adverse effect on CNH Industrial and its subsidiaries, taken as a whole (measured on a scale relative to Raven and its subsidiaries, taken as a whole), and (ii) in the case of each of Bidder 1 and Bidder 2, that the buyer was under no obligation to (a) agree to any divestiture or restrictions on business operations or (b) contest any proceeding relating to the proposed transaction. Coupled with these proposed revisions to the regulatory efforts covenant, CNH Industrial proposed a 5% regulatory termination fee, Bidder 1 did not make a proposal regarding the size of the regulatory termination fee, and Bidder 2 proposed a 3% regulatory termination fee. Following discussion of these and other terms in the bidders’ mark-ups, the Board determined that the Company should provide feedback to each of the bidders with respect to the key issues raised in such bidder’s mark-up and invite each bidder to submit a revised mark-up with its final bid.

On June 11, 2021, at the direction of the Company, representatives of Davis Polk held teleconference calls with the legal advisors of CNH Industrial and Bidder 1 to communicate the Company’s feedback on key issues raised in each bidder’s mark-up. Davis Polk also contacted the legal advisor of Bidder 2 to schedule a teleconference call to discuss the key issues raised in Bidder 2’s mark-up. Bidder 2’s legal advisor indicated to Davis Polk that the legal advisor would need to consult with Bidder 2 prior to scheduling a call, but there was no further contact between the legal advisors following that communication.

On June 14, 2021, Bidder 2 communicated to the Company that it would not be submitting a final offer.

On June 15, 2021, CNH Industrial submitted a final offer to acquire the Company for $58.00 per share in cash. The final offer from CNH Industrial was accompanied by a revised mark-up of the draft merger agreement. Among other things, in the revised mark-up CNH Industrial (i) agreed to take all actions required by a governmental entity to consummate the Merger so long as such action would not have a material adverse effect on the Applied Technology Division or on CNH Industrial and its subsidiaries, taken as a whole (measured on a scale relative to Raven and its subsidiaries, taken as a whole) and (ii) proposed a 6% regulatory termination fee (approximately $120 million).

Also on June 15, 2021, Bidder 1 submitted a final offer to acquire the Company for an implied value of $55.50 per share, with such consideration to be comprised of (i) $37.00 per share in cash and (ii) a fixed number of shares of Bidder 1’s common stock equivalent to $18.50 per share (based on the volume-weighted average price of Bidder 1’s common stock, measured over the five-day trading period prior to announcement of the transaction). The final offer from Bidder 1 was also accompanied by a revised mark-up of the draft merger agreement. Among other things, the revised mark-up (i) did not reflect any changes to the regulatory efforts covenant proposed in Bidder 1’s initial mark-up but indicated in a footnote that Bidder 1 would be open to removing the proviso that the buyer is under no obligation to contest any proceedings relating to the proposed transaction if the Company agreed to extend the outside date until any such litigation is resolved and (ii) proposed a $100 million regulatory termination fee.

On June 15, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. The Board discussed with the representatives of J.P. Morgan and Davis Polk the details of the two final offer packages that were received and potential next steps. Following discussion, the Board authorized the Company to continue discussions with each of CNH Industrial and Bidder 1.

On June 16, 2021, at the direction of the Company, Davis Polk sent Sullivan & Cromwell LLP, legal counsel to CNH Industrial, a mark-up of the draft merger agreement that was submitted with CNH Industrial’s final bid. From June 16, 2021 until the execution of the Merger Agreement on June 20, 2021, the parties and their respective legal advisors exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the Merger Agreement and the Company’s disclosure schedules to the Merger Agreement. Primary areas of discussion and negotiation included the scope of CNH Industrial’s undertaking to obtain required regulatory approvals, the “no-shop” provisions, and various employee-related and intellectual property-related matters. In connection with these negotiations, on June 17, 2021, CNH Industrial agreed to increase its regulatory termination fee to $200 million. During this time, representatives of CNH Industrial and its advisors also performed additional confirmatory due diligence.

On June 17, 2021, at the direction of the Company, Davis Polk held a teleconference call with the legal advisors of Bidder 1 to communicate the Company’s feedback on key issues in the revised mark-up of the draft merger agreement that was submitted with Bidder 1’s final bid. Significant areas of discussion included the scope of Bidder 1’s undertaking to obtain required regulatory approvals, each party’s assessment of the antitrust risk associated with a combination of the parties, the size of the proposed regulatory termination fee, the requirement proposed by Bidder 1 that the Company cooperate with Bidder 1 to facilitate the sale of certain assets or ownership interests held by the Company following the signing of a definitive merger agreement, the status of Bidder 1’s financing arrangements and Bidder 1’s anticipated timing to reach a position to sign a definitive merger agreement. In connection with those conversations, representatives of Bidder 1’s legal counsel informed representatives of Davis Polk that Bidder 1 would need approximately seven to ten days before Bidder 1 would be in a position to sign a definitive merger agreement.

On June 18, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. Representatives of Davis Polk and J.P. Morgan provided an update to the Board on their respective conversations with the legal and financial advisors of CNH Industrial and Bidder 1.

On June 19, 2021, the Board received a letter from Bidder 1 reaffirming its interest in acquiring the Company and communicating certain changes that Bidder 1 was willing to make to its final offer package in an effort to address the concerns, as communicated between the parties’ legal advisors, with respect to the potential antitrust risk associated with a combination of the Company with Bidder 1, including an increase in the regulatory termination fee proposed by Bidder 1 from $100 million to $150 million and certain revisions to the scope of Bidder 1’s undertaking to obtain required regulatory approvals. There was no change in Bidder 1’s previously communicated offer price of $55.50 per share. In its June 19 letter, Bidder 1 reiterated that announcement of a transaction with the Company would not occur prior to one week from its June 19 letter.

On June 20, 2021, the Board met virtually, with certain members of the Company’s senior management and representatives of J.P. Morgan and Davis Polk in attendance. Prior to the meeting, the directors had received (i) a substantially final draft of the Merger Agreement negotiated with CNH Industrial, together with a summary thereof prepared by Davis Polk, and (ii) a financial presentation prepared by J.P. Morgan. Representatives of Davis Polk reviewed with the directors the fiduciary duties applicable to the Board’s consideration of the Merger Agreement and the Merger. The Board then discussed the June 19 letter received from Bidder 1 with representatives of J.P. Morgan and Davis Polk. Following those discussions, the Board determined to proceed with a discussion of the CNH Industrial transaction because it had both a superior price and superior terms compared to the proposal of Bidder 1 and could be executed immediately. Representatives of J.P. Morgan then reviewed with the Board the strategic review process it had undertaken at the request of the Board and its financial analyses of the Merger Consideration in the proposed transaction with CNH Industrial. J.P. Morgan then rendered to the Board its oral opinion, which was subsequently confirmed by the delivery of J.P. Morgan’s written opinion addressed to the Board dated June 20, 2021 to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth therein, the Merger Consideration of $58.00 per share to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such shareholders. Representatives of Davis Polk then reviewed with the directors the terms of the Merger Agreement. Based on the discussions and deliberations at this meeting and prior meetings, the various discussions and reviews with representatives of Davis Polk and J.P. Morgan, and various other factors, including those described in “The Merger (Proposal 1)—Raven’s Reasons for the Merger; Recommendation of the Raven Board of Directors,” the Board unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby were fair to, and in the best interests of, the

Company and its shareholders, (2) approved the execution and delivery of the Merger Agreement and (3) recommended that the Company’s shareholders approve the Merger Agreement, the Merger and the other transactions contemplated thereby.

Shortly after the Board meeting on June 20, 2021, the Company, CNH Industrial and Merger Subsidiary finalized the Company’s disclosure schedules to the Merger Agreement and entered into the Merger Agreement.

Shortly after the execution of the Merger Agreement on June 20, 2021, the Company sent a letter to Bidder 1 communicating its decision to terminate further discussions with Bidder 1.

Later on June 20, 2021, after the execution of the Merger Agreement, the Board received a letter from Bidder 1 reaffirming its interest in acquiring the Company and revising the proposed purchase price from its letter on June 19, 2021 from $55.50 per share in cash and stock to $59.00 per share in cash. The letter also requested exclusivity through the end of the day on June 28, 2021.

On June 21, 2021, the Company and CNH Industrial issued a joint press release before markets in the U.S. and Europe opened announcing their execution of the Merger Agreement.

Also on June 21, 2021, the Company sent a letter to Bidder 1 informing Bidder 1 of the Company’s entry into the Merger Agreement with CNH Industrial prior to its receipt of the letter from Bidder 1 on June 20, 2021. The Company’s response noted that the Company’s ability to discuss the revised offer from Bidder 1 was limited by the terms of the Merger Agreement, which was also publicly filed on June 21, 2021 as an exhibit to a Form 6-K filed by CNH Industrial. There has been no further contact between the Company and Bidder 1 regarding the acquisition of the Company since the Company’s June 21, 2021 letter.

Raven’s Reasons for the Merger

At a meeting duly called and held on June 20, 2021, the Board determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Raven and its shareholders and approved the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement. The Board also resolved that the Merger Agreement be submitted for consideration by the shareholders of Raven at a special meeting of shareholders and to recommend that the shareholders of Raven vote to approve the Merger Agreement. The Raven Board consulted with Raven’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board believed to support its decision:

•	Raven’s business, current and projected financial performance and condition and future prospects in relation to the Merger Consideration of $58.00 per share,

•	the current and historical market prices of Raven common stock, including the market performance of Raven common stock relative to other participants in Raven’s industry and general market indices, and the fact that the Merger Consideration represented an attractive premium of approximately 33.6% to Raven’s four-week volume-weighted average stock price,

•	the fact that J.P. Morgan, at the Board’s instruction, contacted six prospective buyers, that of these prospective buyers, four entered into confidentiality agreements with respect to a potential transaction with the Company, two of which (including CNH Industrial) continued pursuing an acquisition of the Company after conducting due diligence, and that the Company did not receive a more attractive alternative bid during the sale process and prior to the execution of the Merger Agreement than the one submitted by CNH Industrial,

•	the fact that Raven did not enter into any exclusivity arrangements with CNH Industrial and did not negotiate with CNH Industrial on a contractually exclusive basis,

•	the Board’s belief that its negotiations had resulted in the highest price per share for the common stock of the Company that CNH Industrial was willing to pay,

•	the Board’s belief that the process conducted by the Company had resulted in the highest price reasonably available to the shareholders of the Company,

•	the Board’s belief that the Merger was more favorable to Raven’s shareholders than the alternative of remaining a standalone independent company, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including:

o	general industry, economic and market conditions, both on a historical and on a prospective basis,

o	the risks and uncertainties associated with maintaining Raven’s performance as a standalone company, including the risks and uncertainties described in Raven’s SEC filings, and

o	the uncertain returns to Raven’s shareholders if Raven were to remain independent, taking into account, in particular, management’s financial projections of the future financial performance and earnings of Raven, including those set forth below under “The Merger (Proposal 1)—Certain Financial Projections” and the risks involved in achieving those returns.

•	the Board’s belief that the risks and challenges to Raven’s business described above, and in Raven’s SEC filings, create substantial execution risks relative to the $58.00 per share price in the Merger,

•	the oral opinion of J.P. Morgan rendered to the Board on June 20, 2021, which was subsequently confirmed by a written opinion, dated as of the same date, addressed to the Board that, as of the date of such opinion, and based upon and subject to the various factors, assumptions, limitations, qualifications and conditions set forth in J.P. Morgan’s written opinion, the Merger Consideration to be paid to the holders of the Raven common stock in the proposed Merger was fair, from a financial point of view, to such shareholders, as described further under “The Merger (Proposal 1)—Opinion of Raven’s Financial Advisor” and Annex B to this proxy statement,

•	the fact that the Merger Consideration is all cash, so that the transaction will allow Raven’s shareholders to realize a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares,

•	the Board’s belief that absent a superior proposal, the Merger represented a transaction that would likely be consummated based on, among other factors, the limited closing conditions to the completion of the transaction, the absence of a financing condition or similar contingency that is based on CNH Industrial’s ability to obtain financing and the strong commitment made by CNH Industrial to obtain regulatory approvals, as further described in the section entitled “The Merger Agreement—Regulatory Clearances and Approvals Required for the Merger,” and

•	the material terms and conditions of the Merger Agreement, including:

o	the conditions to the consummation of the Merger, including the requirement that the Merger Agreement be adopted by Raven’s shareholders,

o	the Board’s “fiduciary out” with respect to third-party acquisition proposals likely to result in superior proposals, the Board’s ability to negotiate with another party regarding a superior proposal and, subject to paying a termination fee to CNH Industrial in the amount of $64 million, accept a superior proposal,

o	the Board’s belief that, if triggered, the termination fee payable by Raven to CNH Industrial is consistent with fees payable in comparable transactions and would not be likely to preclude another party from making a competing proposal,

o	the fact that Raven and CNH Industrial agreed to use their respective reasonable best efforts to consummate the Merger, including preparing and filing as promptly as practicable all necessary filings and obtaining certain specified regulatory approvals; CNH Industrial has further agreed to take any such actions necessary to consummate the Merger that do not constitute a materially burdensome regulatory condition (as described in the section entitled “The Merger Agreement—Regulatory Clearances and Approvals Required for the Merger”),

o	the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, CNH Industrial must pay Raven a termination fee of $200 million,

o	the scope of the representations, warranties and covenants being made by Raven, CNH Industrial and Merger Subsidiary,

o	the fact that the Merger Agreement is not subject to a financing condition and, in particular, that CNH Industrial had represented in the Merger Agreement that it has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger, and

o	Raven’s ability to specifically enforce CNH Industrial’s obligation to cause the completion of the Merger to occur.

The Board also considered various potentially countervailing factors in its deliberations related to the Merger, including the following principal factors (not in any relative order of importance):

•	the fact that the holders of common stock will not have an opportunity to participate in any future earnings or growth of the combined company following the Merger,

•	the possibility that the Merger might not be completed and the effect the termination of the transaction may have on the trading price of Raven common stock, its business, operating results and prospects, which effect is likely to be exacerbated the longer the time period between the signing and any termination of the Merger Agreement,

•	that Raven cannot solicit other acquisition proposals, and must pay CNH Industrial a termination fee in the amount of $64 million if the Merger Agreement is terminated under certain circumstances, including if the Board changes its recommendation to Raven’s shareholders to adopt the Merger Agreement or exercises its right to enter into a transaction that constitutes a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to Raven’s shareholders,

•	that the restrictions imposed by the Merger Agreement on the conduct of Raven’s business prior to completion of the Merger, requiring Raven to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent Raven from undertaking business opportunities that may arise during that period,

•	the possible effects of the pendency (or termination) of the Merger Agreement on Raven’s business, operating results, prospects, employees, customers and suppliers,

•	the fact that if the Merger is not consummated, Raven will be required to pay its own expenses associated with the Merger Agreement,

•	the fact that the receipt of cash in exchange for shares of common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes,

•	the fact that Raven is subject to various remedies available to CNH Industrial should it fail to complete the Merger or breach the Merger Agreement, and

•	that if CNH Industrial fails to complete the Merger as a result of a breach of the Merger Agreement, depending upon the reason for not closing, Raven’s rights and remedies may be expensive and difficult to enforce through litigation, and the success of any such action may be uncertain.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information it considered.

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of Raven. See the section entitled “The Merger (Proposal 1)—Interests of Raven Directors and Executive Officers in the Merger.”

Recommendation of the Raven Board of Directors

After careful consideration, the Board approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board recommends that the Raven shareholders vote “FOR” the proposal to approve the Merger Agreement.

Opinion of Raven’s Financial Advisor

Pursuant to an engagement letter dated April 8, 2021, Raven retained J.P. Morgan as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger.

At the meeting of the Board on June 20, 2021, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the various factors, assumptions, limitations, qualifications and conditions set forth in its written opinion, the Merger Consideration to be paid to the holders of Raven common stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its June 20, 2021 oral opinion by delivering its written opinion to the Board, dated June 20, 2021, that, as of such date, the Merger Consideration to be paid to the holders of Raven common stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated June 20, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex [•] to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Raven’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid in the proposed Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any class of securities, creditors or other constituencies of Raven or as to the underlying decision by Raven to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Raven as to how such shareholder should vote with respect to the proposed Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning Raven and the industries in which it operates;

•	compared the financial and operating performance of Raven and certain of its business segments with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Raven common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Raven relating to its business and the business of certain of its business segments; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Raven and CNH Industrial with respect to certain aspects of the proposed Merger, and the past and current business operations of Raven, the financial condition and future prospects and operations of Raven, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Raven or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Raven, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Raven or CNH Industrial under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Raven to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by Raven and CNH Industrial in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Raven with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger will be obtained without any adverse effect on Raven or on the contemplated benefits of the proposed Merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Raven common stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of Raven or as to the underlying decision by Raven to engage in the proposed Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of Raven common stock in the proposed Merger or with respect to the fairness of any such compensation.

The terms of the Merger Agreement were determined through arm’s length negotiations between Raven and CNH Industrial, and the decision to enter into the Merger Agreement was solely that of the Board. J.P Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of Raven’s Board or management with respect to the proposed Merger or the Merger Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on June 20, 2021 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion, and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Raven with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous in certain respects to Raven and/or one or more of its businesses.

The companies selected by J.P. Morgan (collectively, the “Selected Companies”) were as follows:

Applied Technology

• Deere & Company • Corteva, Inc. • Garmin Ltd. • CNH Industrial N.V. • Trimble Inc. • FMC Corporation • AGCO Corporation

Engineered Films

•	Amcor plc

•	Celanese Corporation

•	Berry Global Group, Inc.

•	Avient Corporation

Aerostar

•	Raytheon Technologies Corporation

•	Lockheed Martin Corporation

•	Northrop Grumman Corporation

•	L3Harris Technologies, Inc.

Autonomy

•	Tesla, Inc.

•	NIO Inc.

•	Li Auto Inc.

•	XPENG Inc.

•	Arrival Luxembourg SARL

•	Luminar Technologies, Inc.

•	Nikola Corporation

•	Velodyne Lidar, Inc.

•	Hyliion Holdings Corp.

The Selected Companies were chosen because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of Raven and/or one or more of its businesses. The Selected Companies may be considered similar to Raven or such businesses based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to Raven or such businesses, and certain of these companies may have characteristics that are materially different from those of Raven or such businesses. J.P. Morgan’s analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Raven or such businesses.

Using information obtained from the Selected Companies’ public filings and FactSet Research Systems as of June 18, 2021, J.P. Morgan calculated for each Selected Company the ratio of such company’s firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus any debt, debt-like items and minority interest, less cash and cash equivalents) to the equity research analyst estimate for such company’s (i) earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, or (ii) in the case of the Autonomy business, revenue, for 2023, calendarized based on Raven’s January 31 fiscal year end, which we refer to as FV/ 2023E EBITDA.

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected a multiple reference range for Raven of 11.5x to 22.5x for FV/ 2023E EBITDA.

After applying this range to Raven’s estimated EBITDA for the fiscal year ended January 31, 2023 based on the projections furnished to J.P. Morgan by Raven’s management, as more fully described in the section entitled “Projected Financial Information” beginning on page [●] of this Proxy Statement (the “Projections”), the analysis indicated the following implied per share equity value ranges for Raven common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value (rounded to the nearest $0.25)
	Low	High
FV/2023E EBITDA	$25.25	$49.00

The ranges of implied per share equity value were compared to (i) the closing price of Raven common stock on June 18, 2021 of $38.62, and (ii) the Merger Consideration of $58.00 per share of Raven common stock.

Public Trading Multiples Sum-of-the-Parts Analysis

J.P. Morgan also conducted a sum-of-the-parts analysis of Raven, based on the Projections for each of Raven’s businesses identified above and for its corporate services unit. Using the same information and calculations described above under “Public Trading Multiples Analysis”, J.P. Morgan calculated ranges of implied values for each of the businesses by applying illustrative multiple ranges of FV/2023E EBITDA derived for each business to the following metrics for each business, respectively, in each case based on the Projections for the relevant metric for the fiscal year ending January 31, 2023:

•	estimated EBITDA for Applied Technology,

•	estimated EBITDA for Engineered Films,

•	estimated EBITDA for Aerostar,

•	estimated revenue for Autonomy, and

•	estimated EBITDA for Corporate Services.

J.P. Morgan then (i) aggregated the ranges of implied values for Raven (excluding its Autonomy business) and for Raven’s Autonomy business to derive an implied total firm value range, (ii) subtracted net debt to arrive at an implied total equity value range and (iii) divided the implied total equity value range by the number of fully diluted shares outstanding as provided by Raven management to arrive at an implied share price range. The analysis indicated the following range of implied equity value per share for Raven common stock (rounded to the nearest $0.25):

	Implied Per Share Equity Value (rounded to the nearest $0.25)
	Low	High
2023E FV/EBITDA	$29.25	$47.00

The ranges of implied per share equity value were compared to (i) the closing price of Raven common stock on June 18, 2021 of $38.62, and (ii) the Merger Consideration of $58.00 per share of Raven common stock.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share of Raven common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating the current value of the cash flows generated by the asset, which we refer to as the present value and which is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The present value of all future cash flows generated by the asset for periods beyond the projections period is referred to as terminal value.

J.P. Morgan calculated the unlevered free cash flows that Raven, excluding Raven’s Autonomy business, is expected to generate from April 30, 2021 through January 31, 2031, using the Projections. J.P. Morgan also calculated a range of terminal values for Raven (excluding Autonomy) by applying a range of terminal growth rates, as provided by Raven management, ranging from 1.5% to 2.5% to the unlevered free cash flows. The unlevered free cash flows and the range of terminal values were then discounted to present values as of April 30, 2021 using a range of discount rates from 9.25% to

10.25%, which range was chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of Raven. J.P. Morgan then aggregated the range of present values derived above to derive a range of illustrative enterprise values for Raven (excluding Autonomy).

In addition, using the Projections, J.P. Morgan calculated the unlevered free cash flows that Raven’s Autonomy business is expected to generate from April 30, 2021 through January 31, 2031. J.P. Morgan also calculated a range of terminal values for Raven’s Autonomy business by applying a range of terminal growth rates, as provided by Raven management, ranging from 2.5% to 3.5% to the unlevered free cash flows. The unlevered free cash flows and the range of terminal values were then discounted to present values as of April 30, 2021 using a range of discount rates ranging from 16.00% to 17.00%, which range was chosen by J.P. Morgan based on an analysis of the weighted average cost of capital for Raven’s Autonomy business. J.P. Morgan then aggregated the range of present values derived above to derive a range of illustrative enterprise values for Raven’s Autonomy business.

J.P. Morgan then (i) added the range of illustrative enterprise values for Raven businesses to derive a range of illustrative aggregate enterprise values for Raven, (ii) subtracted from the range of illustrative enterprise values the amount of Raven’s net debt as of April 30, 2021 as provided by Raven management to derive a range of illustrative equity values for Raven, and (iii) divided the illustrative aggregate equity value range by the number of fully diluted shares outstanding as provided by Raven management to arrive at an implied share price range. This analysis indicated the following approximate implied per share equity value reference range for Raven common stock, rounded to the nearest $0.25, which was compared to (i) the closing price of Raven common stock on June 18, 2021 of $38.62 and (ii) the Merger Consideration of $58.00 per share of Raven common stock.

Implied Per Share Equity Value (rounded to the nearest $0.25)
Low	High
$47.50	$60.75

Discounted Cash Flow Sum-of-the-Parts Analysis

J.P. Morgan performed a discounted cash flow sum-of-the-parts analysis of Raven to calculate the present value of the standalone unlevered free cash flows that each of Raven’s businesses identified above under “—Public Trading Multiples Analysis” and its corporate services unit were forecasted to generate from April 30, 2021 through January 31, 2031 based on the Projections. J.P. Morgan also calculated terminal values for each Raven business by applying a range of terminal growth rates, as provided by Raven management, ranging from 1.5% to 2.5% for each business (other than Autonomy) and 2.5% to 3.5% for Raven’s Autonomy business. The unlevered free cash flows and terminal values for each business were discounted to present value as of April 30, 2021. J.P. Morgan then (i) aggregated the ranges of implied values for each business to derive an implied total firm value range, (ii) subtracted net debt to arrive at an implied total equity value range and (iii) divided the implied total equity value range by the number of fully diluted shares outstanding as provided by Raven management to arrive at an implied share price range. This analysis indicated the following approximate implied per share equity value reference range for Raven common stock, rounded to the nearest $0.25, which was compared to (i) the closing price of Raven common stock on June 18, 2021 of $38.62 and (ii) the Merger Consideration of $58.00 per share of Raven common stock:

Implied Per Share Equity Value (rounded to the nearest $0.25)
Low	High
$52.00	$68.50

Other Information

Historical Trading Range. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the historical prices of Raven common stock during the 52-week period ending on June 18, 2021, and noted that such prices ranged from $19.84 to $47.43 per share, and compared that to (i) the closing price of Raven common stock on June 18, 2021 of $38.62 and (ii) the Merger Consideration of $58.00 per share of Raven common stock.

Analyst Price Targets. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for Raven common stock obtained from FactSet Research Systems, and noted that these share price targets ranged from $47.00 to $55.00 per share, and compared that to (i) the closing price of Raven common stock on June 18, 2021 of $38.62 and (ii) the Merger Consideration of $58.00 per share of Raven common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Raven. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the Selected Companies reviewed as described in the above summary is identical to Raven. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Raven. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Raven.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Raven with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Raven and the industries in which it operates.

For services rendered in connection with the Merger, Raven has agreed to pay J.P. Morgan a transaction fee that is estimated, based on information available as of the date of announcement, to be approximately $28,000,000, $3,000,000 of which became payable following delivery of J.P. Morgan’s opinion, and the remainder of which is contingent and payable upon consummation of the Merger. In addition, Raven has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with Raven and CNH Industrial, for which J.P. Morgan and such affiliates have received, or will receive, customary compensation. Such services during such period for Raven have included acting as its financial advisor in connection with its strategic planning in February 2021, and such services during such period for CNH Industrial have included acting as joint lead bookrunner on an offering of debt securities by CNH Industrial Capital LLC, a subsidiary of CNH Industrial, in June 2020. Neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Exor N.V. (“Exor”), which holds approximately 26.9% of the shares and 42.5% of the voting rights in CNH Industrial, during the two years preceding the date of J.P. Morgan’s opinion. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Raven, CNH Industrial and Exor. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from Raven were approximately $50,000 and from CNH Industrial were approximately $1,000,000, and no fees were recognized from Exor during such period. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Raven, CNH Industrial or Exor for their own accounts or for the accounts of customers, and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Projected Financial Information

Raven does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, Raven prepared financial projections in May 2021 (the “Projections”), which were prepared as part of the strategic review process and provided to CNH Industrial, Bidder 1 and Bidder 2. In addition, the Projections were provided to the Board and to J.P. Morgan for use by J.P. Morgan in its financial analyses as described further under “The Merger (Proposal 1)—Opinion of Raven’s Financial Advisor.”

We have included a summary of certain of the Projections below to give shareholders access to certain nonpublic information provided to the Board for purposes of considering and evaluating Raven’s strategic and financial alternatives, including the Merger, and to J.P. Morgan in connection with its financial analyses. The inclusion of the Projections should not be regarded as an indication that CNH Industrial, Raven or the Board, J.P. Morgan, any of their respective affiliates, officers, directors, advisors or other representatives, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Projections were not prepared with a view to public disclosure. The financial projections included in this proxy statement have been prepared by, and are the responsibility of, Raven’s management. The financial projections were prepared solely for internal use of Raven and are subjective in many respects. Projecting future performance is difficult, and given the extended timeline of the Projections, as well as the risks and uncertainties inherent in the market acceptance of and timing for advanced autonomous solutions, there is an increased level of unpredictability in the Projections. Although a summary of the financial projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the financial projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, the financial projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the financial projections will be realized, and actual results may be materially better or worse than those contained in the financial projections. The inclusion of this information should not be regarded as an indication that the Board, Raven, J.P. Morgan or any other recipient of this information considered, or now considers, the forecasts to be predictive of actual future results.

The Projections are unaudited and were not prepared with a view toward compliance with the guidelines established by the Public Company Accounting Oversight Board (United States) for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (“GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither the Company’s independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections or expressed any opinion or any other form of assurance on the financial projections or their achievability. The Company’s independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the financial projections.

The Projections are forward-looking statements. For information on factors that may cause Raven’s future results to materially vary or the Projections not to be achieved, see the section entitled “Caution Regarding Forward-Looking Statements” beginning on page [•] of this proxy statement.

Subject to the foregoing qualifications, a summary of the Projections is set forth below:

	Fiscal Year End
Dollars in Millions	2022F	2023F	2024F	2025F	2026F	2027F	2028F	2029F	2030F	2031F
Net Sales[1]	$448	$545	$679	$849	$1,036	$1,231	$1,498	$1,765	$1,930	$2,097

EBITDA[2]	$68	$80	$120	$168	$230	$280	$344	$412	$460	$510

Capital Expenditures[3]	$24	$93	$116	$99	$37	$89	$42	$44	$45	$47

(1) All of the Projections are for Raven as a consolidated company except for the following breakout of net sales specific to the Applied Technology Division, which includes Raven Autonomy™.

	2022F	2023F	2024F	2025F	2026F	2027F	2028F	2029F	2030F	2031F
Net Sales – Applied Technology	$180	$232	$294	$384	$511	$642	$840	$1,062	$1,181	$1,302

(2) EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income plus income taxes, plus depreciation and amortization expense, plus interest expense (net).

(3) Projected capital expenditures include forecasted acquisition activity.

Interests of Raven Directors and Executive Officers in the Merger

In considering the recommendation of the Board to approve the Merger Agreement, you should be aware that Raven’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of Raven’s shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the shareholders of Raven. These interests are described and quantified below.

Equity-Based Awards

Raven’s executive officers currently hold vested and unvested Raven Stock Options and Raven RSUs, while Raven’s directors hold Raven DSUs.

The Merger Agreement provides that, at or immediately prior to the Effective Time, the outstanding equity awards of Raven (including awards held by Raven’s executive officers and directors) will be treated as follows:

•	Each Raven RSU that is outstanding under any Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven RSU. Any accrued but unpaid dividends granted with respect to a Raven RSU will automatically vest and be paid or distributed to the holder of such Raven RSU. To the extent the number of shares of Raven common stock underlying a Raven RSU is based on the satisfaction of performance conditions, such performance conditions will be deemed to have been earned at the greater of (i) the target amount under the terms of the applicable award agreement and (ii) the amount based on the actual performance level achieved under such award agreement based on performance through the Effective Time, such performance to be determined by Raven’s reasonable determination of performance as of immediately prior to the Effective Time. Any payment in respect of Raven RSUs and dividends accrued with respect to Raven RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

•	Each Raven DSU that is outstanding under a Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven DSU. Any accrued but unpaid dividends granted with respect to a Raven DSU will automatically vest and be paid or distributed to the holder of such Raven DSU. Any payment in respect of Raven DSUs and dividends accrued with respect to Raven DSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Each Raven Stock Option that is outstanding under a Raven Stock Plan, whether or not vested or exercisable, will automatically be canceled in exchange for the right to receive an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Raven Stock Option by (ii) the number of shares of Raven common stock underlying the Raven Stock Option. Any Raven Stock Option for which the exercise price is equal to or greater than the Merger Consideration will be canceled without any consideration.

See “Interests of Raven Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page [●] of this proxy statement for an estimate of the amounts that would become payable to each named executive officer of Raven in respect of his or her unvested Raven Stock Options and Raven RSUs.

Change in Control Agreements

On June 20, 2021, the Personnel & Compensation Committee (the “Committee”) of the Board approved the entry by Raven into Amended and Restated Change in Control Agreements (collectively, the “Amended Change in Control Agreements”) with certain executives of Raven, including Daniel A. Ryhkus, Taimur Sharih, Steven Brazones, Scott Wickersham, Lee Magnuson, Anthony Schmidt and Nicole Freesemann (together, the “CiC Participants”). The Amended Change in Control Agreements for the CiC Participants provide that in the event of a termination of the CiC Participant’s employment by Raven without Cause or by the CiC Participant due to a Constructive Termination (as such terms are defined in the Amended Change in Control Agreements) within two years following a change of control (which will include the Merger), the CiC Participant will be entitled to the following severance benefits: (i) the product of (x) the sum of (A) the CiC Participant’s annual base salary in effect as of the CiC Participant’s termination and (B) the CiC Participant’s target bonus amount under Raven’s short-term incentive plan (the “STIP”) for the year of termination, and (y) a multiple, with such multiple being equal to three for Mr. Rykhus, two for Mr. Brazones and Mr. Sharih, and one-and-one-half for Mr. Schmidt, Mr. Wickersham, Mr. Magnuson and Ms. Freesemann; (ii) a prorated bonus under the STIP based on the greater of (A) the applicable target bonus amount and (B) the reasonably anticipated achievement of the applicable performance metrics for the entire fiscal year in which the termination occurs; provided, however, that such bonus will not be duplicative of any bonus to which such CiC Participant is entitled under the Merger Agreement for such fiscal year; (iii) reimbursement of the employer portion of the CiC Participant’s COBRA premiums for up to eighteen months following the CiC Participant’s termination; and (iv) the accelerated vesting of any performance-based stock units (“PSUs”) in an amount equal to the greater of (A) the target amount of such PSUs and (B) an amount based on actual performance through the change in control. In addition, Mr. Schmidt will vest in his post-retirement benefits upon such a termination of his employment (Mr. Rykhus has already met the requirements for retirement eligibility and his benefits are fully vested).

In connection with Raven’s entry into the Amended Change in Control Agreements, Raven also entered into amended and restated employment agreements with Mr. Rykhus and Mr. Brazones (collectively, the “Amended Employment Agreements”). Under the Amended Employment Agreements, the severance benefits provided to Mr. Rykhus and Mr. Brazones upon or following a change in control were removed in recognition of Raven’s entry into Amended Change in Control Agreements with Mr. Rykhus and Mr. Brazones. The Amended Employment Agreements amend and restate in their entirety each of Mr. Rykhus’s and Mr. Brazones’s existing employment agreements with Raven.

Retention Program

In connection with entering into the Merger Agreement, the Committee also approved the adoption of a retention program under which Raven may pay cash-based retention bonuses (the “Retention Bonuses”) to up to 183 employees of Raven in an aggregate amount of up to $10.3 million (the “Retention Program”). Retention Bonuses under the Retention Program will include potential payments of $1,230,000 to Mr. Rykhus, $390,000 to Mr. Sharih, $597,000 to Mr. Brazones, $180,000 to Mr. Schmidt, $345,000 to Mr. Wickersham, $338,000 to Mr. Magnuson and $382,500 to Ms. Freesemann. Subject to their continued employment through the applicable vesting date, up to 50% of each participant’s award under the Retention Program will vest and be payable within 60 days following the closing of the Merger and at least 50% of such participant’s award under the Retention Program will vest and be payable six months following the closing of the Merger (or three months in the case of Mr. Rykhus), subject, in each case, to earlier vesting and payment upon a termination of the participant’s employment by Raven without Cause or by the participant due to a Constructive Termination (as such terms are defined in the individual award agreements under the Retention Program).

See “Interests of Raven Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page [●] of this proxy statement for the estimated amounts that each of Raven’s named executive officers would receive under his or her Amended Change in Control Agreement and the Retention Program upon a qualifying termination of employment.

Annual Bonuses

If the closing of the Merger occurs before the date annual bonuses for the fiscal year ending January 31, 2022 (or, if applicable, January 31, 2023) are paid under any Raven annual cash incentive compensation plan or arrangement (each, a “Closing Year Bonus Plan”), the bonus amount required to be paid to participating Raven employees under the applicable Closing Year Bonus Plan will be the greater of (A) such participant’s target bonus amount under the Closing Year Bonus Plan in effect as of immediately prior to the Effective Time and (B) such participant’s bonus amount under the Closing Year Bonus Plan based on Raven’s reasonably anticipated achievement of the applicable performance metrics for the entire fiscal year in which the Effective Time occurs; provided, however, that any bonus amount payable under a Closing Year Bonus Plan for the fiscal year ending January 31, 2023 will be prorated based on the number of days in such fiscal year prior to the closing date, and CNH Industrial will provide participating Raven employees with an additional annual bonus opportunity for the remainder of such fiscal year in a manner consistent with the Merger Agreement. The determination of the anticipated achievement of the applicable performance metrics will be based on Raven’s reasonable determination of such achievement as of immediately prior to the Effective Time. Annual bonuses under each Closing Year Bonus Plan will be paid within thirty (30) days after the closing date.

Compensation Payable to Raven’s Directors and Non-NEO Executive Officers

The estimated aggregate amounts that would become payable to Raven’s non-management directors in respect of their Raven DSUs are set forth in the table below. None of the non-management directors are parties to an Amended Change in Control Agreement or participate in the Retention Program.

NON-MANAGEMENT DIRECTOR EQUITY AWARD SUMMARY TABLE
Non-Employee Directors	Number of Deferred Stock Units (#)	Value of Deferred Stock Units ($)
Jason M. Andringa	36,846	2,137,068
Thomas S. Everist	33,817	1,961,386
Janet M. Holloway	9,962	577,796
Kevin T. Kirby	32,093	1,861,394
Marc E. LeBaron	34,903	2,024,374
Lois M. Martin	9,962	577,796
Richard W. Parod	10,287	596,646

Based on the assumptions described in the section entitled “Interests of Raven Directors and Executive Officers in the Merger—Golden Parachute Compensation” below, Nicole Freesemann, Raven’s Vice President of Human Resources and an executive officer, is entitled to receive the following estimated amounts of compensation that are payable in connection with or otherwise relate to the Merger and that will or may become payable to Ms. Freeseman either immediately on the consummation of the Merger or on a qualifying termination of employment within two years after the Merger: (i) $820,120 in respect of her unvested Raven Stock Options and Raven RSUs and (ii) $1,030,474 under her Amended Change in Control Agreement and the Retention Program.

Golden Parachute Compensation

The table below sets forth, for each of Raven’s named executive officers (“NEO”), estimates of the amounts of compensation that are payable in connection with or otherwise relate to the Merger and that will or may become payable to the NEO either immediately on the consummation of the Merger or on a qualifying termination of employment within two years after the Merger. Raven’s shareholders are being asked to approve, on a non-binding, advisory basis, such compensation for the NEO’s (see the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” beginning on page [●] of this proxy statement). Because the vote to approve such compensation is advisory only, it will not be binding on either Raven or CNH Industrial. Accordingly, if the Merger is approved by Raven’s shareholders and the Merger is completed, the compensation for the NEOs will be payable regardless of the outcome of the advisory vote to approve such compensation, subject only to the conditions applicable to the vote to approve the Merger, which are described in the footnotes to the table and above under the section entitled “The Merger (Proposal 1)—Interests of Raven Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement.

The estimates in the table assume that the Merger will become effective on December 1, 2021 and that, immediately after the consummation of the Merger, each NEO’s employment will be terminated by Raven without Cause or by the NEO due to a Constructive Termination (as such terms are defined in the Amended Change in Control Agreements or in the NEO’s individual award agreement under the Retention Program, as applicable). See the footnotes to the table for additional assumptions.

Brian E. Meyer, Raven’s former Division Vice President and General Manager – Applied Technology, whose employment terminated on January 5, 2021, is considered a named executive officer for purposes of this Golden Parachute Compensation section of this proxy statement. Mr. Meyer does not have any interest in the Merger or any rights to compensation that are based on or otherwise related to the Merger other than to the extent to which he continues to hold outstanding service-vested PSUs and may be a holder of Raven common stock.

	Cash	Equity	COBRA Continuation Coverage ($)(3)(7)	Other Continued Insurance Coverage	Maximum Supplemental Health Benefits	Maximum Tax Reimbursement on Benefits	Total Benefits
	($)(1)	($)(2)		($) (4)(5)(7)	($) (4)(6)(7)	($) (4)(6)(7)	($)
Daniel A. Rykhus, President and Chief Executive Officer	6,970,000	11,350,247	24,176	-	-	-	18,344,423
Taimur Sharih, Chief Financial Officer	1,930,500	810,086	14,780	-	-	-	2,755,366
Steven E. Brazones, Division Vice President and General Manager – Applied Technology (Former Chief Financial Officer)	2,169,100	3,673,112	24,176	-	-	-	5,866,388
Anthony D. Schmidt, Executive Director of Information Technology and Facilities (Former Division Vice President and General Manager – Engineered Films)	780,000	1,444,847	24,176	214,414	204,050	121,648	2,789,135
Scott W. Wickersham, Division Vice President and General Manager – Engineered Films (Former Division Vice President and General Manager – Aerostar)	1,423,125	1,521,300	24,176	-	-	-	2,968,601
Lee A. Magnuson, General Counsel and Vice President	1,183,000	552,196	14,780	-	-	-	1,749,976
Brian E. Meyer, Former Division Vice President and General Manager – Applied Technology	-	176,088	-	-	-	-	176,088

(1) The amounts included in this column are (i) the severance payments that each NEO would receive under the Amended Change in Control Agreements described in the section entitled “The Merger (Proposal 1)—Interests of Raven Directors and Executive Officers in the Merger—Change in Control Agreements” and (ii) the amounts that would vest and become payable under the Retention Program. The following table provides additional information about the types of cash payments that would be received by the NEOs based on the assumptions set forth below. The severance payments pursuant to the Amended Change in Control Agreements are double-trigger payments.

Named Executive Officers	Severance Amount ($)(a)(b)	Short-Term Incentive Plan Bonus ($)(a)(c)	Retention Bonus ($)(d)	Total ($)
Daniel A. Rykhus	4,920,000	820,000	1,230,000	6,970,000
Taimur Sharih	1,287,000	253,500	390,000	1,930,500
Steven E. Brazones	1,313,400	258,700	597,000	2,169,100
Anthony D. Schmidt	504,000	96,000	180,000	780,000
Scott W. Wickersham	853,875	224,250	345,000	1,423,125
Lee A. Magnuson	709,800	135,200	338,000	1,183,000
Brian E. Meyer	-	-	-	-

(a)        For purposes of quantifying the potential payments and benefits described in this table, the following assumptions were used. The actual amounts payable following a termination of employment would depend on the date of termination, the manner of termination and the terms of the agreements in effect at such time.

•	It is assumed that the Merger will be consummated on December 1, 2021.

•	Each NEO is assumed to experience a termination without Cause or for Constructive Termination (if applicable under the terms of the applicable Amended Change in Control Agreement) immediately following the consummation of the Merger.

•	Compensation levels on the date of termination are assumed to be the same as those as of the date of this proxy statement.

(b)        Amounts are equal to a multiple of each NEO’s base salary and target bonus, which is calculated as follows: (i) the product of (x) the sum of (A) the NEO’s annual base salary in effect as of the NEO’s termination and (B) the NEO’s target bonus amount under the STIP for the year of termination, and (y) a multiple, with such multiple being equal to three for Mr. Rykhus, two for Mr. Brazones and Mr. Sharih, and one-and-one-half for Mr. Schmidt, Mr. Wickersham and Mr. Magnuson.

(c)       This represents the target bonus amount under the STIP. The ultimate amount to be received by the NEO pursuant to the terms of the Merger Agreement will be based on the greater of (A) the applicable target bonus amount and (B) the reasonably anticipated achievement of the applicable performance metrics for the entire fiscal year in which the termination occurs. See the section entitled “The Merger Agreement—Employee Matters” for a description of the treatment of the bonuses under the STIP under the terms of the Merger Agreement.

(d)       Up to 50% of the Retention Bonuses under the Retention Program will vest and be payable within 60 days following the closing of the Merger and at least 50% of the Retention Bonuses will vest and be payable six months following the closing of the Merger (or three months in the case of Mr. Rykhus), subject, in each case, to continued employment through the applicable vesting date. In addition, any unpaid portion of the Retention Bonuses will vest and become payable upon a termination of the NEO’s employment by Raven without Cause or by the NEO due to a Constructive Termination (as such terms are defined in the individual award agreements under the Retention Program).

(2)       The following table provides additional information regarding the equity award holdings of each NEO that will be canceled and exchanged for the Merger Consideration (net of the applicable exercise price in the case of Raven Stock Options) on a single-trigger basis in connection with the consummation of the Merger. With respect to RSUs that are subject to the satisfaction of performance conditions, the values of the RSUs set forth in the tables assume achievement of performance at target level. For Mr. Meyer, the value of his RSUs represents the target amount prorated for the period of time between the applicable grant date and his termination of employment.

	Value of Unvested Stock Options	Value of RSUs	Total
	($)	($)	($)
Named Executive Officers
Daniel A. Rykhus	149,519	11,200,728	11,350,247
Taimur Sharih	-	810,086	810,086
Steven E. Brazones	45,212	3,627,900	3,673,112
Anthony D. Schmidt	36,491	1,408,356	1,444,847
Scott W. Wickersham	29,192	1,492,108	1,521,300
Lee A. Magnuson,	11,636	540,560	552,196
Brian E. Meyer	-	176,088	176,088

(3)       Amount equal to the employer portion of the NEO’s COBRA premiums for up to eighteen months following the NEO’s termination.

(4)       Annual benefits would begin under the applicable policy immediately for NEOs eligible for retirement or at age 65 for the other NEOs and they would continue until the later of the NEO’s or spouse’s death; provided that, the supplemental medical benefits for Mr. Schmidt will continue only until the NEO’s death. Mr.Rykhus has met the requirements for retirement eligibility and his benefits are fully vested. As Mr. Rykhus is not entitled to any additional benefits that are payable in connection with or otherwise relate to the Merger, no values are included in this column for Mr. Rykhus.

(5)       Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.

(6)       Amounts included in this column represent the maximum aggregate annual reimbursement amount that Mr. Schmidt would receive over his lifetime, assuming for these purposes that Mr. Schmidt’s life expectancy is that of the average male in the United States. The actual expenses submitted to the plan each year may be less than the maximum annual reimbursement amount.

(7)       The amounts included in these columns are double-trigger payments.

Financing of the Merger

Completion of the Merger is not subject to a financing condition. CNH Industrial has represented in the Merger Agreement that it has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of the Merger Agreement.

Regulatory Clearances and Approvals Required for the Merger

The completion of the Merger is conditioned on, among other things, certain specified regulatory approvals having been obtained and remaining in full force and effect (or, in the case of certain specified regulatory approvals that are statutory waiting periods, having expired or been terminated), including the expiration or termination of any applicable waiting period under the HSR Act and the receipt of CFIUS approval. The Company and CNH Industrial filed their respective Notification and Report Forms with the Antitrust Division and the FTC on July 12, 2021. The waiting period under the HSR Act is expected to expire on August 11, 2021.

Under the terms of the Merger Agreement, each of Raven and CNH Industrial agrees to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

CNH Industrial acknowledges and agrees that its obligation to use reasonable best efforts to obtain such regulatory clearances includes taking, or causing to be taken, and doing, or causing to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including divestitures, hold separate arrangements, the termination, assignment, novation or modification of contracts or other business relationships, the acceptance of restrictions on business operations, the entry into other commitments and limitations, and litigation, including with governmental authorities, to obtain the approvals, consents, registrations, permits, authorizations, orders, waivers, non-objections and other confirmations required to be obtained from any governmental authority to consummate the transactions contemplated by the Merger Agreement; provided that CNH Industrial will not be required to (x) proffer to, agree to or take any action, including accept any restrictions on business operations or enter into other commitments or limitations on the freedom of action of CNH Industrial and its subsidiaries (including, after the closing of the Merger, Raven and its subsidiaries), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Applied Technology Division, or (y) proffer to, agree to or take any action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of CNH Industrial and its subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to Raven and its subsidiaries, taken as a whole).

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Raven common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement) whose shares of Raven common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Raven Common Stock

Upon completion of the Merger, the Raven common stock currently listed on the Nasdaq will cease to be listed on the Nasdaq and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Under Section 47-1A-1302.1 of South Dakota Law, the holders of Raven common stock will not have appraisal rights in connection with the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which is incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, a copy of which is attached hereto as Annex A to this proxy statement, is intended to provide information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Raven in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Raven or any of its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by Raven, CNH Industrial and Merger Subsidiary which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure schedules to the Merger Agreement; were made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Raven’s public disclosures.

Additional information about Raven may be found elsewhere in this proxy statement and Raven’s other public filings. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement.

Structure of the Merger

At the Effective Time, Merger Subsidiary will be merged with and into Raven in accordance with South Dakota Law. As a result of the Merger, the separate existence of Merger Subsidiary will cease, and Raven will be the surviving corporation. At the Effective Time and by virtue of the Merger, the articles of incorporation of Raven will be amended and restated in its entirety to be identical to the articles of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) to change the name of the surviving corporation to “Raven Industries, Inc.” and (b) as otherwise required by the Merger Agreement to maintain in effect provisions regarding elimination of liability of directors and indemnification of officers, directors, employees, fiduciaries and agents described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page [●] of this proxy statement, and as so amended will be the amended and restated articles of incorporation of the surviving corporation. The bylaws of Merger Subsidiary in effect at the Effective Time will be the bylaws of the surviving corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Subsidiary at the Effective Time will be the directors of the surviving corporation and the officers of Raven will be the officers of the surviving corporation.

Closing and Effective Time of the Merger

Unless another time, date or place is mutually agreed by Raven and CNH Industrial, the closing of the Merger will take place as soon as possible, but in any event no later than two business days after the date the closing conditions set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions. The Merger will become effective at such time as the articles of merger are duly filed with the South Dakota Secretary of State or at such later time as may be specified in the articles of merger. As of the date of this proxy statement, we expect to complete the Merger in the fourth quarter of 2021. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described below, and it is possible that factors outside the control of Raven or CNH Industrial could delay the completion of the Merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the Merger. We expect to complete the Merger promptly following the receipt of all required approvals.

Effect of the Merger on Raven Common Stock

At the Effective Time, each share of Raven common stock outstanding immediately prior to the Effective Time (other than shares owned by Raven, CNH Industrial or any of their respective subsidiaries) will be converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Raven common stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with the terms of the Merger Agreement.

At the Effective Time, each share of Raven common stock held by Raven (as treasury stock) or owned by CNH Industrial or any other subsidiary of CNH Industrial will be canceled without payment of any consideration. At the Effective Time, each share of Raven common stock held by any subsidiary of Raven or CNH Industrial will be converted into such number of shares of stock of the surviving corporation such that each such subsidiary owns the same percentage of the outstanding capital stock in the surviving corporation immediately following the Effective Time as such subsidiary owned in Raven immediately prior to the Effective Time. Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time will be converted into one share of common stock of the surviving corporation.

Procedures for Surrendering Shares for Payment

Prior to the Effective Time, CNH Industrial will appoint an exchange agent reasonably acceptable to Raven for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Raven common stock or (ii) uncertificated shares of Raven common stock. At or prior to the Effective Time, CNH Industrial will make available to the exchange agent the Merger Consideration to be paid in respect of the certificates representing shares of Raven common stock or uncertificated shares of Raven common stock.

Promptly after the Effective Time (but no later than two business days thereafter), CNH Industrial will send, or cause the exchange agent to send, to each holder of shares of Raven common stock at the Effective Time a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of certificates representing shares of Raven common stock or transfer of uncertificated shares of Raven common stock to the exchange agent) for use in such exchange.

Each holder of shares of Raven common stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, in each case (i) or (ii), the Merger Consideration in respect of each share of Raven common stock represented by a certificate or uncertificated share. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (i) either such certificate be properly endorsed or otherwise be in proper form for transfer or such uncertificated share be properly transferred and (ii) the person requesting such payment must pay to the exchange agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

After the Effective Time, there will be no further registration of transfers of shares of Raven common stock. If, after the Effective Time, certificates representing shares of Raven common stock or uncertificated shares of Raven common stock are presented to the surviving corporation or the exchange agent, they will be canceled and exchanged for the Merger Consideration.

Any portion of the Merger Consideration made available to the exchange agent for payment to the shareholders that remains unclaimed by the holders of Raven common stock twelve months after the Effective Time will be returned to CNH Industrial, upon demand, and any such holder who has not exchanged shares of Raven common stock will thereafter look only to CNH Industrial for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, CNH Industrial and its subsidiaries (including the surviving corporation and its subsidiaries) will not be liable to any holder of Raven common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar applicable laws. Any Merger Consideration remaining unclaimed by holders of shares of Raven common stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental authority will, to the extent permitted by applicable law, become the property of CNH Industrial free and clear of any claims or interest of any person previously entitled thereto.

Withholding

CNH Industrial, the surviving corporation and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the exchange agent, the surviving corporation or CNH Industrial, as the case may be, so withholds amounts, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Raven common stock, Raven Stock Options, Raven RSUs or Raven DSUs, as applicable, in respect of which the exchange agent, the surviving corporation or CNH Industrial, as the case may be, made such deduction and withholding.

Treatment of Raven Equity Awards

At or immediately prior to the Effective Time, the outstanding equity awards of Raven will be treated as follows:

•	Each Raven RSU that is outstanding under any Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven RSU. Any accrued but unpaid dividends granted with respect to a Raven RSU will automatically vest and be paid or distributed to the holder of such Raven RSU. To the extent the number of shares of Raven common stock underlying a Raven RSU is based on the satisfaction of performance conditions, such performance conditions will be deemed to have been earned at the greater of (i) the target amount under the terms of the applicable award agreement and (ii) the amount based on the actual performance level achieved under such award agreement based on performance through the Effective Time, such performance to be determined by Raven’s reasonable determination of performance as of immediately prior to the Effective Time. Any payment in respect of Raven RSUs and dividends accrued with respect to Raven RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

•	Each Raven DSU that is outstanding under a Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Raven common stock represented by the Raven DSU. Any accrued but unpaid dividends granted with respect to a Raven DSU will automatically vest and be paid or distributed to the holder of such Raven DSU. Any payment in respect of Raven DSUs and dividends accrued with respect to Raven DSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid without triggering a tax or penalty under Section 409A of the Code will be made at the earliest time permitted under the applicable Raven Stock Plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

•	Each Raven Stock Option that is outstanding under a Raven Stock Plan, whether or not vested or exercisable, will automatically be canceled in exchange for the right to receive an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Raven Stock Option by (ii) the number of shares of Raven common stock underlying the Raven Stock

Option. Any Raven Stock Option for which the exercise price is equal to or greater than the Merger Consideration will be canceled without any consideration.

Representations and Warranties

Raven’s representations and warranties to CNH Industrial in the Merger Agreement relate to, among other things:

•	The organization, good standing and qualification of Raven and its subsidiaries;

•	The corporate power and authority to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	Required regulatory filings and authorizations, consents or approvals of governmental entities;

•	The absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the Merger Agreement;

•	The capital structure of Raven and its subsidiaries;

•	The reports, schedules, forms, statements and other documents required to be filed with the SEC and other regulatory agencies and the accuracy of the information contained in those documents;

•	The financial statements of Raven and Raven’s internal system of disclosure controls and procedures concerning financial reporting;

•	The disclosure documents required to be filed with the SEC in connection with the Merger (including this proxy statement);

•	The absence of certain changes or events;

•	The absence of certain undisclosed liabilities;

•	Compliance with laws, licenses and permits by Raven and its subsidiaries;

•	The absence of certain litigation, actions, suits, investigations or proceedings;

•	Real property owned or leased by Raven and its subsidiaries;

•	Ownership of or rights with respect to the intellectual property and IT systems of Raven and its subsidiaries;

•	The payment of taxes, the filing of tax returns and other tax matters related to Raven and its subsidiaries;

•	Compensation and benefits plans, agreements and arrangements with or concerning employees of Raven and its subsidiaries;

•	Compliance with environmental laws, permits and licenses by Raven and its subsidiaries and other environmental matters;

•	Certain material contracts of Raven and its subsidiaries;

•	Certain matters related to the insurance policies and arrangements of Raven and its subsidiaries;

•	Status of and rights with respect to Raven’s government contracts;

•	The absence of product liability matters;

•	Finders’ fees and other expenses payable by Raven;

•	Receipt of the opinion of J.P. Morgan with respect to the fairness of the Merger Consideration from a financial point of view; and

•	The applicability of, and Raven’s compliance with, certain takeover statutes under South Dakota Law.

CNH Industrial’s representations and warranties to Raven in the Merger Agreement relate to, among other things:

•	The corporate organization, good standing and qualification of each of CNH Industrial and Merger Subsidiary;

•	The corporate power and authority to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	Required regulatory filings and authorizations, consents or approvals of governmental entities;

•	The absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the Merger Agreement;

•	The accuracy of information supplied by CNH Industrial to be included in this proxy statement;

•	Finders’ fees and other expenses payable by CNH Industrial;

•	The availability of funds to consummate the Merger and pay related fees;

•	The absence of certain actions, suits, arbitrations or proceedings that would prevent, impair or materially delay the ability of CNH Industrial or Merger Subsidiary to perform their respective obligations under the Merger Agreement or to consummate the Merger;

•	Beneficial ownership of shares of Raven common stock by CNH Industrial, Merger Subsidiary or any of their respective subsidiaries;

•	The absence of agreements pursuant to which a shareholder of Raven would be entitled to receive consideration related to the Merger of a different amount or nature than the Merger Consideration; and

•	The acknowledgement that there are no further representations and warranties made by or on behalf of Raven, other than in the Merger Agreement.

None of the representations and warranties in the Merger Agreement survive the Effective Time.

Definition of “Material Adverse Effect”

Many of Raven’s representations and warranties in the Merger Agreement are qualified by a “Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). For purposes of the Merger Agreement, a “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, operations or results of operations of Raven and its subsidiaries, taken as a whole, excluding any effect, directly or indirectly, resulting from:

•	Changes in GAAP or in the accounting requirements applicable to any industry in which Raven and its subsidiaries operate;

•	Changes in the financial, securities, currency, international trade, capital or credit markets or in general economic, political or regulatory conditions globally or in any jurisdiction in which Raven or any of its subsidiaries operate;

•	Changes in applicable law or the interpretation or enforcement thereof or conditions generally affecting any industry in which Raven and its subsidiaries operate;

•	Acts of God, disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events), terrorism, armed hostilities, sabotage, war, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof;

•	Any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including responses thereto;

•	The execution or performance of the Merger Agreement, the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, the identity of CNH Industrial or any actions taken by CNH Industrial or the announcement or other disclosure of CNH Industrial’s plans or intentions with respect to the conduct of the business of the Company following the closing, including the effect thereof on the relationships, contractual or otherwise, of Raven and any of its subsidiaries with customers, employees, suppliers, vendors, service providers, counterparties or governmental authorities (including the failure to obtain any consents in connection with the transactions contemplated by the Merger Agreement);

•	Any failure by Raven and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the exception in this clause shall not preclude CNH Industrial from asserting that any underlying facts giving rise or contributing to such failure should be taken into account in determining whether there has been a Material Adverse Effect);

•	Any action taken (or omitted to be taken) at the written request of CNH Industrial;

•	Any action taken by Raven or any of its subsidiaries that is required pursuant to the Merger Agreement; or

•	Any change, in and of itself, in the price and/or trading volume of Raven common stock on the Nasdaq or any other market in which such securities are quoted for purchase and sale (provided that the exception in this bullet shall not preclude CNH Industrial from asserting that any underlying facts giving rise or contributing to such change should be taken into account in determining whether there has been a Material Adverse Effect).

Notwithstanding these exclusions, any effects referred to in the first five bullets will be taken account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent that any such effect has had or would reasonably be expected to have a disproportionate adverse effect on Raven and its subsidiaries, taken as a whole, as compared to other companies operating in the same industry or industries in which Raven and its subsidiaries operate.

Conduct of the Business Pending the Merger

Raven has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Effective Time. In general, except as contemplated by the Merger Agreement, as set forth on the disclosure schedules to the Merger Agreement, as required by applicable law or with respect to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable law, directive, guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”), including the CARES Act and Families First Act, or with the prior written consent of CNH Industrial (not to be unreasonably withheld, conditioned or delayed), Raven will, and will cause each of its subsidiaries to, conduct its business in the ordinary course and use its reasonable best efforts to preserve intact its business organizations and maintain existing relationships with third parties (including government authorities, customers, suppliers, distributors, creditors, employees and business associates) and to keep available the services of its present officers and key employees.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by the Merger Agreement, as set forth on the disclosure schedules to the Merger Agreement, as required by applicable law or any COVID-19 Measures, or with the prior written consent of CNH Industrial (not to be unreasonably withheld, conditioned or delayed), Raven will not, nor will Raven permit any of its subsidiaries to:

•	Amend its articles of incorporation, bylaws or other similar organizational documents;

•	Merge or consolidate Raven or any of its subsidiaries with any other person, except for any such transactions among wholly owned subsidiaries of Raven, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

•	(i) split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by any of its wholly owned subsidiaries to Raven or any other wholly owned subsidiary or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Raven securities or any securities of Raven’s subsidiaries, except pursuant to any employee stock option or other compensation plan or arrangement;

•	(i) issue, deliver, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of any Raven securities or securities of Raven’s subsidiaries, other than the issuance of (A) any shares of Raven common stock upon the exercise of stock options or the settlement of restricted stock units or deferred stock units that are outstanding on the date of the Merger Agreement, in accordance with the terms of such stock options, restricted stock units and deferred stock units and, as applicable, the Raven Stock Plans as in effect on the date of the Merger Agreement, or that are granted after the date of the Merger Agreement in accordance with the disclosure schedules, and (B) any securities of Raven’s subsidiaries to Raven or any other Raven subsidiary or (ii) amend any term of any Raven security or any security of a Raven subsidiary;

•	Acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, from any other person any assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments in effect as of the date of the Merger Agreement, and (ii) acquisitions with a value or purchase price that does not exceed $2,500,000 individually or $15,000,000 in the aggregate; provided that nothing in this section will limit the acquisition of supplies and inventory in the ordinary course of business consistent with past practice;

•	Sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or expire or otherwise transfer any of its assets, licenses, operations, rights, product lines, securities, properties, interests or businesses of Raven or its subsidiaries, other than (i) pursuant to existing contracts or commitments in effect prior to the date of the Merger Agreement, (ii) dispositions of obsolete assets or property in the ordinary course of business, (iii) sales or leases of inventory or equipment in the ordinary course of business consistent with past practice, or (iv) sales of assets, licenses, operations, rights, product lines, securities, properties, interests or businesses with a sale price that does not exceed $1,000,000 individually or $10,000,000 in the aggregate;

•	Make any material loans, advances or capital contributions to, or investments in, any other person (other than (i) loans or advances between Raven and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries and (ii) capital contributions to, or investments in, Raven’s wholly owned subsidiaries);

•	Create any lien (other than permitted liens) material to Raven or any of its subsidiaries not incurred in the ordinary course of business;

•	Incur any indebtedness for borrowed money or guarantees thereof, other than (i) any indebtedness for borrowed money or guarantees thereof and letters of credit under the Amended and Restated Credit Agreement, dated November 8, 2019, by and among Raven, as the Borrower, certain subsidiaries of Raven, as Designated Borrowers, Bank of America, N.A., as Administrative Agent, Swingline Lender, and an L/C issuer and each of the other lenders party thereto, incurred in the ordinary course of business or (ii) between Raven and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;

•	Except (x) as set forth in the capital budget set forth in disclosure schedules and consistent therewith or (y) any unbudgeted capital expenditure reasonably necessary to mitigate a potential or actual material business interruption, make or authorize any capital expenditure in excess of $5,000,000 in the aggregate during any 12 month period;

•	Other than as required by applicable law or the terms of a Raven employee plan in effect as of the date of the Merger Agreement, (i) become a party to, commence participation in, establish, adopt or materially amend any Raven employee plan, (ii) materially increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay or other benefits payable to any employee of Raven or any of its subsidiaries, other than increases in base salaries or wages in the ordinary course of business consistent with past practice to employees of Raven or any of its subsidiaries with an annual base compensation of less than $200,000, (iii) grant any equity or equity-based award to any employee of Raven or any of its subsidiaries, or amend or modify the terms of any outstanding awards, under any Raven Stock Plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund as security for future payment or in any other way secure the payment, of compensation or benefits under any Raven employee plan, (v) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee of Raven or any of its subsidiaries, (vi) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $200,000 or (vii) terminate the employment of any employee of Raven or any of its subsidiaries with an annual salary or wage rate in excess of $200,000 other than for cause;

•	Become a party to, establish, adopt, amend or commence participation in any collective bargaining agreement or similar agreement with a labor union or works council;

•	Change Raven’s methods of accounting, except as required by concurrent changes in GAAP or applicable law;

•	Amend, modify or terminate in any material respect or waive any of its material rights under any material contract, or enter into any contract that would, if entered into prior to the date hereof, constitute a material contract, in each case except in the ordinary course of business;

•	Settle any litigation, arbitration, proceeding or other claim involving or against Raven or any of its subsidiaries, other than settlements or waivers that require payments by Raven or any of its subsidiaries not in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•	Make or change any material tax election, change an annual tax accounting period or settle or compromise any material tax liability, file any material amended tax return, adopt or change any material tax accounting method, surrender any material claim for a refund of taxes, enter into any closing agreement relating to a material amount of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than ordinary course extensions);

•	Sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any intellectual property, other than the sale or license of software, goods and services to customers, or the sale or other disposition of intellectual property deemed by Raven in its reasonable business judgment to be obsolete or no longer be material to the business of Raven and its subsidiaries, in each case, in the ordinary course of business; or

•	Agree, authorize or commit to do any of the foregoing.

Board Obligation to Call a Shareholders’ Meeting

Raven has agreed under the Merger Agreement to cause a meeting of Raven shareholders to be duly called and held as soon as reasonably practicable for the purpose of voting to approve the Merger Agreement and the Merger. In connection with the meeting of Raven shareholders, Raven is required to (i) use its reasonable best efforts to have the proxy statement and all proxy materials for the shareholder meeting cleared by the SEC as promptly as practicable and (ii) mail the proxy statement and all other proxy materials for the shareholder meeting to Raven shareholders as promptly as practicable after clearance by the SEC.

Under the Merger Agreement, subject to the provisions described below in “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals” and “The Merger Agreement—Changes in Board Recommendation” beginning on pages [●] and [●], respectively, of this proxy statement, the Board is required to (i) recommend approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement by Raven shareholders, (ii) use its reasonable best efforts to obtain the Shareholder Approval, (iii) not affect an adverse recommendation change (as described below) and (iv) otherwise comply in all material respects with all legal requirements applicable to such meeting.

Raven is not permitted to postpone, adjourn, recess or otherwise delay the meeting of Raven shareholders or, after Raven has established a record date for such meeting, change the record date or establish a different record date for such meeting unless Raven is required to do so by applicable law or its organizational documents, except (i) with the prior written consent of CNH Industrial, (ii) for the absence of a quorum (in which case Raven will, and will instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy of a quorate number of shares of Raven common stock), or (iii) after consultation with CNH Industrial, if Raven reasonably believes that such adjournment, postponement, recess or delay is necessary (and to the extent required, change the record date in connection therewith) to allow reasonable additional time (x) for the filing and mailing of any supplemental or amended disclosure which Raven’s Board has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Raven’s shareholders prior to the Raven shareholder meeting, or (y) to solicit additional proxies in order to obtain the Shareholder Approval; provided that, if Raven delivers a notice of an intent to make an adverse recommendation change within five business days prior to the original date that the Raven shareholder meeting is scheduled, at CNH Industrial’s request, Raven will, as promptly as practicable thereafter postpone, adjourn or recess the Raven shareholder meeting for up to five business days in accordance with CNH Industrial’s direction.

Restrictions on Solicitation of Acquisition Proposals

Raven has agreed that from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, except as otherwise set forth below, Raven and its subsidiaries will not, and will cause their respective directors, officers and employees, and instruct their investment bankers, attorneys, accountants, consultants and other advisors or representatives (collectively, “representatives”) not to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any “acquisition proposal” (as described below) or offer or inquiry that would reasonably be expected to lead to any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to Raven or any of its subsidiaries or afford access to the business, properties, assets, books or records of Raven or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist or participate in any effort by any third party that is seeking to make, or has made, an acquisition proposal;

•	fail to make (including by failing to include in the proxy statement), withdraw or modify in a manner adverse to CNH Industrial the recommendation by Raven’s Board in favor of the Merger Agreement (or recommend an acquisition proposal) (any of the foregoing in this bullet, an “adverse recommendation change”);

•	fail to enforce or grant a waiver or release under a standstill or similar agreement with respect to any class of equity securities of Raven or any of its subsidiaries;

•	approve any transaction under, or any person becoming an “interested shareholder” under the business combination provisions of South Dakota Law (Section 47-33-17 to Section 47-33-19, inclusive);

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal; or

•	publicly propose to do any of the foregoing.

Raven also agreed in the Merger Agreement to (and agreed to cause its subsidiaries to) cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives with respect to any acquisition proposal and to send written notice demanding that any such third party or its representatives in possession of nonpublic information in respect of Raven or its subsidiaries return or destroy all such information, and that it would promptly terminate all physical and electronic data access previously granted to such persons.

Notwithstanding the restrictions described above, if at any time prior to obtaining the Shareholder Approval, (i) Raven or any of its representatives receives a bona fide acquisition proposal that the Board reasonably believes, after consultation with Raven’s financial advisor, constitutes or is reasonably likely to lead to a “superior proposal” (as described below) and (ii) the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then Raven may:

•	Enter into or engage in negotiations or discussions with such third party and its representatives; and

•	Furnish to such third party or its representatives nonpublic information relating to Raven or any of its subsidiaries pursuant to a confidentiality agreement that meets certain standards; provided that Raven is required to promptly provide to CNH Industrial any such information that is provided to any such person which was not previously provided to or made available to CNH Industrial.

In addition, the Board is not permitted to take any of the actions referred to in the above bullets unless Raven has first delivered to CNH Industrial prior written notice advising CNH Industrial that it intends to take such action.

Raven is required to keep CNH Industrial promptly informed after taking any action referred to in the above bullets of the status and material terms of any discussions and negotiations with the applicable third party with respect to any acquisition proposal. In addition, Raven is required to notify CNH Industrial promptly (but in no event later than 24 hours) after receipt by Raven (or any of its representatives) of any acquisition proposal or any request for information relating to Raven or any of its subsidiaries or for access to the business, properties, assets, books or records of Raven or any of its subsidiaries by any third party that is considering making, or has made, an acquisition proposal, which notice must include the material terms and conditions of any such acquisition proposal or request. Raven is required to keep CNH Industrial informed as to the status and details of any such acquisition proposal or request on a reasonably prompt basis, including promptly (but in no event later than 24 hours of receipt) providing to CNH Industrial copies of all correspondence and written materials sent or provided to Raven or any of its subsidiaries that describes any terms or conditions of any acquisition proposal (as well as written summaries of any material oral communications addressing such matters) or any amendment thereto.

For purposes of the Merger Agreement, “acquisition proposal” means any proposal, offer, inquiry or indication of interest from any third party providing for:

•	Any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Raven or 25% or more of any class of equity or voting securities of Raven or any of its subsidiaries, whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Raven;

•	Any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Raven or any of its subsidiaries, whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Raven; or

•	A merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Raven or any of its subsidiaries, whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Raven.

For purposes of the Merger Agreement, “superior proposal” means a bona fide, written acquisition proposal for at least a majority of the outstanding shares of Raven common stock or all or substantially all of the consolidated assets of Raven and its subsidiaries on terms that the Board determines in good faith, after considering the advice of a financial advisor and outside legal counsel, are more favorable to Raven’s shareholders than those provided in the Merger Agreement (taking into account (x) any proposal by CNH Industrial to amend the terms of the Merger Agreement and (y) all of the terms and conditions of such acquisition proposal (including any legal, financial, regulatory and governmental approval and stockholder approval requirements and the financing thereof)).

Changes in Board Recommendation

At any time prior to obtaining the approval of Raven’s shareholders, the Board is permitted to make an adverse recommendation change (i) following receipt of a superior proposal that did not result from a willful and material breach of the no-shop covenant or (ii) in response to an “intervening event” (as described below), in each case, only if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that:

•	Raven promptly notifies CNH Industrial in writing at least five business days before taking such action, attaching (A) in the case of an adverse recommendation change to be made following receipt of a superior proposal, the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making the superior proposal, or (B) in the case of an adverse recommendation change to be made pursuant to an intervening event, a reasonably detailed description of the reasons for making such adverse recommendation change;

•	Raven negotiates in good faith with CNH Industrial (if requested by CNH Industrial) for five business days following such notice regarding any proposal by CNH Industrial to amend the terms of the Merger Agreement in response to such potential adverse recommendation change; and

•	The Board determines in good faith, after consultation with its outside legal counsel and Raven’s financial advisor, that CNH Industrial has not made, within such five business day period, an offer that (A) in the case of any adverse recommendation change to be made following receipt of a superior proposal, is at least as favorable to Raven’s shareholders as such superior proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such superior proposal shall require a new written notification from Raven and a new three business day period) or (B) in the case of an adverse recommendation change to be made pursuant to an intervening event, obviates the need for such adverse recommendation change.

Nothing in the Merger Agreement prevents Raven or its Board from:

•	taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act;

•	making any legally required disclosure to shareholders with regard to the transactions contemplated by the Merger Agreement or an acquisition proposal provided that any adverse recommendation change involving or relating to an acquisition proposal may only be made in accordance with the terms of the Merger Agreement;

•	issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; or

•	contacting and engaging in discussions with any person or group and their respective representatives who has made an acquisition proposal that was not solicited in breach of the no-shop covenant solely for the purpose of clarifying such acquisition proposal and the terms thereof.

For purposes of the Merger Agreement, an “intervening event” means any material event, change, occurrence, effect or development arising after the date of the Merger Agreement that was not known by nor was reasonably foreseeable (with respect to substance or timing) to the Board as of the date of the Merger Agreement; provided, that in no event shall any of the following events, changes, occurrences, effects or developments be taken into account for purposes of determining whether an intervening event has occurred: (x) the receipt of an acquisition proposal or a superior proposal or any inquiry or communications or matters relating thereto; or (y) the announcement, pendency and consummation of the Merger Agreement or the Merger or any actions expressly required to be taken or to be refrained from being taken pursuant to the Merger Agreement.

Regulatory Clearances and Approvals Required for the Merger

The completion of the Merger is conditioned on, among other things, certain specified regulatory approvals having been obtained and remaining in full force and effect (or, in the case of certain specified regulatory approvals that are statutory waiting periods, having expired or been terminated), including the expiration or termination of any applicable waiting period under the HSR Act and the receipt of CFIUS approval. Under the terms of the Merger Agreement, each of Raven and CNH Industrial agrees to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

CNH Industrial acknowledges and agrees that its obligation to use reasonable best efforts to obtain such regulatory clearances includes taking, or causing to be taken, and doing, or causing to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including divestitures, hold separate arrangements, the termination, assignment, novation or modification of contracts or other business relationships, the acceptance of restrictions on business operations, the entry into other commitments and limitations, and litigation, including with governmental authorities, to obtain the approvals, consents, registrations, permits, authorizations, orders, waivers, non-objections and other confirmations required to be obtained from any governmental authority to consummate the transactions contemplated by the Merger Agreement; provided that CNH Industrial will not be required to (x) proffer to, agree to, or take any action, including accept any restrictions on business operations or enter into other commitments or limitations on the freedom of action of CNH Industrial and its subsidiaries (including, after the closing of the Merger, Raven and its subsidiaries), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Applied Technology Division, or (y) proffer to, agree to or take any action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of CNH Industrial and its subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to Raven and its subsidiaries, taken as a whole) (any action set forth in clause (x) or (y), a “materially burdensome regulatory condition”).

CNH Industrial and Raven will (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within fifteen business days after the date of the Merger Agreement, (ii) make all appropriate filings, notices, applications or similar documents required under any non-U.S. antitrust law as promptly as practicable, and (iii) take all actions with the Committee on Foreign Investment in the United States (“CFIUS”) as may be advisable under applicable law to obtain CFIUS approval, including (A) submitting a draft CFIUS joint voluntary notice in accordance with Section 721 of the Defense Production Act of 1950 (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq. (the “DPA”) as promptly as practicable after the signing of the Merger Agreement, (B) submitting a final CFIUS joint notice to CFIUS after promptly resolving all comments to the draft CFIUS joint voluntary notice from CFIUS and (C) in the case of a CFIUS declaration, submitting a CFIUS joint voluntary notice if CFIUS so requests or informs CNH Industrial and Raven that it is not able to conclude action under the DPA with respect to the Merger on the basis of such CFIUS declaration. Each of CNH Industrial and Raven shall (i) respond as promptly as practicable to any inquiries received from any governmental authority for additional information or documentation and to all inquiries and requests in connection with the matters contemplated by this section, including responding to any request for information from CFIUS in the applicable timeframe set forth in the DPA, subject to any extensions of such time that may be granted by CFIUS staff upon the request of a party to the CFIUS joint notice and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties to the Merger Agreement. CNH Industrial agrees that it shall not agree to withdraw or resubmit the final filing submitted to CFIUS without the prior written consent of Raven. For purposes of the Merger Agreement, “CFIUS approval” means that any of the following shall have occurred: (a) CFIUS has concluded that none of the transactions contemplated by the Merger Agreement (including the Merger) is a “covered transaction” subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by the Merger Agreement (including the Merger), and has concluded all action under the DPA; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS joint notice and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Merger Agreement (including the Merger) or (ii) the President has announced a decision not to exercise authority under the DPA to prohibit the transactions contemplated by the Merger Agreement (including the Merger) within 15 days after the date on which the President received such report from CFIUS.

As promptly as possible, Raven and CNH Industrial will submit, or cause to be submitted, a notification regarding the transactions contemplated by the Merger Agreement to Directorate of Defense Trade Controls of the Department of State (the “DDTC”) pursuant to Section 122.4(b) of the U.S. International Traffic in Arms Regulation set forth in 22 C.F.R. Parts 120 and 130 (“ITAR”). The Company shall promptly prepare any amendments and license transfer requests, or take any other necessary steps, if requested by CNH Industrial, to transfer current permits applicable to the business that are issued pursuant to the applicable provisions of U.S. export control laws and regulations, including the Arms Export Control Act (22 U.S.C. 2778 et seq.), ITAR, the Export Controls Act of 2018 (22 U.S.C. 2751 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. anti-boycott laws and regulations and associated executive orders related to any such applicable laws relating to exports to the countries where Raven and its subsidiaries conduct business, including U.S. government export and import licenses, agreements and other approvals, to CNH Industrial or such entity as CNH Industrial shall designate. No later than five days after the date of the closing of the Merger, CNH Industrial shall file a material change notice with DDTC as required under the ITAR, at 22 C.F.R. § 122.4(a). For purposes of the Merger Agreement, “DDTC approval” means that 60 days shall have elapsed after the filing of a notification regarding the transactions contemplated by the Merger Agreement with DDTC pursuant to Section 122.4(b) of the ITAR, or that DDTC shall have provided the parties a written notice that it has concluded its review of the transactions contemplated by the Merger Agreement.

Raven will also cooperate with CNH Industrial to ensure that Raven promptly submits the appropriate filings with or notices to Defense Counterintelligence and Security Agency of the Department of Defense (“DCSA”) with respect to the transactions contemplated by the Merger Agreement, including, but not limited to a pro forma draft SF-328 reflecting Raven’s impending change of ownership and control, and to comply with requirements of DCSA, including pursuant to the National Industrial Security Program Operating Manual, applicable to it, and shall use its reasonable best efforts to provide any information about its possession or control requested by DCSA in connection with DCSA’s review of the Merger and the foreign ownership, control or influence following the completion of the Merger, in order to obtain the DCSA approval. To the extent not prohibited by DCSA, Raven shall (x) keep CNH Industrial fully informed of material contacts, filings and discussions, including negotiations, with DCSA relating to the foregoing and (y) shall, to the extent feasible, invite representatives of CNH Industrial to participate in conversations or negotiations with DCSA about any DCSA-suggested mechanisms to mitigate the national security risks of foreign ownership, control or influence “FOCI mitigation” applicable to it, to the extent permitted by DCSA. Raven and CNH Industrial shall cooperate to ensure that any FOCI mitigation agreement agreed to with DCSA imposes on Raven and CNH Industrial the fewest restrictions on governance rights and information access consistent with the requirements of DCSA, applicable law and regulations. For purposes of the Merger Agreement, “DCSA approval” means the acceptance by DCSA of the parties’ signed commitment letter to mitigate foreign ownership, control or influence with respect to the transactions contemplated by the Merger Agreement in accordance with the National Industrial Security Program Operating Manual.

CNH Industrial will (i) offer to take (and if such offer is accepted, commit to take) with respect to itself, Raven and its and Raven’s respective subsidiaries all actions necessary to avoid or eliminate impediments under any applicable law that may be asserted by any governmental authority with respect to the Merger and the other transactions contemplated by the Merger Agreement so as to enable the consummation thereof as promptly as reasonably practicable (and in any event prior to July 1, 2022); provided that in no event shall CNH Industrial be required to take, offer to take or agree to take any action that would constitute a materially burdensome regulatory condition; and (ii) not, and shall cause its subsidiaries not to, acquire or agree to acquire (by merger, consolidation or otherwise) any person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to jeopardize the consummation of the Merger in accordance with the terms of the Merger Agreement or would reasonably be expected to delay beyond July 1, 2022, or restrain, prevent, enjoin, materially increase the risk of not obtaining any necessary consents of any governmental authority or the expiration or termination of any applicable waiting period, or otherwise prohibit consummation of the Merger and the other transactions contemplated by the Merger Agreement.

At the request of CNH Industrial, Raven will agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of Raven or any of its subsidiaries (but, absent such request, Raven shall not take any such action); provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Raven and its subsidiaries shall not take or agree to take any actions that would constitute a materially burdensome regulatory condition without the prior written consent of CNH Industrial which, without limiting CNH Industrial’s obligations under this section, may be granted or withheld in CNH Industrial’s sole discretion.

Each party will (i) promptly notify the other parties of any written responses to or communication to that party from any governmental authority and, subject to applicable law, permit the other parties to review in advance any proposed written communication in respect thereof; (ii) not participate or agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning matters in connection with the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any governmental authority or members or their respective staffs on the other hand, with respect to any matters in connection with the Merger Agreement.

Litigation Related to the Merger

Under the terms of the Merger Agreement, Raven will control the defense or settlement of any litigation or other legal proceedings against Raven or any of its directors relating to the transactions contemplated by the Merger Agreement; provided that Raven (i) will give CNH Industrial reasonable opportunity to participate, at CNH Industrial’s expense, in such litigation or legal proceedings and (ii) agrees that it will not settle any such litigation or legal proceedings without the prior written consent of CNH Industrial, which consent will not be unreasonably withheld, delayed or conditioned.

Employee Matters

From and after the Effective Time, CNH Industrial will honor, or will cause one of its subsidiaries (including Raven) to honor, all contractual obligations under Raven’s employee plans. For twelve months following the closing of the Merger, CNH Industrial will provide each Raven employee who is employed immediately prior to the closing of the Merger (including any Raven employee who is not actively working on the date of the closing of the Merger as a result of an approved leave of absence) and who remains in the employ of CNH Industrial, Raven or any of its subsidiaries after the closing of the Merger (a “Continuing Employee”), (i) a base compensation and target annual cash bonus opportunity in each case that is no less favorable than the base compensation and target annual cash bonus opportunity to which such Continuing Employee was entitled immediately prior to the closing of the Merger, (ii) long-term compensation opportunities that are substantially comparable in value to the aggregate equity and other long-term incentive opportunities to which such employee was entitled immediately prior to the closing of the Merger and (iii) other compensation and employee benefits (excluding severance) that are at least substantially comparable in the aggregate to the other compensation and employee benefits provided to such Continuing Employee immediately prior to the closing of the Merger. Additionally, for twelve months following the closing of the Merger, CNH Industrial will provide employee severance protections to such Continuing Employees that are no less favorable than the greater of (i) the severance protections or other termination-related benefits that would have been provided to such Continuing Employee under Raven’s severance policies and (ii) the severance benefits maintained for similarly situated employees of CNH Industrial at the time of such Continuing Employee’s termination of employment.

If the closing of the Merger occurs before the date annual bonuses for the fiscal year ending January 31, 2022 (or, if applicable, January 31, 2023) are paid under any Closing Year Bonus Plan, the bonus amount required to be paid to participating Continuing Employees under the applicable Closing Year Bonus Plan will be the greater of (A) such Continuing Employee’s target bonus amount under the Closing Year Bonus Plan in effect as of immediately prior to the Effective Time and (B) such Continuing Employee’s bonus amount under the Closing Year Bonus Plan based on Raven’s reasonably anticipated achievement of the applicable performance metrics for the entire fiscal year in which the Effective Time occurs; provided, however, that any bonus amount payable under a Closing Year Bonus Plan for the fiscal year ending January 31, 2023 will be prorated based on the number of days in such fiscal year prior to the date of the closing of the Merger, and CNH Industrial will provide such Continuing Employees with an additional annual bonus opportunity for the remainder of such fiscal year in a manner compliant with the Merger Agreement. The determination of the anticipated achievement of the applicable performance metrics will be based on Raven’s reasonable determination of such achievement as of immediately prior to the Effective Time. Annual bonuses under each Closing Year Bonus Plan will be paid within thirty (30) days after the closing of the Merger.

CNH Industrial will use its reasonable best efforts to (i) recognize the pre-closing service of participating Continuing Employees for all purposes of vesting, eligibility to participate, benefit entitlement and benefit plan accrual under any employee benefit plans established, maintained or contributed to by CNH Industrial that cover any of the Continuing Employees following the closing of the Merger, except for benefit accrual under a defined benefit pension plan or, to the extent such service credit would result in a duplication of benefits for the same period, (ii) waive any pre-existing condition limitations or exclusions, actively-at-work requirements and waiting periods for participating Continuing Employees and (iii) provide credit to each participating Continuing Employee under the applicable CNH Industrial plan for amounts paid by the Continuing Employee prior to the closing of the Merger during the year in which the closing of the Merger occurs under any analogous employee plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such plan.

CNH Industrial will cause Raven and its subsidiaries to continue to credit under any applicable CNH Industrial employee plans each Continuing Employee for all paid time off and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the closing of the Merger, except to the extent it would result in a duplication of benefits.

Prior to the Effective Time, if requested by CNH Industrial in writing, Raven will cause Raven’s 401(k) plan to be terminated effective immediately prior to the Effective Time. In the event that CNH Industrial requests that Raven’s 401(k) plan be terminated, Raven will provide CNH Industrial with evidence that such plan has been terminated (the form and substance of which will be subject to review and reasonable comment by CNH Industrial) not later than the day immediately preceding the Effective Time. In connection with any termination of Raven’s 401(k) plan, CNH Industrial will permit each Continuing Employee who is a participant in the Raven 401(k) plan to (i) become a participant in a 401(k) plan of CNH Industrial that is an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) immediately after the Effective Time and (ii) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section

401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from the Raven 401(k) plan to the CNH Industrial 401(k) plan effective as of the date of the closing of the Merger.

Directors’ and Officers’ Indemnification and Insurance

For six years after the Effective Time, CNH Industrial has agreed to, and to cause the surviving corporation to, indemnify and hold harmless the present and former directors and officers of Raven and its subsidiaries (in each case, when acting in such capacity) (each, an “indemnified person”), from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the indemnified persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent provided under South Dakota Law and Raven’s articles of incorporation and bylaws in effect on the date of the Merger Agreement.

For six years after the Effective Time, CNH Industrial has agreed to cause the surviving corporation to maintain in effect the provisions in its articles of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.

Prior to the Effective Time, Raven will or, if Raven is unable to, CNH Industrial will cause the surviving corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Raven’s existing directors’ and officers’ insurance policies and Raven’s existing fiduciary liability insurance policies (collectively, “D&O insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, subject to certain minimum requirements and other conditions.

If Raven or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the surviving corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O insurance in place as of the date of the Merger Agreement with Raven’s current insurance carrier or with an insurance carrier with the same or better credit rating as Raven’s current insurance carrier with respect to D&O insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Raven’s existing policies as of the date of the Merger Agreement, or the surviving corporation will purchase from Raven’s current insurance carrier or from an insurance carrier with the same or better credit rating as Raven’s current insurance carrier with respect to D&O insurance comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Raven’s existing policies as of the date of the Merger Agreement. In no event will CNH Industrial or the surviving corporation be required to expend for the D&O insurance an annual premium amount in excess of 300% of the premium amount per annum for Raven’s existing policies. If the aggregate premiums of such insurance coverage exceed such amount, the surviving corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

If CNH Industrial, the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of CNH Industrial or the surviving corporation, as the case may be, will assume the obligations described above.

Financing of the Merger

Completion of the Merger is not subject to a financing condition. CNH Industrial has represented in the Merger Agreement that it has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger.

Other Covenants

The Merger Agreement contains other covenants, including those relating to access to information, notices, treatment of Raven’s existing credit agreement, third-party consents and de-listing and deregistration.

Conditions to Completion of the Merger

The obligations of Raven, CNH Industrial and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

•	the Shareholder Approval having been obtained in accordance with South Dakota Law;

•	no order or injunction issued by any court of competent jurisdiction in the United States preventing the consummation of the Merger having taken effect after the date of the Merger Agreement and still being in effect;

•	any applicable waiting period under the HSR Act relating to the Merger having expired or been terminated;

•	CFIUS approval having been obtained and remaining in full force and effect; and

•	all actions by or in respect of, or filings with, the Austrian Federal Competition Authority, DDTC approval and DCSA approval having been taken, made or obtained and, in each case, such approvals are not conditioned on CNH Industrial taking any action that would constitute a materially burdensome regulatory condition.

The obligations of CNH Industrial and Merger Subsidiary to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time, of each of the following conditions:

•	Raven’s representations and warranties relating to the corporate existence and power of Raven and finders’ fees (disregarding all materiality and Material Adverse Effect qualifications contained therein) will be true and correct in all material respects at and as of the date of the closing of the Merger as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time);

•	certain of Raven’s representations and warranties relating to its capitalization will be true and correct in all but de minimis respects as of the date of the closing of the Merger as if made at and as of the as of the date of the closing of the Merger (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time);

•	Raven’s representation and warranty relating to the absence of a Material Adverse Effect will be true in all respects as of the date of the closing of the Merger as if made at and as of the date of the closing of the Merger;

•	all other representations and warranties of Raven set forth in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, will be true and correct at and as of the closing date of the Merger as if made at and as of such time (other than any such representations and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	Raven will have performed in all material respects its obligations under the Merger Agreement contemplated to be performed prior to the Effective Time; and

•	Raven will have delivered to CNH Industrial a certificate signed by an executive officer of Raven certifying that the above conditions have been satisfied.

The obligation of Raven to consummate the Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

•	the representations and warranties of CNH Industrial set forth in the Merger Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) will be true and correct at and as of the closing date of the Merger as if made at and as of such time (other than any such representations and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as have not had and would not reasonably be expected to, individually or in the aggregate, prevent, impair or materially delay the ability of CNH Industrial or Merger Subsidiary to perform its obligations under the Merger Agreement or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated under the Merger Agreement;

•	CNH Industrial will have performed in all material respects its obligations under the Merger Agreement contemplated to be performed prior to the Effective Time; and

•	CNH Industrial will have delivered to Raven a certificate signed by an executive officer of CNH Industrial certifying that the above conditions have been satisfied.

Termination of the Merger Agreement

•	The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by Raven shareholders):

•	by mutual written agreement of Raven and CNH Industrial;

•	by either Raven or CNH Industrial if:

•	The Merger has not been consummated on or before July 1, 2022; provided that this termination right will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time;

•	There is any order or injunction issued by a court of competent jurisdiction in the United States preventing the consummation of the Merger and such order or injunction shall have become final and non-appealable;

•	at the meeting of Raven shareholders to approve the Merger Agreement (including any adjournment or postponement thereof), the Shareholder Approval is not obtained; or

•	the President of the United States makes a public announcement of his decision to suspend or prohibit the transactions contemplated by the Merger Agreement (a “Final CFIUS Turndown”);

•	by CNH Industrial if:

•	at any time prior to, but not after, the Shareholder Approval having been obtained, an adverse recommendation change has occurred; or

•	Raven has breached any representation or warranty or failed to perform any covenant or agreement on the part of Raven set forth in the Merger Agreement that would cause the applicable closing conditions not to be satisfied, and such condition is incapable of being cured or, if curable, is not cured by Raven within the earlier of 30 days of receipt by Raven of written notice of such breach or failure or July 1, 2022; provided that, at the time of the delivery of such notice, neither CNH Industrial nor Merger Subsidiary is in breach of its obligations under the Merger Agreement; or

•	by Raven if:

•	at any time prior to, but not after, the Shareholder Approval having been obtained, the Board has made an adverse recommendation change in order to enter into a definitive agreement concerning a superior proposal; provided that this termination right will only be available to Raven if Raven:

•	has complied with the requirements set forth in the Merger Agreement for making an adverse recommendation change as described in the section entitled “The Merger Agreement—Changes in Board Recommendation” beginning on page [•] of this proxy statement;

•	concurrently enters into a definitive agreement pursuant to which such superior proposal is to be effected; and

•	concurrently pays to CNH Industrial the termination fee required to be paid to CNH Industrial as described in the section entitled “The Merger Agreement—Termination Fee Payable by Raven” beginning on page [●] of this proxy statement; or

•	CNH Industrial has breached any representation or warranty or failed to perform any covenant or agreement on the part of CNH Industrial or Merger Subsidiary set forth in the Merger Agreement that would cause the applicable closing conditions not to be satisfied, and such condition is incapable of being cured or, if curable, is not cured by CNH Industrial or Merger Subsidiary within the earlier of 30 days of receipt by CNH Industrial or Merger Subsidiary of written notice of such breach or failure or July 1, 2022; provided that, at the time of the delivery of such notice, Raven is not in breach of its obligations under the Merger Agreement.

Termination Fee Payable by Raven

•	Raven has agreed to pay CNH Industrial a termination fee of $64 million in immediately available funds, within three business days of:

•	CNH Industrial’s termination of the Merger Agreement because an adverse recommendation change has occurred; or

•	Raven’s termination of the Merger Agreement because the Board has made an adverse recommendation change in order to enter into a definitive agreement to accept a superior proposal (subject to compliance with the requirements as described above).

•	Additionally, Raven must pay CNH Industrial the termination fee of $64 million if either (i) CNH Industrial or Raven terminate the Merger Agreement because the Merger was not consummated by July 1, 2022 or the Shareholder Approval was not obtained at the shareholder meeting, or (ii) CNH Industrial terminates the Merger Agreement because of Raven’s intentional breach of the no–shop covenant, and:

•	at or prior to such termination, an acquisition proposal was publicly announced, which was not withdrawn (1) prior to the Raven shareholder meeting, with respect to termination because the Shareholder Approval was not obtained at the shareholder meeting or (2) at least ten business days prior to the date of termination, with respect to termination because the Merger was not consummated by July 1, 2022 or because of Raven’s intentional breach of the no-shop covenant; and

•	within twelve months of such termination, an acquisition proposal (whether or not the same one) is consummated or a definitive agreement relating to an acquisition proposal (whether or not the same one) is entered into by Raven (provided that all references to “25% or more” in the definition of acquisition proposal will be deemed to be a reference to “more than 50%”).

Regulatory Termination Fee

•	CNH Industrial has agreed to pay a regulatory termination fee of $200 million in immediately available funds, within three business days of:

•	either CNH Industrial’s or Raven’s termination of the Merger Agreement because the Merger is not consummated by July 1, 2022, and at the time of such termination, all closing conditions have been satisfied or waived other than those relating to required regulatory approvals (and other than conditions that by their nature are to be satisfied at the closing, but subject to such conditions being capable of being satisfied if the closing were to occur on the termination date);

•	either CNH Industrial’s or Raven’s termination of the Merger Agreement because an order or injunction with respect to regulatory approvals that prevents the consummation of the Merger has become final and non-appealable, or there has been a Final CFIUS Turndown; or

•	Raven’s termination of the Merger Agreement because of CNH Industrial’s breach of the regulatory efforts covenant.

Remedies; Maximum Liability

The Merger Agreement provides that, upon any termination of the Merger Agreement under circumstances where the termination fee is payable by Raven and the termination fee is paid in full, CNH Industrial and Merger Subsidiary will be precluded from any other remedy against Raven, at law or in equity or otherwise and neither CNH Industrial nor Merger Subsidiary will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Raven or any of Raven’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the Merger Agreement or the transactions contemplated thereby.

The Merger Agreement also provides that, upon any termination of the Merger Agreement under circumstances where the regulatory termination fee is payable by CNH Industrial and such termination fee is paid in full, Raven will be precluded from any other remedy against CNH Industrial, at law or in equity or otherwise and Raven will not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against CNH Industrial or any of CNH Industrial’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the Merger Agreement or the transactions contemplated thereby.

If the Merger Agreement is terminated under circumstances where the termination fee is not payable by Raven and the regulatory termination fee is not payable by CNH Industrial, the Merger Agreement will become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party); provided that, if such termination results from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party will be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such failure.

Specific Performance

The Merger Agreement provides that, except where the Merger Agreement is validly terminated in accordance with its terms, the parties will be entitled to an injunction to prevent breaches of the Merger Agreement or to specifically enforce the performance of the terms and provisions of the Merger Agreement in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy.

Fees and Expenses

Except as set forth in the sections “The Merger Agreement—Termination Fee Payable by Raven” beginning on page [●] of this proxy statement and “The Merger Agreement—Regulatory Termination Fee” beginning on page [●] of this proxy statement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

Amendments and Waivers

At any time prior to the Effective Time, the parties may amend or waive any provision of the Merger Agreement. Any such amendment must be in writing and signed by each party to the Merger Agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After the Shareholder Approval has been obtained, there will be no amendment or waiver that would be prohibited by Section 47-1A-1102.4 of South Dakota Law or that would otherwise require the further approval of the shareholders of Raven under South Dakota Law without such approval having first been obtained.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that, except to the extent the provisions of South Dakota Law are applicable to the Merger or to the fiduciary duties of the Board, the Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

The parties agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated by the Merger Agreement (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties to the Merger Agreement irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement.

MARKET PRICES OF RAVEN COMMON STOCK

Raven common stock is listed on the Nasdaq under the symbol “RAVN”. The following table sets forth on a per share basis the low and high intra-day prices of Raven common stock as reported in published financial sources. At the close of business on [●], there were [●] holders of record of Raven common stock. A number of Raven shareholders have their shares in street name; therefore, Raven believes that there are substantially more beneficial owners of Raven common stock.

	Common Stock Price
	High	Low	Dividend Per Share
FY 2020
First quarter	$41.39	$33.00	$0.13
Second quarter	$39.94	$32.40	$0.13
Third quarter	$36.58	$27.32	$0.13
Fourth quarter	$38.00	$31.08	$0.13
FY 2021
First quarter	$32.59	$16.01	$0.13
Second quarter	$24.68	$17.56	$0.13
Third quarter	$27.15	$20.83	-
Fourth quarter	$39.10	$22.00	-
FY 2022
First quarter	$45.11	$30.70	-

The closing price of Raven common stock on the Nasdaq on [•], the most recent practicable date prior to the date of this proxy statement, was $[•] per share. As of [●], Raven had [●] shares of Raven common stock issued and outstanding, and Raven had approximately [●] holders of record. You are encouraged to obtain current market prices of Raven common stock in connection with voting your shares of Raven common stock.

Dividend Policy

On August 26, 2020, the Company announced that the Board of Directors indefinitely suspended the Company’s regular quarterly cash dividend on its common stock. The Company has reallocated this capital to supplement and accelerate investments in the Company’s Strategic Platforms for Growth: Raven Autonomy™, Raven Composites™, and Raven Thunderhead. Prior to the announcement, the Company paid cash dividends to its shareholders of $0.26 per share in fiscal 2021, or approximately $9 million. The Company paid dividends to its shareholders of $0.52 per share, or approximately $19 million in fiscal 2020 and 2019. Until the Effective Time, the Merger Agreement does not permit Raven to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), without the prior written consent of CNH Industrial.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Raven is required to submit a proposal to Raven shareholders for a non-binding, advisory vote to approve the payment by Raven of certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger. This proposal, commonly known as “say-on-golden parachutes,” and which we refer to as the named executive officer merger-related compensation proposal, gives Raven shareholders the opportunity to vote, on a non-binding, advisory basis, on the named executive officer merger-related compensation. This compensation is summarized in the table under “The Merger (Proposal 1)—Interests of Raven Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page [●] of this proxy statement, including the footnotes to the table.

The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Board unanimously recommends that the shareholders of Raven approve the following resolution:

“RESOLVED, that the shareholders of Raven hereby approve, on a non-binding, advisory basis, the agreements or understandings with and compensation to be paid or become payable by Raven to its named executive officers that are based on or otherwise relate to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table, the footnotes to that table and the accompanying narrative disclosure.”

The vote on the proposal to approve, on a non-binding, advisory basis, the named executive officer merger-related compensation is a vote separate and apart from the vote on the proposal to approve the Merger Agreement. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Raven or CNH Industrial. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Raven shareholders.

The above resolution approving the named executive officer merger-related compensation on an advisory basis will require that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy at the special meeting (provided a quorum is present or represented by proxy).

The Board unanimously recommends a vote “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Raven to its named executive officers that is based on or otherwise relates to the Merger.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Raven shareholders are being asked to approve a proposal to, as permitted under the terms of the Merger Agreement, adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement. If this proposal to adjourn the special meeting is approved, the special meeting could be adjourned by Raven as permitted under the terms of the Merger Agreement to any date. In addition, Raven, as permitted under the terms of the Merger Agreement, could postpone the special meeting before it commences, if there are not sufficient votes at the time of the special meeting to approve Merger Agreement. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of such proposal. Raven does not intend to call a vote on this proposal if the merger proposal has been approved at a special meeting.

The special meeting may be adjourned to another place, date or time, if the number of votes cast in favor of the proposal exceeds the number of votes opposing the proposal measured by the stock power in attendance via the virtual meeting website or represented by proxy and entitled to vote at the special meeting (provided a quorum is present or represented by proxy).

If a quorum is not present, a majority of the Raven shareholders present or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting from time to time.

The Board recommends a vote “FOR” the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of such adjournment to approve the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 15, 2021 (except as otherwise noted) regarding the amount of Raven common stock beneficially owned by all persons known to Raven to beneficially own more than 5% of the outstanding Raven common stock, each director of Raven, each named executive officer, and all directors and executive officers of Raven as a group. Unless otherwise indicated, the address for each person listed is c/o Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107.

Name of Beneficial Owner	Director Non-voting Stock Units Vested	Shares Beneficially Owned		Percent of class
NON-EMPLOYEE DIRECTORS

Jason M. Andringa	36,846	15,000	(1)	*

Thomas S. Everist	33,817	30,869	(1)	*

Janet M. Holloway	9,962	-	(1)	*

Kevin T. Kirby	32,093	13,207	(1)	*

Marc E. LeBaron	34,903	30,813	(1, 2)	*

Lois M. Martin	9,962	-	(1)	*

Richard W. Parod	10,287	5,800	(1)	*

NAMED EXECUTIVE OFFICERS

Daniel A. Rykhus		324,405	(3,4)	*

Taimur Sharih		-	(10)	*

Steven E. Brazones		51,498	(5)	*

Anthony D. Schmidt		77,689	(6)	*

Scott W. Wickersham		33,068	(7)	*

Lee A. Magnuson		4,555	(8, 9)	*

Brian E. Meyer		53,016	(10, 11)	*

OWNERS OF MORE THAN 5% OF THE COMMON STOCK

BlackRock, Inc. 55 East 52nd Street New York, NY 10055		5,483,676	(12)	15%

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355		3,641,379	(13)	10%

Magnetar Financial LLC 1603 Orrington Ave. Evanston, IL 60201		1,999,519	(14)	5%

All executive officers and directors as a group (13 persons)		644,127	(1,15)	2%
* Less than 1%

(1) Does not include non-voting vested stock units held by the non-employee directors under the Deferred Compensation Plan for Directors.

(2) Includes 19,662 shares held indirectly by spouse, as to which he disclaims beneficial ownership.

(3) Includes 57,945 shares that may be purchased within 60 days by exercise of outstanding options.

(4) Mr. Rykhus is both a Named Executive Officer and a Director.

(5) Includes 5,045 shares that may be purchased within 60 days by exercise of outstanding options.

(6) Includes 14,570 shares that may be purchased within 60 days by exercise of outstanding options.

(7) Includes 8,693 shares that may be purchased within 60 days by exercise of outstanding options.

(8) Includes 1,523 shares that may be purchased within 60 days by exercise of outstanding options.

(9) Includes 28 shares held indirectly by spouse, as to which he disclaims beneficial ownership.

(10) Includes no shares that may be purchased within 60 days by exercise of outstanding options.

(11) Brian Meyer was terminated without cause effective January 5, 2021. As information on Mr. Meyer’s beneficial ownership as of July 15, 2021 was unavailable to Raven, the amount reported is based on information known to Raven as of the effective date of his departure.

(12) Data based on Schedule 13G/A filed by the shareholder with the SEC on January 26, 2021. Based on such information, BlackRock, Inc. has sole voting power with respect to 5,402,025 shares and sole dispositive power with respect to 5,483,676 shares.

(13) Data based on Schedule 13G/A filed by the shareholder with the SEC on February 10, 2021. Based on such information, The Vanguard Group, Inc. has shared voting power with respect to 41,912 shares, sole dispositive power with respect to 3,570,661 shares, and shared dispositive power with respect to 70,718 shares.

(14) Data based on Schedule 13G/A filed by the shareholder with the SEC on June 29, 2021. Based on such information, Magnetar Financial LLC has shared voting power with respect to 1,999,519 shares.

(15) Includes 87,775 shares that may be purchased by all current executive officers within 60 days by exercise of outstanding options.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Raven common stock. This discussion applies only to holders that hold their Raven common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	Dealers or traders subject to a mark-to-market method of tax accounting with respect to Raven common stock;

•	Persons holding Raven common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	Partnerships or other entities classified as partnerships or pass through entities for U.S. federal income tax purposes;

•	Persons who acquired Raven common stock through the exercise of employee stock options or otherwise as compensation;

•	Certain financial institutions and insurance companies;

•	Regulated investment companies;

•	Real estate investment trusts;

•	Certain former citizens or residents of the United States;

•	Tax-exempt entities, including an “individual retirement account” or “Roth IRA;” or

•	Persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Raven common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Raven common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Raven common stock that is:

•	A citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	An estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of Raven common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Raven common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Raven common stock (i.e., shares of Raven common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Raven common stock exceeds one year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Raven common stock that is not a U.S. holder or a partnership. Payments made to a non-U.S. holder in exchange for shares of Raven common stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	The gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States);

•	The non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Raven common stock for cash pursuant to the Merger and certain other conditions are met; or

•	The non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Raven common stock at any time during the five-year period preceding the Merger, and Raven is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Raven common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by certain U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Raven believes that it is not, and has not been, a United States real property holding corporation.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Raven common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

FUTURE RAVEN SHAREHOLDER PROPOSALS

If the Merger is completed, we may not hold an annual meeting of shareholders in 2022. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we will hold a 2022 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2022 annual meeting will be held. If the 2022 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2022 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company’s 2022 annual meeting must submit such proposal in writing to, Raven Industries, Inc., Attention: President and CEO, P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, in a timely manner. In order to be included in the Company’s proxy statement for the 2022 annual meeting, shareholder proposals must be received by the Company no later than December 10, 2021, and must otherwise comply with the requirements of Rule 14a-8. Shareholder proposals received after December 10, 2021, will not be included in the Company’s proxy statement relating to the 2022 annual meeting.

For shareholder proposals or director nominations that a shareholder seeks to bring before the 2022 annual meeting but does not seek to have included in the Company’s proxy statement and form of proxy for that meeting, the advance notice provisions contained in the Company’s bylaws will apply. In general, notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. The notice must also contain specified information concerning the matters or director nominees to be brought before such meeting and concerning the shareholder proposing such matters or nomination. Therefore, to be presented at the Company’s 2022 annual meeting, such a proposal must be received by the Company on or after January 9, 2022, but no later than February 8, 2022. If the date of the annual meeting is altered by more than 30 days from the date in the previous year, different deadlines will apply.

Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Raven and some brokers may be householding our proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Raven if you are a shareholder of record. You can notify us by sending a written request to P.O. Box 5107 Sioux Falls, South Dakota 57117-5107 Attn: Corporate Secretary, or calling (605) 336-2750. Shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Raven at the telephone and address set forth in the prior sentence. In addition, Raven will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

WHERE YOU CAN FIND MORE INFORMATION

Raven is subject to the reporting requirements of the Exchange Act. Accordingly, Raven files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Raven’s SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. Raven also makes available free of charge on the Investor Relations section of its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Raven’s internet website address is www.ravenind.com. The information located on, or hyperlinked or otherwise connected to Raven’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows Raven to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Raven’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed with the SEC on March 24, 2021; and

•	Raven’s Current Reports on Form 8-K filed with the SEC on May 26, 2021, June 21, 2021 and June 24, 2021.

We also incorporate by reference into this proxy statement additional documents that Raven may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of the Corporate Secretary at Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, Tel. (605) 336-2750. You may also request a copy of these documents by contacting MacKenzie Partners, the firm assisting us in the solicitation of proxies, by calling toll-free or by email at RAVNproxy@mackenziepartners.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

YOUR VOTE IS EXTREMELY IMPORTANT. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card by mail or submit your proxy over the internet as promptly as possible. If you attend the special meeting and wish to vote your shares personally, you may do so.

By Order of the Board of Directors Raven Industries, Inc.,

Marc E. LeBaron Chairman of the Board of Directors

Sioux Falls, South Dakota

[●], 2021

Annex A—Merger Agreement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 20, 2021

among

Raven Industries, Inc.,

CNH Industrial N.V.

and

CNH Industrial South Dakota, Inc.

TABLE OF CONTENTS

Page

Article 1
Definitions

Section 1.01 . Definitions	1
Section 1.02 . Other Definitional and Interpretative Provisions	10

Article 2
The Merger

Article 3
The Surviving Corporation

Section 3.01 . Articles of Incorporation	16
Section 3.02 . Bylaws	17
Section 3.03 . Directors and Officers	17

Article 4
Representations and Warranties of the Company

i

Section 4.20 . Insurance	34
Section 4.21 . Company Government Contracts	34
Section 4.22 . Product Liability	34
Section 4.23 . Finders’ Fees	35
Section 4.24 . Opinion of Financial Advisor	35
Section 4.25 . Antitakeover Statutes	35
Section 4.26 . No Other Representations and Warranties	35

Article 5
Representations and Warranties of Parent

Article 6
Covenants of the Company

Article 7
Covenants of Parent

Section 7.01 . Obligations of Merger Subsidiary	48
Section 7.02 . Voting of Shares	48
Section 7.03 . Director and Officer Liability	48
Section 7.04 . Employee Matters	50

Article 8
Covenants of Parent and the Company

Section 8.01 . Regulatory Efforts	52
Section 8.02 . Proxy Statement	56
Section 8.03 . Public Announcements	56
Section 8.04 . Further Assurances	56

ii

Section 8.05 . Notices of Certain Events	57
Section 8.06 . Stock Exchange De-listing; 1934 Act Deregistration	57
Section 8.07 . Section 16 Matters	57
Section 8.08 . Litigation and Proceedings	57

Article 9
Conditions to the Merger

Section 9.01 . Conditions to the Obligations of Each Party	58
Section 9.02 . Conditions to the Obligations of Parent and Merger Subsidiary	58
Section 9.03 . Conditions to the Obligations of the Company	59

Article 10
Termination

Section 10.01 . Termination	60
Section 10.02 . Effect of Termination	61

Article 11
Miscellaneous

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 20, 2021, among Raven Industries, Inc., a South Dakota corporation (the “Company”), CNH Industrial N.V., a Netherlands public limited liability company (“Parent”), and CNH Industrial South Dakota, Inc., a South Dakota corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Subsidiary be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent; and

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved the execution of this Agreement and the transactions contemplated hereby and, in the case of the Board of Directors of each of the Company and Merger Subsidiary, resolved to recommend that the shareholders of the Company and Merger Subsidiary (as applicable) approve this Agreement pursuant to which, among other things, Parent would acquire the Company by means of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal, inquiry or indication of interest providing for (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than (a) Saturday, Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by Applicable Law to close, or (b) solely for purposes of determining the Closing Date, the office of the Secretary of State of South Dakota is authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means that any of the following shall have occurred: (a) CFIUS has concluded that none of the transactions contemplated by this Agreement (including the Merger) is a “covered transaction” subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement (including the Merger), and has concluded all action under the DPA; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS Joint Notice and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement (including the Merger) or (ii) the President has announced a decision not to exercise authority under the DPA to prohibit the transactions contemplated by this Agreement (including the Merger) within 15 days after the date on which the President received such report from CFIUS.

2

“CFIUS Declaration” means a declaration submitted to CFIUS pursuant to either 31 C.F.R. Section 800.401 or 31 C.F.R. 800.402.

“CFIUS Joint Notice” means a CFIUS Declaration or a CFIUS Joint Voluntary Notice.

“CFIUS Joint Voluntary Notice” means a joint voluntary notice pursuant to 31 C.F.R. § 800.501.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2021.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of January 31, 2021 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means January 31, 2021.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means, at any specified time, an employee of the Company or any of its Subsidiaries at such time.

“Company Employee Plan” means, whether or not in writing and whether or not funded, any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, incentive, profit sharing, transaction bonus, retention or other similar agreement or plan or (iii) other plan, program, policy, practice, contract, arrangement, agreement or other obligation providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, disability or sick leave benefits or post-employment or retirement benefits, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, in each case that is sponsored, maintained, required to be contributed to, entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Employee, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries.

“Company Government Contract” means any Contract for the sale of goods or services currently in performance that is by or between the Company or any Company Subsidiary, on the one hand, and any (i) Governmental Authority, (ii) prime contractor of a Governmental Authority in its capacity as a prime contractor or (iii) higher-tier subcontractor with respect to any Contract of a type

3

described in clauses (i) or (ii) above, on the other hand. A task, purchase, delivery or work order under a Company Government Contract shall not constitute a separate Company Government Contract, for purposes of this definition, but will be considered part of the Company Government Contract to which it relates.

“Company Intellectual Property” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Stock” means the common stock, $1.00 par value, of the Company.

“Company Stock Plans” means the Company’s 2019 Equity Incentive Plan, the Company’s Amended and Restated 2010 Stock Incentive Plan and the Company’s Deferred Stock Compensation Plan for Directors of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of Amended and Restated Confidential Disclosure Agreement effective March 11, 2021 (as amended and supplemented) between the Company and CNH Industrial America LLC, a Subsidiary of the Parent.

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other similar obligation.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, and (b) the reversal or discontinuation of any of the foregoing.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated November 8, 2019, by and among the Company, as the Borrower, certain subsidiaries of the Company, as Designated Borrowers, Bank of America, N.A., as Administrative Agent, Swingline Lender, and an L/C issuer and each of the other lenders party thereto.

“DCSA Approval” means the acceptance by DCSA of the parties’ signed commitment letter to mitigate foreign ownership, control or influence with respect to the transactions contemplated by this Agreement in accordance with the National Industrial Security Program Operating Manual.

4

“DDTC” means the Directorate of Defense Trade Controls of the Department of State.

“DDTC Approval” means that 60 days shall have elapsed after the filing of a notification regarding the transactions contemplated hereby with DDTC pursuant to Section 122.4(b) of the ITAR, or that DDTC shall have provided the parties a written notice that it has concluded its review of the transactions contemplated hereby.

“DPA” means Section 721 of the Defense Production Act of 1950 (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“Environmental Laws” means any and all Applicable Laws relating to the protection of the environment, human health and safety (solely as it relates to exposure to hazardous materials), or the generation, use, management, treatment, storage, disposal, transportation or release of any pollutant, contaminant, waste or chemical or any other toxic, radioactive, ignitable, corrosive, reactive or other hazardous substance or material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FCPA” means the U.S. Foreign Corrupt Practice Act of 1977.

“Final CFIUS Turndown” means the public announcement by the President of the United States of a decision to suspend or prohibit the transactions contemplated hereby (including the Merger).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, per- and polyfluoroalkyl substances, asbestos and asbestos-containing material, in each case that is regulated under or by any Environmental Law due to a potential for harm to human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

5

“Intellectual Property” means all intellectual property protected under Applicable Law (or any other similar statutory provision or common law doctrine worldwide), whether registered or unregistered, including all: (i) patents and patent applications, (ii) trademarks, service marks, trade names, trade dress, and other indicia of origin, and all goodwill associated with any of the foregoing, (iii) copyrights and copyrightable works, works of authorship, moral rights, database and design rights, and data collections, (iv) internet domain names and social media accounts, (v) trade secrets, confidential or proprietary information, and other non-public or proprietary information, including inventions, invention disclosures, designs, plans, specifications, algorithms, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data, (vi) such rights in proprietary Software and Technology, and (vii) all registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof) any of the foregoing (i)-(vi).

“ITAR” means the U.S. International Traffic in Arms Regulations set forth in 22 C.F.R. Parts 120 and 130.

“knowledge” means (i) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of any of the Chief Executive Officer, Chief Financial Officer or the General Counsel of Parent, in each case, after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, operations or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect, directly or indirectly, resulting from (A) changes in GAAP or changes in accounting requirements applicable to any industry in which the Company or any of its Subsidiaries operate, (B) changes in the financial, securities, currency, international trade, capital or credit markets or in general economic, political or regulatory conditions globally or in any jurisdiction in which the Company or any of its Subsidiaries operate; (C) changes in Applicable Law or the interpretation or enforcement thereof or conditions generally affecting any industry in which the Company or any of its Subsidiaries operate, (D) any acts of God, disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events), terrorism, armed hostilities, sabotage, war, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof, (E) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including responses thereto (including the COVID-19 Measures), (F) the negotiation, execution or performance of this Agreement, the announcement,

6

pendency or consummation of the transactions contemplated hereby, the identity of Parent or any facts or circumstances relating to Parent or any actions taken by Parent or the announcement or other disclosure of Parent’s plans or intentions with respect to the conduct of the business of the Company following the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of any of the Company or any of its Subsidiaries with customers, employees, suppliers, vendors, service providers, counterparties or Governmental Authorities (including the failure to obtain any consents in connection with the transactions contemplated hereby), (G) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (H) any action taken (or omitted to be taken) at the written request of Parent, (I) any action taken by the Company or any of its Subsidiaries that is required by this Agreement or (J) a change in the price and/or trading volume of the Company Stock on Nasdaq or any other market in which such securities are quoted for purchase and sale (it being understood that any underlying facts giving rise or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that effects referred to in clauses (A), (B), (C), (D) and (E) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Nasdaq” means the Nasdaq Global Select Market.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) Liens incurred in the ordinary course of business since the Company Balance Sheet Date, and (v) Liens disclosed on Section 1.01(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, machine learning, models and methodologies, whether in source code or object code form, (b) databases and data compilations, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing and (d) all documentation including programmers’ notes, user manuals and other training documentation relating to any of the foregoing.

“South Dakota Law” means the South Dakota Business Corporation Act.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any federal, state, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, and other tax, duty or assessment and any other tax or other like assessment or charge in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for or having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Technology” means, collectively, all Software, information, formulae, algorithms, procedures, methods, techniques, research and development, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

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“Trade Controls Laws” means all applicable provisions of U.S. export control laws and regulations, including the Arms Export Control Act (22 U.S.C. 2778 et seq.), ITAR, the Export Controls Act of 2018 (22 U.S.C. 2751 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. anti-boycott laws and regulations and associated executive orders related to any such Applicable Laws relating to exports to the countries where the Company and its Subsidiaries conduct business.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2022 Bonus Plan	Section 7.04(c)
Acceptable Confidentiality Agreement	6.03(g)(i)
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Certificates	2.03(a)
Closing	2.01(b)
Closing Year Bonus Plan	Section 7.04(c)
Company	Preamble
Company 401(k) Plan	7.04(f)
Company Board Recommendation	4.02(b)
Company DSU	2.04(c)
Company Registered Intellectual Property	4.15(a)
Company RSU	2.04(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(e)
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	6.02(a)
Company Stock Option	2.04(a)
Company Subsidiary Securities	4.06(b)
Continuing Employee	7.04(a)
DCSA	Section 4.03
D&O Insurance	7.03(c)
DTC	2.03(f)
Effective Time	2.01(c)
e-mail	11.01
End Date	10.01(b)(i)
Exchange Agent	2.02(a)
FOCI Mitigation	Section 8.01(d)
Indemnified Person	7.03(a)
Internal Controls	4.07(e)
Intervening Event	6.03(g)(ii)

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Term	Section
IRS	4.17(c)
Insurance Policies	4.20
Licensed Intellectual Property	4.15(a)
Malware	4.15(d)
Material Contract	4.19(a)
Materially Burdensome Regulatory Condition	8.01(a)
Merger	Recitals
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Parent	Preamble
Parent Plans	7.04(a)
Permits	4.12(b)
Proceeding	4.13
Process Agent	11.08(b)
Proxy Statement	4.09
Regulatory Termination Fee	11.04(c)
Representatives	6.03(a)
Sanctions	4.12(d)
Superior Proposal	Section 6.03(g)(iii)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Third-Party Consents	6.05
Uncertificated Shares	2.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules (including the Company Disclosure Schedule) are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules (including the Company Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule (including the Company Disclosure Schedule) but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations

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promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “ordinary course of business” mean the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries. References to one gender shall include all genders. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article 2
The Merger

Section 2.01. The Merger. (b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with South Dakota Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)       Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)       At the Closing, the Company and Merger Subsidiary shall file articles of merger with the South Dakota Secretary of State and make all other filings or recordings required by South Dakota Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the South Dakota Secretary of State (or at such later time as may be mutually agreed by the Company and Parent and specified in the articles of merger).

(d)       From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the

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obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under South Dakota Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a)       Except as otherwise provided in Section 2.02(b) or Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $58.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03.

(b)       Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time (other than shares held for the account of third parties) shall be canceled, and no payment shall be made with respect thereto.

(c)       Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)       Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (c) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Stock represented by Certificates and the Uncertificated Shares. Such funds may be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable hereunder and following any losses Parent shall promptly provide additional

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funds to the Exchange Agent for the benefit of the shareholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. The parties acknowledge and agree that such funds are owned by Parent for Tax purposes, until paid pursuant to the terms hereof and, accordingly, any income earned on such amounts will be treated as income of Parent. Promptly after the Effective Time (but not later than two Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time notice advising such holder of the effectiveness of the Merger, which notice shall include appropriate transmittal instructions (including, if applicable, a letter of transmittal), which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent, for use in such exchange.

(b)       Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon Article 2 surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or Article 3 receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each share of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)       If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that Article 4 either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and Article 5 the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)       After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

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(e)       Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares, without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)       Prior to the Effective Time, Parent and the Company shall cooperate in good faith to establish customary procedures with the Exchange Agent with respect to the prompt transmission to the Depository Trust Company (“DTC”) or its nominee of immediately available funds of an aggregate amount of Merger Consideration with respect to the number of shares of Company Stock held of record by DTC or such nominee immediately prior to the Effective Time.

(g)       Parent, Exchange Agent, and the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable federal, state, local or foreign Tax law. If Parent or the Exchange Agent determines that an amount is required to be deducted and withheld, Parent shall provide the payee reasonable advanced written notice of the intent to deduct and withhold, which shall include a copy of the estimated amount to be deducted and withheld. To the extent that amounts are so withheld and timely remitted by Parent or the Exchange Agent, as applicable, to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties agree that no withholding is currently required under Applicable Law with respect to consideration payable hereunder (except as contemplated by Section 2.04).

Section 2.04. Equity Awards. (a) At or immediately prior to the Effective Time, each option to purchase shares of Company Stock (each, a “Company Stock Option”) that is then-outstanding under a Company Stock Plan, whether or not vested or exercisable, shall, automatically and without any action on behalf of the holder thereof, be canceled in exchange for the right to receive an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock underlying such Company

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Stock Option (assuming full vesting of such Company Stock Option) had such holder exercised the Company Stock Option in full immediately prior to the Effective Time. For the avoidance of doubt, each Company Stock Option with an exercise price that is equal to or greater than the Merger Consideration shall be canceled without any consideration to the holder thereof.

(b)       At or immediately prior to the Effective Time, Article 6 each restricted stock unit entitling the holder to the delivery of shares of Company Stock upon satisfaction of vesting or other forfeiture conditions, whether settled in cash or in stock (each, a “Company RSU”) that is then-outstanding under a Company Stock Plan, whether or not vested, shall, automatically and without any action on behalf of the holder or beneficiary thereof, be canceled in exchange for the right to receive an amount in cash (without interest) equal to the product of the Merger Consideration and the number of shares of Company Stock represented by such Company RSU and Article 7 all dividends, if any, accrued but unpaid as of the Effective Time with respect to Company RSUs outstanding under a Company Stock Plan, automatically and without any action on behalf of the holder or beneficiaries thereof, shall vest and be paid or distributed, as applicable, to the holder of such Company RSU. Any Company RSU for which the number of shares of Company Stock deliverable under such award is determined based on the satisfaction of performance conditions shall be deemed to have been earned at the greater of (A) the target amount under the terms of the award agreement relating to such award and (B) the amount based on the actual performance level achieved under such award agreement based on performance through the Effective Time with the actual performance based on the Company’s reasonable determination of the achievement of the applicable performance metrics as of immediately prior to the Effective Time. Notwithstanding the foregoing, with respect to any Company RSUs, and any dividends accrued with respect to Company RSUs, that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)       At or immediately prior to the Effective Time, Article 8 each deferred stock unit entitling the holder to the delivery at some point in time of shares of Company Stock upon satisfaction of vesting or other forfeiture conditions, whether settled in cash or in stock (each, a “Company DSU”) that is then-outstanding under a Company Stock Plan, whether or not vested, shall, automatically and without any action on behalf of the holder or beneficiary thereof, be canceled in exchange for the right to receive an amount in cash (without interest) equal to the product of the Merger Consideration and the number of shares of Company Stock represented by such Company DSU and Article 9 all dividends, if any, accrued but unpaid as of the Effective Time with respect to Company DSUs outstanding under a Company Stock Plan, automatically and without any action on behalf of the holder or beneficiaries thereof, shall vest and

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be paid or distributed, as applicable, to the holder of such Company DSU. Notwithstanding the foregoing, with respect to any Company DSUs, and any dividends accrued with respect to Company DSUs, that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d)       Prior to the Effective Time, the Company shall take any action reasonably necessary to effectuate the treatment of Company Stock Options, Company RSUs or Company DSUs contemplated by this Section 2.04. Except as provided in the last sentence of each of Section 2.04(b) and Section 2.04(c), all payments under this Section 2.04 shall be made at or as soon as practicable after the Effective Time (but no later than the first regularly scheduled payroll occurring at least five Business Days after the Closing Date), pursuant to the Company’s or Surviving Corporation’s ordinary payroll practices, and shall be subject to any required withholding Taxes.

Section 2.05. Adjustments. Without limiting or affecting any of the provisions of Section 6.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under a Company Stock Plan or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the aggregate Merger Consideration payable pursuant to this Agreement.

Section 2.06. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01. Articles of Incorporation. At the Effective Time and by virtue of the Merger, the articles of incorporation of the Company shall be

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amended and restated in its entirety to be identical to the articles of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) for Article One, which shall read “The name of the corporation is Raven Industries, Inc.” and (b) as otherwise required by Section 7.03(b), and as so amended shall be the amended and restated articles of incorporation of the Surviving Corporation until thereafter amended in accordance with South Dakota Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.03(a).

Section 3.02. Bylaws. Subject to Section 7.03(b), the bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.03(a).

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

Except (a) as disclosed in any Company SEC Document filed with the SEC on or after January 1, 2019 and before the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota, (ii) has all requisite corporate or similar power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except in the case of clause (ii) or clause (iii), where the failure to have such power and authority, or to be so qualified or be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s

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corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of a majority of the votes cast by the holders of outstanding shares of Company Stock at the Company Shareholder Meeting (at which a quorum consisting of at least a majority of the votes entitled to be cast exists) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       At a meeting duly called and held, the Company’s Board of Directors has Article 10 determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, Article 11 adopted this Agreement and the transactions contemplated hereby and Article 12 resolved, subject to Section 6.03, to recommend approval of this Agreement by its shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority other than (i) the filing of articles of merger with respect to the Merger with the South Dakota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of Nasdaq, (iv) filings and submissions as may be necessary or advisable, and clearances, permits, authorizations, consents and approvals from CFIUS or any CFIUS member agency, (v) filing and submissions as may be necessary or advisable, and clearances, permits, authorizations, consents and approvals from, the DDTC, including the DDTC Approval, (vi) filings, consents, approvals, authorizations, clearances or other actions required by the Defense Counterintelligence and Security Agency of the Department of Defense (“DCSA”) and (vii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of

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incorporation or bylaws of the Company or the comparable governing documents of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, breach or violation (with or without notice, lapse of time or both) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock. As of June 17, 2021, there were outstanding (i) 35,917,637 shares of Company Stock, (ii) Company Stock Options to purchase an aggregate of 104,960 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 92,599 shares of Company Stock were exercisable) and (iii) 354 Company RSUs (assuming maximum achievement of any applicable performance goals) relating to an aggregate of 840,057 shares of Company Stock, and (iv) Company DSUs relating to an aggregate of 167,870 shares of Company Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any compensation plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)       Section 4.05 of the Company Disclosure Schedule contains a complete and correct list as of June 17, 2021 (other than de minimis inaccuracies) of each Company Stock Option, Company RSU and Company DSU, including, as applicable, the holder (or identification number), date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto. Within 20 Business Days of the execution of this Agreement the Company will furnish to Parent a schedule containing the earliest time permitted under the applicable Company Stock Plan and applicable award agreement for payment to be made with respect to each outstanding Company DSU that will not trigger a Tax or penalty under Section 409A of the Code.

(c)       Each Company Stock Option was granted in compliance with all applicable Laws and all the terms and conditions of the applicable Company Stock Plan pursuant to which it was issued, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(d)       As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Stock may vote.

(e)       Except as set forth in this Section 4.05 and for changes since June 17, 2021 resulting from the exercise or settlement of Company Stock Options, Company RSUs or Company DSUs outstanding on such date, there are no issued, reserved for issuance or outstanding Article 13 shares of capital stock or other voting securities of, or ownership interests in, the Company, Article 14 securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, the Company, Article 15 warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of, or ownership interests in, the Company or Article 16 restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is party to any Contract with respect to the voting of, restricting the transfer of, or providing for registration rights with respect to any Company Securities.

(f)       Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company (i) has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except in the case of clause (ii) or clause (iii), where the failure to have such power and authority, or to be so qualified or be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K or set forth on Section 4.06(a) of the Company Disclosure Schedule.

(b)       All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the

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Company, directly or indirectly. As of June 17, 2021, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or voting securities of, or ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (b) The Company has filed with or furnished to the SEC on a timely basis, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)       As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, and the Sarbanes-Oxley Act, as the case may be.

(c)       As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)       Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain

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any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)       The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company has, in compliance with Rule 13a-15 under the 1934 Act, established and maintains disclosure controls and procedures designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities. Such disclosure controls and procedures are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting (“Internal Controls”) in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 31, 2021, and such assessment concluded that such control was effective. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of Internal Controls which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. The Company has made available to Parent (x) a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2019 and (y) any material communication since January 1, 2019 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2019, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from employees of the Company regarding questionable accounting or auditing matters, have been received by the Company.

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(f)       Since January 1, 2019, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, the notes, if any thereto) included or incorporated by reference in the Company SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Company SEC Document and fairly presents, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the respective periods then ended (subject to normal year-end audit adjustments that are not expected to be material in amount or effect and the absence of full footnotes in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) and any amendment or supplement thereto will, when filed in definitive form, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. i) From the Company Balance Sheet Date to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course, consistent with past practice (other than as a result of COVID-19 and COVID-19 Measures).

(b)       Since the Company Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind (whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii)  liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders; Licenses. (c) The Company and each of its Subsidiaries is, and has been at all times since January 1, 2019, in compliance with all Applicable Laws, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Affiliates has received any written communication or, to the knowledge of the Company, any oral communication that any proceeding, investigation or review by any Governmental Authority is pending with respect to any violation of Applicable Law, except for such proceedings, investigations or reviews the outcomes of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no injunction, judgment, writ, temporary restraining order, decree or any order of any nature to which the Company or any of its Subsidiaries or their respective properties or assets is subject has been issued by any court or other Governmental Authority.

(b)       Each of the Company and its Subsidiaries holds all federal, state, local, provincial and foreign governmental licenses, consents, authorizations, clearances, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, notices, rights and permits that are necessary to conduct their respective businesses in all material respects as are presently being conducted or for the lawful ownership of their respective properties and assets (collectively, the “Permits”), except those the absence of which would not reasonably be expected to have a Material Adverse Effect.

(c)       Since January 1, 2019, neither the Company nor any of its Subsidiaries, nor any of its or their respective directors or officers, nor, to the Company’s knowledge, any employee, agent or representative of the Company or of any of its Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value directly, or indirectly through an intermediary, to any “government official” (including any

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officer or employee of a government or government-owned or -controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action which would result in a violation by such persons of the FCPA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have instituted and maintained and will continue to maintain policies and procedures that are reasonably designed to achieve compliance with such laws, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of its or their respective directors or officers, nor, to the Company’s knowledge any of the employees, agents or representatives of the Company or any of its Subsidiaries, is, or is 50% or more owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria), except as otherwise authorized pursuant to Sanctions. Since January 1, 2019, neither the Company nor any of its Subsidiaries has engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions, except as (i) otherwise authorized pursuant to Sanctions or (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)       Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries conduct their respective businesses in compliance with all applicable Trade Controls Laws, (ii) the Company is registered with the DDTC as an entity that engages in the United States in the business of manufacturing or exporting “defense articles” or furnishing “defense services” as those terms are defined in the ITAR, in connection with the operation of its business; and (iii) neither the Company nor any of its Subsidiaries exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or elsewhere, as those terms are defined in 22 C.F.R. part 120, except in accordance with Applicable Law.

Section 4.13. Litigation. As of the date hereof, there is no civil, criminal or administrative action, suit, claim, arbitration or other proceeding (each, a “Proceeding”) pending against, or, to the Company’s knowledge, threatened in writing against, the Company or any of its Subsidiaries before (or in the case of threatened Proceedings, that would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent

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or materially delay the consummation of the Merger and the transactions contemplated by this Agreement.

Section 4.14. Properties. (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good title to, free and clear of any Lien (other than Permitted Liens), or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, is in violation of any provision of any Lease and (iii) no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder.

Section 4.15. Intellectual Property. (e) Section 4.15(a) of the Company Disclosure Schedule contains a list of all Company Intellectual Property for which applications have been filed or registrations have been obtained in each case, whether in the United States or internationally (“Company Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Company Registered Intellectual Property (other than pending applications for registration or issuance) that is material to the operation of business of the Company and its Subsidiaries is subsisting and, to the Company’s knowledge, valid and enforceable; (ii) the Company or one of its Subsidiaries (A) solely owns all right, title, and interest in and to the Company Intellectual Property, free and clear of any Liens (other than Permitted Liens) and (B) has the right to use pursuant to a written license, sublicense, agreement or permission, all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as currently conducted (“Licensed Intellectual Property”); (iii) the Company Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses as currently conducted; and (iv) none of the Company Intellectual Property or, to the knowledge of the Company, any other Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, or judgment that adversely restricts in any material respect the use, transfer, registration, or licensing of any such Intellectual Property.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Company’s knowledge,

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the conduct of the businesses of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and, since January 1, 2019, have not infringed upon, misappropriated or otherwise violated any material Intellectual Property rights of any Person; (ii) to the Company’s knowledge, no third party is infringing upon, misappropriating or otherwise violating or, since January 1, 2019, has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property; (iii) the Company and its Subsidiaries are not the subject of any pending or, to the knowledge of the Company, threatened Proceedings; and (iv) the Company and its Subsidiaries have not received from any Person at any time after January 1, 2019 any written notice (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated, or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain: (A) the ownership and confidentiality of their material Company Intellectual Property and (B) the security, confidentiality, operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby); (ii) the Software owned by the Company does not incorporate “open source” Software in a manner that requires the disclosure to any third party of any material portion of the Company’s proprietary source code; and (iii) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow agreement or any other agreement requiring the deposit of any source code or related materials for any Software, and no such escrow has since January 1, 2019 been released to any applicable beneficiary.

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) the Company has implemented and maintained commercially reasonable back-up, security and disaster recovery arrangements to protect the confidentiality, integrity and security of its IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, at a level that is in accordance with standard industry practice; (ii) to the knowledge of the Company, there have been no security breaches in the IT Systems used in the business of the Company or its Subsidiaries; and (iii) to the knowledge of the Company, the Company’s Software is free of any malicious or disabling Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, materially alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software.

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(e)       The Company and its Subsidiaries have at all times since January 1, 2019 complied and are currently in compliance with all Applicable Laws relating to privacy, data protection and the collection, use, storage, processing and disclosure of any personally identifiable information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2019, no claims have been asserted or, to the Company’s knowledge, threatened in writing, against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16. Taxes.

(a)       All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and correct in all material respects.

(b)       The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material amounts of Taxes required to be paid or withheld, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)       There is no claim, audit, action, suit or proceeding now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d)       Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to any material Tax Return or extension of time with respect to a material Tax assessment or deficiency, in each case, that is currently effective.

(e)       There are no Liens for material Taxes upon any property or assets of the Company or any of its Subsidiaries other than Permitted Liens. No deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved. Within the last three years, no written claim has been received by the Company or any of its Subsidiaries from a Governmental Authority in a jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its

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Subsidiaries are or may be subject to taxation by, or required to file any income or franchise Tax Return in, that jurisdiction.

(f)       During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)       Neither the Company nor any of its Subsidiaries is or will be required to include any material amount in taxable income for any Tax period ending after the Closing Date or in any Tax Return not yet filed as a result of any (1) change in a method of accounting pursuant to Section 481 of the Code made prior to the date of this Agreement, (2) installment sale made prior to the date of this Agreement, or (3) election under Section 108(i) of the Code made prior to the date of this Agreement.

(h)       Neither the Company nor any of its Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a United States consolidated federal income Tax Return (other than an affiliated group the common parent of which is or was the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries (1) has any material liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law; (2) has transferee or successor liability for any material unpaid Taxes of any other Persons (other than the Company or any of its Subsidiaries) by operation of Applicable Law; or (3) is a party to any Tax sharing agreement other than (i) any agreement or arrangement solely among the Company and its Subsidiaries or (ii) commercial agreements entered into in the ordinary course of business and the primary purposes of which is unrelated to Taxes.

(i)       There are no material closing agreements, gain recognition agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Tax authority with respect to the Company or any of its Subsidiaries that will be binding on the Company or any of its Subsidiaries with respect to any taxable period ending after the Closing Date.

(j)       Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of the Treasury Regulation Section 1.6011-4(b).

(k)       The representations and warranties set forth in this Section 4.16 and Section 4.17 are the only representations and warranties of the Company and its Subsidiaries with respect to Taxes.

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Section 4.17. Employee Benefit Plans; Labor and Employment.

(a)       Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list of each material Company Employee Plan. Copies of each Company Employee Plan and all material amendments thereto, and written interpretations thereof, have been furnished to Parent together with the most recent annual report on Form 5500, if any.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries sponsors, maintains or is required to contribute to, or has in the past six years sponsored, maintained or been required to contribute to, any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(c)       Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service (the “IRS”) and, to the Company’s knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Employee Plan. The Company has made available to Parent a copy of the most recent IRS determination and opinion letter with respect to each such Company Employee Plan.

(d)       Except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Employee Plan has been maintained and operated in compliance with its terms and with the requirements prescribed by all statutes and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claim (other than routine claims for benefits), action, suit or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the U.S. Department of Labor or the PBGC.

(e)       Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or together with any other event: Article 17 entitle any Company Employee to any material payment or benefit, including any material bonus, retention, severance, retirement or job security payment or benefit, Article 18 accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or trigger any other material obligation under, any Company Employee Plan or (iii) result in the payment of any amount that could, individually or in

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combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(f)       Neither the Company nor any Subsidiary has any obligation to provide, and no Company Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A of the Code or Section 4999 of the Code.

(g)        Within ten (10) Business Days after the date of this Agreement, the Company shall notify Parent if the execution and delivery of this Agreement, shareholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will entitle any labor organization or works council to any material information, bargaining, consent or consultation rights.

(h)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the U.S. National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any Company Employee. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries.

(i)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Applicable Law that remains unsatisfied.

Section 4.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)       no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege liability or a violation by the Company or any of its Subsidiaries of any Environmental Laws;

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(ii)       the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits;

(iii)       the operations of the Company and each of its Subsidiaries have at all times since January 1, 2019 been in compliance with the terms of applicable Environmental Laws;

(iv)       neither the Company nor any of its Subsidiaries is subject to any orders, consent decrees, settlements or indemnities relating to any Environmental Laws; and

(v)       no real property owned, operated or utilized by the Company or any Subsidiary has been contaminated with any Hazardous Substance that could reasonably be expected to require remediation by the Company or any Subsidiary or result in liability of the Company or any Subsidiary under any Environmental Law.

(b)       Except as set forth in this Section 4.18, no representations or warranties are being made with respect to matters arising under or relating to environmental matters, including any matters arising under Environmental Law.

Section 4.19. Material Contracts. ii) As of the date hereof, except for any Contracts filed as an exhibit to any Company SEC Document or as set forth on Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by (each, a “Material Contract”):

(i)       any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)       any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(iii)       any Contract relating to the acquisition or disposition of any business or division thereof (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has continuing material obligations (including “earn-outs”, contingent purchase price, deferred purchase price or any outstanding indemnification obligation);

(iv)       any Contract that (A) purports to limit in any material respect the freedom of the Company to compete in any line of business or with any Person or in any geographic region, (B) grants “most favored nation” status or contains “exclusivity” requirements, obligations or similar provisions that, at or after the Effective Time, would purport to apply to Parent or any of its Affiliates, or (C) requires the Company or any of its Subsidiaries to purchase its total requirements of any product or

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service from a third party or that contains “take or pay” provisions that, in either case, are material to the Company and its Subsidiaries, taken as a whole;

(v)       any material agreement under which the Company grants to a Third Party or receives from a Third Party any material right, license or covenant not to sue with respect to Intellectual Property, but excluding (x) non-exclusive licenses granted to customers, suppliers and vendors in the ordinary course of business, (y) licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” or software-as-a-service that are generally commercially available and (z) open source software licenses;

(vi)       any material agreement providing for the discovery, creation, or development of any material Company Intellectual Property (other than Contracts with employees or independent contractors of the Company or any of its Subsidiaries in the ordinary course of business);

(vii)       any Contract relating to indebtedness for borrowed money or any financial guarantee by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000;

(viii)       any Contract for the purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services, in each case, which provides for payments to or by the Company and its Subsidiaries that exceed $5,000,000 individually or $10,000,000 in the aggregate;

(ix)       any shareholders, investors rights, registration rights or similar agreement or arrangement;

(x)       any Contract related to any settlement of any Proceeding in an amount in excess of $1,000,000 since January 1, 2019, other than claims defended and settled by insurance companies;

(xi)       any collective bargaining Contract or similar Contract with a labor union, labor organization or works council; or

(xii)       any Contract which (A) provides for payments to or by the Company or any of its Subsidiaries that exceed $5,000,000 individually or $10,000,000 in the aggregate or (B) will require payments by the Company or any of its Subsidiaries that exceed $5,000,000 individually or $10,000,000 in the aggregate, in each case, within the 12 month period following the Effective Time and that are not cancelable by the Company or its Subsidiaries without liability on ninety (90) or fewer days’ notice to the other party thereto.

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(b)       A copy of each Material Contract has been made available to Parent. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, b) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and to the Company’s knowledge, each other party thereto, and is in full force and effect and c) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, is in default of any Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder.

Section 4.20. Insurance. Each material insurance policy maintained by the Company or any of its Subsidiaries is in full force and effect and all premiums due with respect to all such insurance policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

Section 4.21. Company Government Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company Government Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and to the Company’s knowledge, each other party thereto, and is in full force and effect; (ii) all representations and certifications executed, acknowledged or set forth in or pertaining to any Company Government Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with (and are not in breach of) all such representations and certifications; and (iii) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Company Government Contract. To the Company’s knowledge, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Company Government Contract. The Company and its Subsidiaries and their respective employees hold such security clearances as are required, in all material respects, to perform any Company Government Contracts of the type currently being performed by them. The Company and its Subsidiaries are in compliance in all material respects with all applicable requirements regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (May 18, 2016), and any supplements, amendments or revised editions thereof.

Section 4.22. Product Liability. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, the Company has not voluntarily or involuntarily initiated, conducted or issued any recall, market withdrawal or replacement, safety alert, or other action relating to an alleged lack of safety, efficacy or regulatory

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compliance of any product manufactured or sold by the Company, nor has the Company received any written notice that any Governmental Authority has commenced, or threatened to initiate, any Proceeding to request the recall or enjoin the manufacture or distribution of any such product.

Section 4.23. Finders’ Fees. Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Company Stock pursuant to the Merger is fair, from a financial point of view, to such holders.

Section 4.25. Antitakeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.09, the Company has taken all action necessary (including granting all necessary approvals) to render inapplicable any “fair price,” “control share acquisition” or similar anti-takeover law (including the control share acquisition provisions of South Dakota Law (Section 47-33-8 to Section 47-33-16, inclusive) and the business combination provisions of South Dakota Law (Section 47-33-17 to Section 47-33-19)) to the Merger, this Agreement and the transactions contemplated hereby.

Section 4.26. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 and in any instrument or other document delivered pursuant to this Agreement, none of the Company or any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives or any other Person has made, or is making, any representation or warranty whatsoever to Parent or any of its Affiliates, and the Company expressly disclaims any other representations or warranties; provided, however, that notwithstanding the foregoing, nothing in this Section 4.26 shall limit Parent’s or Merger Subsidiary’s remedies with respect to claims of actual and intentional common law fraud.

Article 5
Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary (i) is a corporation duly incorporated and validly existing, and,

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with respect to Merger Subsidiary, in good standing, under the laws of its jurisdiction of incorporation and (ii) has all requisite corporate or similar power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as presently conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary was incorporated solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of Merger Subsidiary have been validly issued, are fully paid, nonassessable and free of preemptive rights and are owned by, and at the Effective Time will be owned by, Parent or a wholly owned subsidiary thereof, free and clear of all Liens.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. Assuming the due execution and delivery of the same by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Subsidiary with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the South Dakota Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (iv) filings and submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals from, CFIUS or any CFIUS member agency and (v) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Subsidiary to perform its obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated

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hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, breach or violation (with or without notice, lapse of time or both) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Subsidiary to perform its obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby.

Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06. Finders’ Fees. Except for Barclays Capital Inc. and Goldman Sachs & Co. LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the Merger Consideration for all of the shares of Company Stock on a fully-diluted basis, to make all payments in respect of the Company Stock Options, Company RSUs and Company DSUs and to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

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Section 5.08. Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority or arbitrator, that, individually or in the aggregate, would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Subsidiary to perform its obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby.

Section 5.09. Ownership of Company Stock. None of Parent, Merger Subsidiary or any of their respective Subsidiaries beneficially owns any shares of Company Stock as of the date hereof.

Section 5.10. Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration.

Section 5.11. Acknowledgment of No Other Representations.

(a)       Except for the representations and warranties expressly set forth in this Article 5 and in any instrument or other document delivered pursuant to this Agreement, neither Parent nor Merger Subsidiary nor any other Person has made, or is making, any representation or warranty whatsoever to the Company or any of its Affiliates, and Parent and Merger Subsidiary hereby expressly disclaim any such other representations or warranties; provided, however, that notwithstanding the foregoing, nothing in this Section 5.11(a) shall limit the Company’s remedies with respect to claims of actual and intentional common law fraud.

(b)       Except for the representations and warranties set forth in Article 4 and in any instrument or other document delivered pursuant to this Agreement, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary with respect to this Agreement and the transactions contemplated by this Agreement, and each of Parent and Merger Subsidiary hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company. Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs

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of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

Article 6
Covenants of the Company

Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as expressly contemplated by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law or any COVID-19 Measures, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and use its reasonable best efforts to preserve intact its business organizations and maintain existing relationships with third parties, including Governmental Authorities, customers, suppliers, distributors, creditors, employees and business associates, and to keep available the services of its and its Subsidiaries’ present officers and key employees. Without limiting the generality of, and in furtherance of, the foregoing, except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as expressly contemplated by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law or any COVID-19 Measures, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)       amend its articles of incorporation, bylaws or other similar organizational documents;

(b)       merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(c)       Article 19 split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by any of its wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except pursuant to any employee stock option or other compensation plan or arrangement;

(d)       (i) issue, deliver, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of any Company Securities or Company Subsidiary

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Securities, other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or the settlement of Company RSUs or Company DSUs that are outstanding on the date of this Agreement, in accordance with the terms of such Company Stock Options, Company RSUs and Company DSUs and, as applicable, the Company Stock Plans as in effect on the date of this Agreement, or that are granted after the date of this Agreement in accordance with Section 6.01(k) of the Company Disclosure Schedule, and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(e)       acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, from any other Person any assets, securities, properties, interests or businesses, other than Article 20 pursuant to existing contracts or commitments in effect as of the date of this Agreement, and (ii) acquisitions with a value or purchase price that does not exceed $2,500,000 individually or $15,000,000 in the aggregate; provided that nothing in this Section 6.01(e) will limit the acquisition of supplies and inventory in the ordinary course of business consistent with past practice;

(f)       sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or expire or otherwise transfer any of its assets, licenses, operations, rights, product lines, securities, properties, interests or businesses of the Company or its Subsidiaries, other than (i) pursuant to existing contracts or commitments in effect prior to the date of this Agreement, (ii) dispositions of obsolete assets or property in the ordinary course of business, (iii) sales or leases of inventory or equipment in the ordinary course of business consistent with past practice, or (iv) sales of assets, licenses, operations, rights, product lines, securities, properties, interests or businesses with a sale price that does not exceed $1,000,000 individually or $10,000,000 in the aggregate;

(g)       other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than (i) loans or advances between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries and (ii) capital contributions to, or investments in, wholly owned Subsidiaries of the Company);

(h)       create any Lien (other than Permitted Liens) material to the Company or any of its Subsidiaries not incurred in the ordinary course of business;

(i)       incur any indebtedness for borrowed money or guarantees thereof, other than (i) any indebtedness for borrowed money or guarantees thereof and letters of credit under the Credit Agreement incurred in the ordinary course of business or (ii) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

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(j)       except (x) as set forth in the capital budget set forth in Section 6.01(j) of the Company Disclosure Schedule and consistent therewith or (y) any unbudgeted capital expenditure reasonably necessary to mitigate a potential or actual material business interruption, make or authorize any capital expenditure in excess of $5,000,000 in the aggregate during any 12 month period;

(k)       other than as required by Applicable Law or the terms of a Company Employee Plan in effect as of the date of this Agreement, Article 21 become a party to, commence participation in, establish, adopt or materially amend any Company Employee Plan, (i) materially increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay or other benefits payable to any Company Employee, other than increases in base salaries or wages in the ordinary course of business consistent with past practice to Company Employees with an annual base compensation of less than $200,000, (ii) grant any equity or equity-based award to any Company Employee, or amend or modify the terms of any outstanding awards, under any Company Stock Plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund as security for future payment or in any other way secure the payment, of compensation or benefits under any Company Employee Plan, (v) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (vi) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $200,000 or (vii) terminate the employment of any Company Employee with an annual salary or wage rate in excess of $200,000 other than for cause;

(l)       become a party to, establish, adopt, amend or commence participation in any collective bargaining agreement or similar agreement with a labor union or works council;

(m)       change the Company’s methods of accounting, except as required by concurrent changes in GAAP or Applicable Law;

(n)       amend, modify or terminate in any material respect or waive any of its material rights under any Material Contract, or enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract, in each case except in the ordinary course of business;

(o)       settle any litigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, other than settlements or waivers that require payments by the Company or any of its Subsidiaries not in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(p)       make or change any material Tax election, change an annual Tax accounting period or settle or compromise any material Tax liability, file any material amended Tax Return, adopt or change any material Tax accounting

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method, surrender any material claim for a refund of Taxes, enter into any closing agreement relating to a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (other than ordinary course extensions);

(q)       sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any Intellectual Property, other than the sale or license of Software, goods and services to customers, or the sale or other disposition of Intellectual Property deemed by the Company in its reasonable business judgement to be obsolete or no longer be material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business; or

(r)       agree, authorize or commit to do any of the foregoing.

Section 6.02. Company Shareholder Meeting.

(a)       The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement and the Merger. In connection with the Company Shareholder Meeting, the Company shall (ii) use its reasonable best efforts to have the Proxy Statement and all other proxy materials for the Company Shareholder Meeting cleared by the SEC as promptly as practicable and (ii) mail the Proxy Statement and all other proxy materials for the Company Shareholder Meeting to its stockholders entitled thereto as promptly as practicable after clearance by the SEC.

(b)       Subject to Section 6.03, the Board of Directors of the Company shall (i) recommend approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval, (iii) not affect an Adverse Recommendation Change and (iv) otherwise comply in all material respects with all legal requirements applicable to such meeting.

(c)       The Company shall not be permitted to postpone, adjourn, recess or otherwise delay the Company Shareholder Meeting or, after the Company has established a record date for the Company Shareholder Meeting, change the record date or establish a different record date for the Company Shareholder Meeting unless required to do so by Applicable Law or the Company’s organizational documents, except (i) with the prior written consent of Parent, (ii) for the absence of a quorum (in which case the Company shall, and shall instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy of a quorate number of shares of Company Stock), or (iii) after consultation with Parent, if the Company reasonably believes that such adjournment, postponement, recess or delay is necessary (and to the extent required, change the record date in connection

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therewith) to allow reasonable additional time (x) for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholder Meeting, or (y) to solicit additional proxies in order to obtain the Company Shareholder Approval; provided that, if the Company delivers a notice of an intent to make an Adverse Recommendation Change pursuant to Section 6.03 within five Business Days prior to the original date that the Company Shareholder Meeting is scheduled, as set forth in the definitive Proxy Statement, or any date that the Company Shareholder Meeting is scheduled to be held thereafter in accordance with the terms of this Section 6.02(c), at the request of Parent, the Company shall as promptly as practicable thereafter postpone, adjourn or recess the Company Shareholder Meeting for up to five Business Days in accordance with Parent’s direction.

Section 6.03. No Solicitation; Other Offers.(b) Subject to the remainder of this Section 6.03, neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause their respective officers, directors and employees and instruct their investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal or offer or inquiry that would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way, or assist, participate in, knowingly facilitate or otherwise knowingly encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make (including by failing to include in the Proxy Statement), withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested shareholder” under the business combination provisions of South Dakota Law (Section 47-33-17 to Section 47-33-19, inclusive), (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, or (vii) publicly propose to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, shall promptly send written notice demanding that any such Third Party or its Representatives in possession of non-public information in respect of the Company or its

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Subsidiaries return or destroy all such information, and shall promptly terminate all physical and electronic data access previously granted to such Persons.

(b)       Notwithstanding anything in Section 6.03(a) to the contrary, if at any time after the date hereof and prior to obtaining the Company Shareholder Approval, (viii) the Company or any of its Representatives has received a bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes, after consultation with the Company’s financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal and (ix) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company, directly or indirectly through its Representatives, may (A) enter into or engage in negotiations or discussions with such Third Party and its Representatives and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly provide to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent.

(c)       In addition, nothing contained herein shall prevent the Company or the Board of Directors of the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.03(f)), (xi) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (xii) contacting and engaging in discussions with any person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in breach of this Section 6.03 solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

(d)       The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a reasonably prompt basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall include the material terms and conditions

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of any such Acquisition Proposal or request. The Company shall keep Parent informed as to the status and details of any such Acquisition Proposal or request on a reasonably prompt basis, including promptly (but in no event later than 24 hours of receipt) providing to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes the terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters) or any amendment thereto.

(e)       Notwithstanding anything contained in this Agreement to the contrary, the Board of Directors of the Company may make an Adverse Recommendation Change (i) following receipt of a Superior Proposal that did not result from a willful and material breach of this Section 6.03 or (ii) in response to an Intervening Event, in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law; provided that the Board of Directors of the Company shall not make an Adverse Recommendation Change (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Superior Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, (ii) during such five Business Day period, if requested by Parent, the Company and its Representatives shall have discussed and negotiated in good faith (in each case to the extent Parent desires to negotiate) with Parent and its Representatives regarding any proposal by Parent to amend the terms of this Agreement in response to such potential Adverse Recommendation Change and (iii) the Board of Directors of the Company has determined in good faith, after consulting with its outside legal counsel and the Company’s financial advisor, that Parent has not made, within such five Business Day period, an offer that (A) in the case of any Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.03(e)) or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, obviates the need for such Adverse Recommendation Change.

(f)       Except as expressly permitted by this Section 6.03, the Board of Directors of the Company shall not effect an Adverse Recommendation Change. The Board of Directors of the Company shall not make an Adverse

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Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)) unless such Acquisition Proposal would, if consummated, constitute a Superior Proposal.

(g)       As used in this Agreement:

(i)       “Acceptable Confidentiality Agreement” means a confidentiality agreement (A) in effect on the date hereof or (B) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction.

(ii)       “Intervening Event” means any material event, change, occurrence, effect or development arising after the date of this Agreement that was not known by nor was reasonably foreseeable (with respect to substance or timing) to the Board of Directors of the Company as of the date of this Agreement; provided, that in no event shall any of the following events, changes, occurrences, effects or developments be taken into account for purposes of determining whether an Intervening Event has occurred: (x) the receipt of an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto; or (y) the announcement, pendency and consummation of this Agreement or the Merger or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement.

(iii)       “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith, after considering the advice of a financial advisor and outside legal counsel, are more favorable to the Company’s shareholders than those provided hereunder (taking into account (x) any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(e) and (y) all of the terms and conditions of such Acquisition Proposal (including any legal, financial, regulatory and governmental approval and stockholder approval requirements and the financing thereof)).

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial

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advisors, auditors and other authorized representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.04 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or confidentiality obligations under any binding agreement entered into prior to the date of this Agreement or, in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any employee of the Company or its Subsidiaries, or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts.

Section 6.05. Third Party Consents. Separate and apart from the obligations set forth on Section 8.01, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and use reasonable best efforts to give, obtain and/or effect (as the case may be) as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments, supplements or other modifications required under any binding agreement or contract to which Company or any of its Subsidiaries is a party to or bound (the “Third-Party Consents”) and that are reasonably necessary or advisable to be given, obtained and/or effected in order to consummate the Merger; provided, that in connection therewith, neither the Company nor any of its Subsidiaries shall be required to, or shall without the prior consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed), (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any Third-Party Consents.

Section 6.06. Treatment of Existing Indebtedness. If reasonably requested by Parent, the Company shall use its reasonable best efforts to, on or before the Closing Date, (i) deliver (or cause to be delivered) a customary payoff letter acknowledging the discharge and satisfaction of all outstanding obligations and liabilities of the Company under the Credit Agreement and (ii) take all other actions required to facilitate the repayment of the obligations with respect to and termination of the commitments under such indebtedness and the release of any Liens and termination of all guarantees granted in connection therewith. Parent shall use its reasonable best efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligation under this Section 6.06.

Section 6.07. Director Resignations. At or prior to the Closing, the Company shall obtain and deliver to Parent written resignations executed by each director of the Company in office immediately prior to the Effective Time, which

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resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

Article 7
Covenants of Parent

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

Section 7.03. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)       For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent the Company would be permitted to do so by South Dakota Law and the Company’s articles of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification. For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

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(b)       From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(c)       Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

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(d)       If Parent, the Surviving Corporation or any of its successors or assigns Article 22 consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or Article 23 transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e)       The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under South Dakota Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The rights set forth in this Section 7.03 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Employee Matters. i) Subject to Section 7.04(h), from and after the Effective Time, Parent shall honor, or shall cause one of its subsidiaries (including the Company) to honor, all contractual obligations under the Company Employee Plans (including, without limitation, and in accordance with the terms thereof, the arrangements identified on Section 7.04(b) of the Company Disclosure Schedule). For a period of 12 months following the Closing, Parent shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, provide to each Company Employee who is employed immediately prior to the Closing (including any Company Employee who is not actively working on the Closing Date as a result of an approved leave of absence) and who remains in the employ of Parent, the Company or any of its Subsidiaries after the Closing (each such individual, a “Continuing Employee”) (i) a base compensation and target annual cash bonus opportunity in each case that is no less favorable than the base compensation and target annual cash bonus opportunity to which such Continuing Employee was entitled immediately prior to the Closing, (ii) long-term compensation opportunities that are substantially comparable in value to the aggregate equity and other long-term incentive opportunities to which such Continuing Employee was entitled immediately prior to the Closing and (iii) other compensation and employee benefits (excluding severance) that are at least substantially comparable in the aggregate to the other compensation and employee benefits provided to such Continuing Employee immediately prior to the Closing.

(b)       For a period of 12 months following the Closing, Parent shall provide employee severance protections to the Continuing Employees that are no less favorable than the greater of (i) the severance protections or other termination-related benefits that would have been provided to such Continuing Employee under the Company’s severance policies as set forth in Section 7.04(b) of the Company Disclosure Schedule and (ii) the severance benefits maintained for similarly situated employees of Parent at the time of such Continuing Employee’s termination of employment.

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(c)       If the Closing occurs before the date annual bonuses for the fiscal year ending January 31, 2022 (or, if applicable, January 31, 2023) are paid under any Company Employee Plan that is an annual cash incentive compensation plan or arrangement (each, a “Closing Year Bonus Plan”), the bonus amount required to be paid to the Continuing Employees under the applicable Closing Year Bonus Plan shall be the greater of (A) such Continuing Employee’s target bonus amount under the Closing Year Bonus Plan in effect as of immediately prior to the Effective Time and (B) such Continuing Employee’s bonus amount under the Closing Year Bonus Plan based on the Company’s reasonably anticipated achievement of the applicable performance metrics for the entire fiscal year in which the Effective Time occurs; provided, however, that any bonus amount payable under a Closing Year Bonus Plan for the fiscal year ending January 31, 2023 shall be prorated based on the number of days in such fiscal year prior to the Closing Date, and Parent shall provide Continuing Employees with an additional annual bonus opportunity for the remainder of such fiscal year in a manner that is compliant with Section 7.04(a). The determination of the anticipated achievement of the applicable performance metrics shall be based on the Company’s reasonable determination of such achievement as of immediately prior to the Effective Time. Annual bonuses under each Closing Year Bonus Plan shall be paid within thirty (30) days after the Closing Date.

(d)       Parent shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to use reasonable best efforts to (i) recognize the pre-Closing service of participating Continuing Employees with the Company for all purposes of vesting, eligibility to participate, benefit entitlement and benefit plan accrual under any employee benefit plans established, maintained or contributed to by Parent or any of its Affiliates that cover any of the Continuing Employees following the Closing (collectively, the “Parent Plans”), except for benefit accrual under a defined benefit pension plan or, to the extent such service credit would result in a duplication of benefits for the same period, (ii) waive any pre-existing condition limitations or exclusions, actively-at-work requirements and waiting periods for participating Continuing Employees and (iii) provide credit to each participating Continuing Employee under the applicable Parent Plan for amounts paid by the Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Plan.

(e)       Parent shall cause the Company and its Subsidiaries to continue to credit under any applicable Parent Plans each Continuing Employee for all paid time off and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing, except to the extent it would result in a duplication of benefits.

(f)       Prior to the Effective Time, if requested by Parent in writing, the Company shall cause the Company’s 401(k) Plan (the “Company 401(k) Plan”)

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to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Plan has been terminated (the form and substance of which shall be subject to review and reasonable comment by Parent) not later than the day immediately preceding the Effective Time. In connection with any termination of the Company 401(k) Plan, Parent shall permit each Continuing Employee who is a participant in the Company 401(k) Plan to (i) become a participant in a 401(k) plan of Parent that is an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) (the “Parent 401(k) Plan”) immediately after the Effective Time and (ii) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan effective as of the Closing Date.

(g)       Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(h)       Without limiting the generality of Section 11.06, nothing in this Agreement, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Employee Plan in accordance their terms or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any individual, including any Continuing Employee, for any period following the Closing Date.

Article 8
Covenants of Parent and the Company

Section 8.01. Regulatory Efforts. ii) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done,

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all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (1) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (2) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Parent acknowledges and agrees that its obligation to use reasonable best efforts pursuant to this Section 8.01 includes taking, or causing to be taken, and doing, or causing to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including divestitures, hold separate arrangements, the termination, assignment, novation or modification of contracts or other business relationships, the acceptance of restrictions on business operations, the entry into other commitments and limitations, and litigation, including with Governmental Authorities, to obtain the approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority to consummate the transactions contemplated hereby; provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.01 shall require Parent or any of its Affiliates to (x) proffer to, agree to, or take any action, including accept any restrictions on business operations or enter into other commitments or limitations on the freedom of action of Parent and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Applied Technologies operating segment of the Company and its Subsidiaries, or (y) proffer to, agree to or take any action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (any action set forth in clause (x) or (y), a “Materially Burdensome Regulatory Condition”).

(b)       In furtherance and not in limitation of the foregoing, Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the date hereof, (ii) make all appropriate filings, notices, applications or similar documents required under any non-U.S. antitrust law as promptly as practicable, and (iii) take all actions with CFIUS as may be advisable under Applicable Law to obtain CFIUS Approval, including (A) submitting a draft CFIUS Joint Voluntary Notice in accordance with the DPA as promptly as practicable after the signing of the Agreement, (B) submitting a final CFIUS Joint Notice to CFIUS after promptly

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resolving all comments to the draft CFIUS Joint Voluntary Notice from CFIUS and (C) in the case of a CFIUS Declaration, submitting a CFIUS Joint Voluntary Notice if CFIUS so requests or informs Parent and the Company that it is not able to conclude action under the DPA with respect to the Merger on the basis of such CFIUS Declaration. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from any Governmental Authority for additional information or documentation and to all inquiries and requests in connection with the matters contemplated by this Section 8.01, including responding to any request for information from CFIUS in the applicable timeframe set forth in the DPA, subject to any extensions of such time that may be granted by CFIUS staff upon the request of a party to the CFIUS Joint Notice and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent agrees that it shall not agree to withdraw or resubmit the final filing submitted to CFIUS pursuant to this Section 8.01 without the prior written consent of the Company.

(c)       As promptly as possible, the Company and Parent shall submit, or cause to be submitted, a notification regarding the transactions contemplated hereby to DDTC pursuant to Section 122.4(b) of the ITAR. The Company shall promptly prepare any amendments and license transfer requests, or take any other necessary steps, if requested by Parent, to transfer current Permits applicable to the business that are issued pursuant to the Trade Controls Laws, including U.S. Government export and import licenses, agreements and other approvals, to Parent or such entity as Parent shall designate. No later than five days after the Closing Date, Parent shall file a material change notice with DDTC as required under the ITAR, at 22 C.F.R. § 122.4(a).

(d)       In furtherance and not in limitation of the foregoing, the Company shall cooperate with Parent to ensure that the Company promptly submits the appropriate filings with or notices to DCSA with respect to the transactions contemplated by this Agreement, including, but not limited to a pro forma draft SF-328 reflecting the Company’s impending change of ownership and control, and to comply with requirements of DCSA, including pursuant to the National Industrial Security Program Operating Manual, applicable to it, and shall use its reasonable best efforts to provide any information about its possession or control requested by DCSA in connection with DCSA’s review of the Merger and the foreign ownership, control or influence following the completion of the Merger, in order to obtain the DCSA Approval. To the extent not prohibited by DCSA, the Company shall (x) keep Parent fully informed of material contacts, filings and discussions, including negotiations, with DCSA relating to the foregoing and (y) shall, to the extent feasible, invite representatives of Parent to participate in conversations or negotiations with DCSA about any DCSA-suggested mechanisms to mitigate the national security risks of foreign ownership, control or influence mitigation (“FOCI Mitigation”) applicable to it, to the extent permitted by DCSA. The Company and Parent shall cooperate to ensure that any

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FOCI Mitigation agreement agreed to with DCSA imposes on the Company and Parent the fewest restrictions on governance rights and information access consistent with the requirements of DCSA, Applicable Law and regulations.

(e)       Subject to the terms and conditions set forth in this Agreement, Parent shall (i) offer to take (and if such offer is accepted, commit to take) with respect to itself, the Company and its and the Company’s respective Subsidiaries all actions necessary to avoid or eliminate impediments under any Applicable Law that may be asserted by any Governmental Authority with respect to the Merger and the other transactions contemplated hereby so as to enable the consummation thereof as promptly as reasonably practicable (and in any event prior to the End Date); provided that in no event shall Parent be required to take, offer to take or agree to take any action that would constitute a Materially Burdensome Regulatory Condition; and (ii) not, and shall cause its Subsidiaries not to, acquire or agree to acquire (by merger, consolidation or otherwise) any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to jeopardize the consummation of the Merger in accordance with the terms of this Agreement or would reasonably be expected to delay beyond the End Date, or restrain, prevent, enjoin, materially increase the risk of not obtaining any necessary consents of any Governmental Authority or the expiration or termination of any applicable waiting period, or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement.

(f)       At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action); provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby. The Company and its Subsidiaries shall not take or agree to take any actions that would constitute a Materially Burdensome Regulatory Condition without the prior written consent of Parent which, without limiting Parent’s obligations under Section 8.01(a), may be granted or withheld in Parent’s sole discretion.

(g)       Each party shall (i) promptly notify the other parties of any written responses to or communication to that party from any Governmental Authority and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication in respect thereof; (ii) not participate or agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda

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setting forth the substance thereof) between it and its Affiliates and Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any matters in connection with this Agreement.

Section 8.02. Proxy Statement. iii) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and (ii) in taking such actions or making any such filings, furnishing information required in connection with the Proxy Statement.

(b)       As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

Section 8.03. Public Announcements. The initial announcement regarding this Agreement shall be a joint press release, and thereafter, except in connection with actions taken pursuant to Section 6.03, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as those statements are not inconsistent with previous statements made jointly by the Company and Parent.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any

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and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)       any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(b)       any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)       any actions, suits, claims or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

(d)       any change, development, circumstance or fact that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or result in any failure of any condition to Parent’s and Merger Sub’s obligations to effect the Merger;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the Nasdaq to enable the de-listing by the Surviving Corporation of the Company Stock from the Nasdaq and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.07. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Litigation and Proceedings. The Company shall control the defense or settlement of any litigation or other legal proceedings against the

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Company or any of its directors relating to this Agreement or the other transactions contemplated by this Agreement; provided that the Company shall give Parent reasonable opportunity to participate, at Parent’s expense, in such litigation or other legal proceedings; and provided, further, that the Company agrees that it shall not settle any such litigation or other legal proceedings without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

Article 9
Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)       the Company Shareholder Approval shall have been obtained in accordance with South Dakota Law;

(b)       no order or injunction issued by any court of competent jurisdiction in the United States preventing or making illegal the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect;

(c)       any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(d)       all actions by or in respect of, or filings with, any Governmental Authority set forth on Section 9.01(d) of the Company Disclosure Schedule shall have been taken, made or obtained and, in each case, such approvals are not conditioned upon Parent taking any action that would constitute a Materially Burdensome Regulatory Condition; and

(e)       CFIUS Approval shall have been obtained and shall remain in full force and effect.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)       (i) the representations and warranties of the Company set forth in Section 4.01(i), Section 4.02 and Section 4.23 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), (ii) the representations and warranties of the Company set forth in Section 4.05(a), (d), (e) and (f) shall be true and correct in all but de minimis

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respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), (iii) the representation and warranty of the Company set forth in Section 4.10(b) shall be true in all respects as of the Closing Date as if made at and as of the Closing Date and (iv) the other representations and warranties of the Company set forth in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), in the case of this clause (iii) with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)       the covenants of the Company to be performed prior to the Effective Time shall have been performed (or any non-performance shall have been cured) in all material respects; and

(c)       Parent shall have received a certificate signed by an executive officer of the Company certifying that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

(a)       the representations and warranties of Parent contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to, individually or in the aggregate, prevent, impair or materially delay the ability of Parent or Merger Subsidiary to perform its obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby;

(b)       the covenants of Parent and Merger Subsidiary to be performed prior to the Effective Time shall have been performed (or any non-performance shall have been cured) in all material respects; and

(c)       the Company shall have received a certificate signed by an executive officer of Parent certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

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Article 10
Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)       by mutual written agreement of the Company and Parent;

(b)       by either the Company or Parent, if:

(i)        the Merger has not been consummated on or before July 1, 2022 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach (including, in the case of Parent, a breach by Merger Subsidiary) of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)       there shall be any order or injunction issued by a court of competent jurisdiction in the United States preventing the consummation of the Merger and such order or injunction shall have become final and nonappealable;

(iii)       at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

(iv)       there shall be any Final CFIUS Turndown; or

(c)       by Parent, if:

(i)       at any time prior to, but not after, the Company Shareholder Approval is obtained, an Adverse Recommendation Change shall have occurred; or

(ii)       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such condition is incapable of being cured or, if curable, is not cured by the Company within the earlier of 30 days of receipt by the Company of written notice of such breach or failure or the End Date; provided that, at the time of the delivery of such notice, neither Parent nor Merger Subsidiary shall be in breach of its or their obligations under this Agreement; or

(d)       by the Company, if:

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(i)       at any time prior to, but not after, the Company Shareholder Approval is obtained, the Board of Directors of the Company shall have made an Adverse Recommendation Change in order to enter into a definitive agreement concerning a Superior Proposal and the Company concurrently enters into such a definitive agreement; provided that, the Company and the Board of Directors of the Company shall have complied with Section 6.03(e) with respect to such Superior Proposal and concurrently with such termination, the Company shall have paid the Termination Fee payable pursuant to Section 11.04; or

(ii)       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such condition is incapable of being cured or, if curable, is not cured by Parent or Merger Subsidiary within the earlier of the End Date or 30 days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.08, 11.09 and 11.10 as well as the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

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Article 11
Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

CNH Industrial N.V.

c/o Roberto Russo

25 St James’s Street,

London, SW1A 1HA

United Kingdom

roberto.russo@cnhind.com

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Scott D. Miller

Facsimile No.: (212) 558-3588
E-mail: millersc@sullcrom.com

if to the Company, to:

Raven Industries, Inc.

205 E. 6th St.

Sioux Falls, SD 57104

Attention: Dan Rykhus

Lee A. Magnuson
E-mail: dan.rykhus@ravenind.com

lee.magnuson@ravenind.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: George R. Bason Jr.
Darren Schweiger
Facsimile No.: (212) 701-5800
E-mail: george.bason@davispolk.com
darren.schweiger@davispolk.com

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or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements that by their terms apply in whole or in part after the Effective Time.

Section 11.03. Amendments and Waivers. (b) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would be prohibited by Section 47-1A-1102.4 of South Dakota Law or that would otherwise require the further approval of the shareholders of the Company under South Dakota Law without such approval having first been obtained.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (c) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)       Termination Fee.

(i)       If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $64,000,000 (the “Termination Fee”), in the case of a termination by Parent, within three Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii)       If (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 10.01(b)(i) or 10.01(b)(iii) or (y) by Parent pursuant to Section 10.01(c)(ii) as a result of any intentional breach of

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Section 6.03, (B) an Acquisition Proposal shall have been publicly announced after the date of this Agreement and not withdrawn (1) prior to the Company Shareholder Meeting, with respect to termination pursuant to 10.01(b)(iii) or (2) at least ten Business Days prior to the date of termination, with respect to any termination pursuant to Section 10.01(b)(i) or Section 10.01(c)(ii), and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “25% or more” in the definition of Acquisition Proposal shall be deemed to be a reference to “more than 50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(c)       Regulatory Termination Fee. If this Agreement is terminated (i) by Parent or the Company pursuant to Section 10.01(b)(i) and, at the time of such termination, all of the conditions set forth in Section 9.01 (other than Section 9.01(b) (as a result of an order or injunction with respect to the matters contemplated by Section 8.01), Section 9.01(c), Section 9.01(d) and Section 9.01(e)) and Section 9.02 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied if the Closing were to occur on the termination date), (ii) by Parent or the Company pursuant to Section 10.01(b)(ii) (as a result of an order or injunction with respect to the matters contemplated by Section 8.01) or Section 10.01(b)(iv) or (iii) by the Company pursuant to Section 10.01(d)(ii) on account of a breach by Parent of Section 8.01, then Parent shall, within three Business Days after such termination, pay to the Company in immediately available funds $200,000,000 (the “Regulatory Termination Fee”).

(d)       Any payment of the Termination Fee or the Regulatory Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(e)       The parties acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if a party fails promptly to pay any amount due to another party pursuant to this Section 11.04, such party shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the such party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

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(f)       Without limiting Section 11.04(e), Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(g)       Without limiting Section 11.04(e), the Company agrees that, upon any termination of this Agreement under circumstances where the Regulatory Termination Fee is payable by Parent pursuant to this Section and such Regulatory Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or any of Parent’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby. The parties agree and understand that in no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion.

Section 11.05. Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in either the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Section 11.06. Binding Effect; Benefit; Assignment. (d) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or

65

liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.03 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at and after the Effective Time, the rights of the holders of Company Stock Options, Company RSUs and Company DSUs to receive the payments contemplated by the applicable provisions of Section 2.04, in each case, in accordance with the terms and conditions of this Agreement, and (iv) the rights of the holders of Company Stock to pursue claims for damages for Parent’s or Merger Subsidiary’s willful and material breach of this Agreement; provided, however, that the rights granted to the holders of Company Stock pursuant to the foregoing clause (iv) of this Section 11.06 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion.

(b)       No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.07. Governing Law. Except to the extent the provisions of South Dakota Law are applicable to the Merger or to the fiduciary duties of the Company’s Board of Directors, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. (e) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)       PARENT HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 N ORANGE ST,

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WILMINGTON, DE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. PARENT SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT PARENT WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of hereof and thereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the

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terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

Raven Industries, Inc.
By:	/s/ Dan Rykhus
	Name:	Dan Rykhus
	Title:	Chief Executive Officer

CNH Industrial N.V.
By:	/s/ Scott Wine
	Name:	Scott Wine
	Title:	Chief Executive Officer

CNH Industrial South Dakota, Inc.
By:	/s/ Oddone Incisa
	Name:	Oddone Incisa
	Title:	Treasurer

Annex B—Fairness Opinion of J.P. Morgan Securities LLC

June 20, 2021

The Board of Directors

Raven Industries, Inc.

205 E 6th Street

Sioux Falls, SD 57104

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $1.00 par value (the “Company Common Stock”), of Raven Industries, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly- owned subsidiary of CNH Industrial N.V. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of June 20, 2021 (the “Agreement”), among the Company, the Acquiror and its subsidiary, CNH Industrial South Dakota, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or by any subsidiary of the Company, or owned by the Acquiror and its affiliates, will be converted into the right to receive $58.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company and certain of its business segments with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business and the business of certain of its business segments; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company in connection with its strategic planning in February 2021. Such services during such period for the Acquiror have included acting as joint lead bookrunner on an offering of debt securities by CNH Industrial Capital LLC, a subsidiary of the Acquiror, in June 2020. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC
J.P. Morgan Securities LLC

F066672

FORM OF PROXY CARD

Please fold here – Do not separate

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RAVEN INDUSTRIES, INC.

SPECIAL MEETING OF SHAREHOLDERS

We are holding a virtual special meeting, with attendance via live audio webcast. You will not be able to attend the special meeting in person. To register for the virtual meeting along with voting your shares, please follow the instructions below:

•	Visit register.proxypush.com/ravn on your smartphone, tablet or computer.

•	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.

•	After registering, you will receive a confirmation email and then an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

Raven Industries, Inc. Box 5107 Sioux Falls, SD 57117-5107	Proxy

This proxy is solicited on behalf of the Board of Directors.

Proxy

The shares of stock you hold in your account will be voted as you specify on the reverse side of this form.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 3.

By signing the proxy, you hereby appoint Marc E. LeBaron and Daniel A. Rykhus, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN

INDUSTRIES, INC. held by you on [	], 2021, at the SPECIAL MEETING OF SHAREHOLDERS to be held on
[	], 2021 and at any adjournments thereof.

See reverse for voting instructions.